Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of

February 27, 2017

by and among

REALPAGE, INC.
as Parent

RP NEWCO XX LLC
as Buyer

THE RAINMAKER GROUP HOLDINGS, INC.,
THE RAINMAKER GROUP VENTURES, LLC,
THE RAINMAKER GROUP REAL ESTATE, LLC,
THE RAINMAKER GROUP - RENT JUNGLE LLC
and
THE RAINMAKER GROUP DATA, LLC
as Sellers

BRUCE BARFIELD,
TAMARA FARLEY,
THE BRUCE ALLEN BARFIELD TRUST,
THE TAMARA TANNER FARLEY TRUST
and
JOHN C. ALEXANDER
as Seller Owners

THE HOSPITALITY SUBSIDIARIES
for the purposes set forth herein

and

BRUCE BARFIELD
in his capacity as Representative

Page
ARTICLE 1 DEFINITIONS    3
ARTICLE 2 PURCHASE AND SALE    3

2.1	Purchase and Sale of Purchased Assets 3

2.2	Excluded Assets 4

2.3	Assumed Liabilities 5

2.4	Excluded Liabilities 6

2.5	Purchase Price 7

2.6	Payment of Purchase Price 8

2.7	Working Capital Adjustment. 8

2.8	Allocation of Purchase Price; Closing Matters 10

2.9	Withholding 12
ARTICLE 3 REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER OWNERS    13

3.1	Authority as a Seller Owner 13

3.2	Seller Interest Ownership 13
ARTICLE 4 REPRESENTATIONS AND WARRANTIES CONCERNING SELLER    13

4.1	Organization and Good Standing; Governing Documents; Authority 13

4.2	No Conflict or Breach 14

4.3	Consents and Approvals 14

4.4	Capital Structure 15

4.5	Financial Statements 16

4.6	Brokers 17

4.7	Taxes 17

4.8	Title to Purchased Assets; Liens 18

4.9	Real Property 19

4.10	Tangible Personal Property 20

4.11	Contracts 20

4.12	Restrictions on Business Activities 21

4.13	Receivables 21

4.14	Intellectual Property 22

4.15	Litigation 30

4.16	Compliance 30

4.17	Permits; Export and Import Laws; Export Proceedings; Foreign Operations 30

4.18	Health, Safety and Environmental Matters 31

4.19	Insurance 32

4.20	Labor and Employment Matters 32

4.21	Employee Benefits 34

4.22	Absence of Certain Changes 36

4.23	Absence of Certain Business Practices 38

4.24	Related Party Transactions 39

4.25	Customers and Suppliers 39

4.26	Product and Service Warranties 39

4.27	Powers of Attorney 39

4.28	Preferences; Solvency. 39

4.29	No Competitor Technology; No Violation of Agreements with Certain Competitors. 40
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES    40

5.1	Organization and Good Standing 40

5.2	Authority 41

i
4825-6478-3936v.2

(continued)
Page

5.3	No Conflict or Breach 41

5.4	Governmental Approvals 41

5.5	Brokers 41

5.6	Sufficiency of Funds 41

5.7	Legal Proceedings 41
ARTICLE 6 COVENANTS    41

6.1	Conduct of Business Pending the Closing 41

6.2	Tax Matters 42

6.3	Third Party Consents and Regulatory Approvals 44

6.4	Employment and Benefit Matters 45

6.5	Notice of Developments 46

6.6	Access to Records and Personnel 46

6.7	Seller Insurance 48

6.8	Mail Handling 48

6.9	No Solicitation of Acquisition Proposals 48

6.10	Notification 48

6.11	Non-competition; Non-solicitation 48

6.12	Name Change 50

6.13	Continued Existence. 50

6.14	Seller Transaction Expenses. 50

6.15	Financial Statements. 50

6.16	Business Confidential Information. 50

6.17	Release. 51

6.18	Post-Closing Collection.. 52

6.19	Bulk Sale Waiver. 52

6.20	Rainmaker Name 53

6.21	Bonus Obligations. 53

6.22	Covenant to Enforce 53
ARTICLE 7 CLOSING CONDITIONS    53

7.1	Conditions to the Obligations of All Parties 53

7.2	Conditions to the Obligations of Buyer 53

7.3	Conditions to the Obligations of the Seller 55

7.4	Reliance 56
ARTICLE 8 TERMINATION    56

8.1	Termination 56

8.2	Effects of Termination 57
ARTICLE 9 INDEMNIFICATION    57

9.1	Indemnification 57

9.2	Defense of Third Party Claims 57

9.3	Direct Claims 58

9.4	No Circular Recovery 59

9.5	Release 59

9.6	Procedures for Claims; Payment of Holdback Cash Consideration 59

9.7	Limits on Liability 59

9.8	Exclusive Remedy 59

9.9	Acknowledgement of Representative 60
ARTICLE 10 THE REPRESENTATIVE    60

10.1	Authorization of the Representative 60

10.2	Compensation; Exculpation; Indemnity 61

ii

(continued)
Page

ARTICLE 11 MISCELLANEOUS    62

11.1	Survival of Representations, Warranties, and Covenants. 62

11.2	No Wavier Relating to Certain Claims 63

11.3	Expenses 63

11.4	Publicity 63

11.5	Notices 63

11.6	Binding Effect; Assignment 64

11.7	Third Party Beneficiaries 65

11.8	Amendments 65

11.9	Waiver 65

11.10	Governing Law 65

11.11	Resolution of Disputes 65

11.12	Severability 66

11.13	Headings. 66

11.14	Construction and Certain Definitions. 66

11.15	Entire Agreement 66

11.16	Specific Performance 66

11.17	Counterparts; Electronic Delivery 67

iii

SCHEDULES
Schedule 2.1(a)    Assumed Contracts
Schedule 2.1(i)    Internet Domain Names
Schedule 2.2(g)    Excluded Contracts
Schedule 2.2(h)    Personal Property and Furniture
Schedule 2.2(l)    Certain Assets
Schedule 2.2(n)    Other Assets
Schedule 2.7    Working Capital Methodology
Schedule 4.20(a)    Key Employees

Schedule 7.2(f)	Required Consents

Schedule 7.2(g)	Contract Terminations, Amendments and Modifications

Schedule 7.2(i)	Release of Liens

EXHIBITS
Annex I    Definitions

Exhibit A-1	Form of Employment Agreement

Exhibit A-2	Form of Standard Employment Documentation
Exhibit B-1    Forms of Transfer Documents – Bill of Sale
Exhibit B-2    Forms of Transfer Documents – Assignment and Assumption Agreement
Exhibit B-3    Forms of Transfer Documents – Assignment of Intellectual Property
Exhibit B-4    Forms of Transfer Documents – Trademark Assignment
Exhibit C    Form of Opinion of Sellers’ Counsel
Exhibit D-1    Form of Standard Customer Contract - LRO (Short Form)
Exhibit D-2    Form of Standard Customer Contract - LRO (Long Form)
Exhibit D-3    Form of Standard Customer Contract - MDX
Exhibit D-4    Form of Standard Customer Contract - SlopeJet
Exhibit D-5    Form of Standard Customer Contract - Rent Jungle
Exhibit E    Form of Transition Services Agreement
Exhibit F    Form of Sublease
Exhibit G-1    Form of Significant Owner Agreement
Exhibit G-2    Form of Significant Owner Agreement - Norwest
Exhibit H    Form of License Agreement

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of February 27, 2017, is entered into by and among The Rainmaker Group Holdings, Inc., a Georgia corporation (“RGH”), The Rainmaker Group Ventures, LLC, a Delaware limited liability company (“RGV”), The Rainmaker Group Real Estate, LLC, a Georgia limited liability company (“RGRE”), The Rainmaker Group - Rent Jungle LLC, a Georgia limited liability company (“RRJ”), and The Rainmaker Group Data, LLC, a Georgia limited liability company (“RGD,” and together with RGH, RGV, RGRE and RRJ, the “Sellers,” and each a “Seller”), Bruce Barfield, an individual (“BB”), Tamara Farley, an individual (“TF”), The Bruce Allen Barfield Trust, dated December 27, 2011 (the “BB Trust”), The Tamara Tanner Farley Trust, dated December 27, 2011 (the “TF Trust”), John C. Alexander, an individual (“JA,” and together with BB, TF and the BB Trust, the “Seller Owners,” and each a “Seller Owner”), each of the Hospitality Subsidiaries (as defined herein) listed on the signature pages hereto, Bruce Barfield, in his capacity as representative of the Seller Parties (the “Representative”), RealPage, Inc., a Delaware corporation (“Parent”), and RP Newco XX LLC (“Buyer”), a Delaware limited liability company and wholly owned subsidiary of Parent (collectively, with Parent, the “Buyer Parties”, and each individually a “Buyer Party”). Sellers and the Seller Owners may be referred to herein collectively as the “Seller Parties,” or individually as a “Seller Party.”
RECITALS
WHEREAS, Sellers have engaged and currently engage in the business of providing software and related services supporting the revenue management, demand generation, leasing effectiveness, data analytics and market intelligence needs of participants in the multifamily rental housing industry (collectively, the “Business”);
WHEREAS, certain of the Sellers and Sellers’ Affiliates also engage in the business of providing software and related services for the hospitality industry (the “Retained Business”);
WHEREAS, Buyer desires to purchase the Purchased Assets (as defined below) and assume the Assumed Liabilities (as defined below) from Sellers, and Sellers desire to sell to Buyer the Purchased Assets and transfer to Buyer the Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated herein and to prescribe certain conditions to the transactions contemplated herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS
The capitalized terms not otherwise defined in this Agreement shall have the meanings specified or referred to in ANNEX I.

ARTICLE 2
PURCHASE AND SALE
2.1    Purchase and Sale of Purchased Assets.  On the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase, and Sellers shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any Liens, by appropriate instruments of conveyance in the forms attached hereto or otherwise reasonably satisfactory to Buyer, all of Sellers’ assets, properties and rights, other than the Excluded Assets, that relate to or are used, developed for use or held for use in connection with, or necessary for the operation of, the Business, whether tangible or intangible, real, personal or mixed (collectively, the “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include all right, title and interest of the Sellers in and to the following:
(a)    all Contracts that relate to or are used or held for use in connection with, or necessary for the operation of, the Business (collectively, the “Assumed Contracts”), including the Contracts identified in Schedule 2.1(a), including any work in progress associated therewith, which shall include:
(i)    all Contracts with customers and vendors relating to the Business (other than Excluded Contracts);
(ii)    all rights and interests of Sellers in and to all third party licenses or other agreements with respect to third party Intellectual Property Rights that relate to or are used or useful in, developed for use, or held for use in connection with the Business; and
(iii)    all employee non-disclosure, confidentiality, non-solicitation, employee noncompetition and assignment of Intellectual Property agreements relating to the Business or current or former Business Employees and executed in favor of any Seller;
(a)    all tangible personal property, leasehold interests and any associated rights and interests of any Seller in all equipment, fixtures, furniture, furnishings, laptops, computers, data processing hardware, servers, workstations, tools, parts, supplies and other tangible personal property owned or leased by any Seller and used or held for use in connection with the Business (other than the Excluded Assets);
(b)    all accounts receivable and unbilled revenue on the books and records of Sellers as of the Closing Date which relate to services under or with respect to the Assumed Contracts, the Business or the Purchased Assets performed by Seller on or prior to the Closing Date;
(c)    all prepaid rentals, deposits, advances and other prepaid expenses (other than the Excluded Assets described in Section 2.2(o)), to the extent relating to the Business, the Assumed Contracts or the other Purchased Assets;
(d)    all rights and interests in any consents, approvals, Permits and other authorizations used or held for use in the Business;
(e)    all Intellectual Property relating to, used or held for use in connection with, or necessary for the operation of, the Business, including all goodwill associated with such Intellectual Property and all rights of Sellers to sue for and receive damages or other relief in respect of any past infringement or other violation of any rights thereto;
(f)    all rights and interests of Sellers and Sellers’ Affiliates in (i) the names “ILM,” “SlopeJet,” “Rent Jungle,” “Insights,” “MDX,” “LRO,” and “LRI,” (ii) the name “Rainmaker” for use in connection with the Business or any products or services provided to any set or subset of the multifamily housing (including conventional, affordable, senior living and student housing), single family housing, short term housing, or vacation rental housing markets (but expressly excluding for use in connection with the Retained Business), in each case, including any derivatives thereof, together with all goodwill associated therewith and all rights to sue for and receive damages or other relief in respect of any past infringement or other violation of any rights thereto;
(g)    all telephone numbers, including all “800”, “888” and other toll-free and local telephone numbers, facsimile numbers, and other communication identifiers used in connection with the Business;

(h)    all rights and interests of Sellers in the Internet domain names relating to, used or held for use in connection with the Business, including the domain names set forth on Schedule 2.1(i), but expressly excluding the domain names set forth on Schedule 2.2(n);
(i)    except as provided in Section 2.2(d) and Section 2.2(e) below, all Books and Records of Sellers relating to the Business;
(j)    all rights and claims (whether contingent or absolute, matured or unmatured and whether in tort, contract or otherwise) against any other Person which relate to the Business or the Purchased Assets, including any Liens, judgments, causes of action and rights of recovery;
(k)    all documentation, sales and promotional literature, workplans, due diligence materials, market assessments, business development opportunities and materials, client lists, client work papers, services agreement drafts, other Contract drafts, strategies, logos, designs, proposals, requests for proposal, reports, plans and models used or held for use in the Business;
(l)    all of Sellers’ respective client or customer engagements under the Assumed Contracts, including all client work and work product related to the Assumed Contracts that has been performed or is in the process of being performed on the Closing Date and all user or other data gathered, produced or captured pursuant to the Assumed Contracts and all other data and information held by Sellers for use in connection with the Business; and
(m)    all other properties, assets, claims, rights and entitlements of any kind, character and description whatsoever (whether or not reflected on the respective books of Sellers and whether real, personal or mixed, tangible or intangible, contingent or otherwise) that relate to or are used in, developed for use or held for use in connection with, or necessary for the operation of, the Business.
2.2    Excluded Assets.  Notwithstanding the foregoing, the following assets (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated in this Agreement and, as such, are not included in the Purchased Assets:
(a)    Sellers’ cash and cash equivalents;
(b)    Sellers’ bank accounts, cash accounts, investment accounts, merchant accounts, lockboxes and other similar accounts;
(c)    Sellers’ rights under or pursuant to this Agreement and the documents, instruments and agreements executed in connection herewith and therewith;
(d)    Sellers’ general ledger, accounting records, minute books, statutory books, corporate seal and Tax Returns, provided that Sellers shall provide to Buyer copies of the general ledger, accounting records, minute books and statutory books of the Business, including Tax Returns, as such documents exist as of the Closing Date;
(e)    Sellers’ personnel records and any other records that Seller is required by law to retain in its possession, provided that Sellers shall provide to Buyer copies of records relating to the Transferred Employees;
(f)    any right to receive mail and other communications addressed to Sellers (subject to Sellers’ obligation to forward to Buyer any mail, communications or other notices relating to the Business, Purchased Assets or Assumed Liabilities with respect to Contracts included in the Purchased Assets);
(g)    all rights existing under each Contract or arrangement set forth on Schedule 2.2(g) (collectively, the “Excluded Contracts”);
(h)    the personal property, equipment and furniture, if any, listed on Schedule 2.2(h);
(i)    all shares, membership interests, partnership interests, participation interests or other equity interests or securities, or equivalents thereof, in any Person (including any other Seller);
(j)    the Seller Benefit Plans and all documentation and materials related thereto and assets thereunder;
(k)    all insurance policies and rights thereunder, including rights as beneficiary or owner, and insurance claims for which Sellers may seek recovery under any of its existing policies;

(l)    the assets set forth on Schedule 2.2(l);
(m)    any assets that exclusively relate to or are exclusively used, developed for use or held for use in connection with the Retained Business;
(n)    the assets, including any domain names, described on Schedule 2.2(n); and
(o)    all prepaid rentals, deposits, advances and other prepaid expenses relating to the 2017 User Conference.
2.3    Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume, and thereafter shall pay, discharge and perform when due, as appropriate, the following Liabilities, solely to the extent related to the Business (individually and collectively, the “Assumed Liabilities”):
(a)    all Liabilities shown on the Estimated Working Capital Certificate and not discharged as of the Closing Date, in each case, solely to the extent that such Liabilities were incurred in connection with the operation of the Business in the ordinary course;
(b)    all Liabilities arising from performance following the Closing Date under each Assumed Contract, in each case, solely to the extent that such Liabilities were incurred in connection with the operation of the Business in the ordinary course but specifically excluding all Liabilities arising under any Excluded Contract; and
(c)    Liabilities necessary for the operation of the Business that are bona fide, immaterial both individually and in the aggregate, and incurred in the ordinary course of business consistent with past practices;
provided, however, that notwithstanding anything to the contrary in this Agreement, none of the Excluded Liabilities shall be included in the definition of Assumed Liabilities. For the avoidance of doubt, the Buyer shall pay, discharge and perform when due, as appropriate, the Liabilities arising from the Buyer Parties’ operation of the Business following the Closing.
2.4    Excluded Liabilities.  Buyer has not agreed to pay, perform or discharge any Liability of Sellers, and shall not assume any Liability of Sellers, except to the extent this Agreement expressly provides that Buyer shall assume such Liability. Without limiting the generality of the preceding sentence, and notwithstanding anything else to the contrary herein, Sellers shall retain, and shall be responsible for paying, performing and discharging, when due, and Buyer shall not assume or have any responsibility for, any Liabilities of Sellers or any Liabilities related to the Business, other than the Assumed Liabilities (individually and collectively, the “Excluded Liabilities”). Excluded Liabilities shall include, without limitation, the following:
(a)    all Liabilities relating to, in connection with or arising out of the Excluded Assets or the Retained Business;
(b)    all Liabilities relating to, in connection with or arising out of the Indebtedness of Sellers;
(c)    all legal, accounting, brokerage, investment banking, financial advisory and finder’s fees and other fees and expenses incurred by or on behalf of Sellers in connection with this Agreement, the Ancillary Agreements or the transactions contemplated herein or therein, including all Brokers’ and Finders’ Fees Liabilities;
(d)    all Liabilities related to, in connection with or arising out of any breach by any Seller or Seller Owner of this Agreement or any of the Ancillary Agreements;
(e)    all Liabilities related to the 2017 User Conference;
(f)    all Liabilities under any Contract that is not an Assumed Contract;
(g)    all Liabilities for Taxes (i) of any of the Seller Parties for any Tax period (other than Transfer Taxes), (ii) with respect to the Business or the Purchased Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date, including, for the avoidance of doubt, the portion of any Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”), (iii) resulting from a breach of the representations and warranties set forth in Section 4.7 or the covenants in Section 6.2, or (iv) otherwise allocated to the Seller Parties pursuant to Section 6.2 (including Transfer Taxes);
(h)    all Liabilities relating to, in connection with or arising out of any Seller Benefit Plan or employee benefits;

(i)    all Liabilities to Sellers’ employees or consultants and any withholding or reporting obligations relating to compensation paid or payable to employees or consultants;
(j)    all Liabilities and any indemnification obligations related to directors, officers, members or managers of Sellers;
(k)    all Liabilities relating to, in connection with or arising out of obligations to perform under the Assumed Contracts on or prior to the Closing Date;
(l)    all Liabilities relating to, in connection with or arising out of any breach or default (or any event or circumstance that would constitute a breach or default with or without notice, the passage of time or both), failure to perform or overcharges or underpayments, in each case arising from events, actions or inactions prior to the Closing, under the Assumed Contracts;
(m)    all Liabilities of Sellers to any current or former stockholder, member, option holder, profits interest holder, manager, officer or director of any Seller or any of Sellers’ Subsidiaries, including any Claims by any such Person arising out of, in connection with or relating to this Agreement, the Ancillary Agreements or the transactions contemplated herein or therein;
(n)    all Liabilities relating to, or arising out of or in connection with any Claim with respect to the operation of the Business or the Purchased Assets prior to the Closing, whether such Claim is brought prior to, on or after the Closing Date;
(o)    all Litigation Obligations;
(p)    all Compliance Liabilities;
(q)    all Intellectual Property Liabilities;
(r)    all Pre-Closing Environmental Liabilities;
(s)    all Seller Transaction Expenses;
(t)    all Liabilities for amounts payable as “change of control,” sales, bonus, incentive or severance payments in connection with this Agreement or the transactions contemplated herein; and
(u)    all Liabilities pertaining to the Business or any Purchased Asset and relating to, arising out of or resulting from noncompliance on or prior to the Closing Date with any Rule or Contract.
2.5    Purchase Price.  The aggregate purchase price for the Purchased Assets (as adjusted in accordance with the terms of this Agreement, the “Purchase Price”) shall consist exclusively of:
(a)    $298,500,000 in cash (as adjusted in accordance with the terms of this Agreement, the “Closing Cash Consideration”) to be paid by Buyer (or by Parent on behalf of Buyer) to Sellers at Closing in accordance with Section 2.6(a);
(b)    $1,500,000 in cash (the “Holdback Cash Consideration”) to be paid by Buyer (or by Parent on behalf of Buyer) to Sellers in accordance with Section 2.6(c); and
(c)    the assumption by Buyer of the Assumed Liabilities.
The Closing Cash Consideration and Holdback Cash Consideration may be increased or decreased (as provided below) for the cumulative net adjustments required as of or following the Closing.
2.6    Payment of Purchase Price.  The Purchase Price shall be payable by Buyer as follows:
(a)    Closing Cash Consideration. At the Closing, Buyer shall deliver to Sellers, by wire transfer of immediately available funds to an account or accounts designated by Sellers in writing and delivered to Parent no later than three Business Days prior to Closing, an amount in cash equal to the Closing Cash Consideration, minus (i) any Indebtedness of Sellers, (ii) any Seller Transaction Expenses or other amounts that Sellers request be funded out of the Closing Cash Consideration in accordance with Section 6.14, (iii) the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital (as set forth in the Estimated Working Capital Certificate) and (iv) an amount equal to (x) the amount (if any) by which the revenues of the Business reflected on the Unaudited Carve-Out Financial Statements of the Business exceed the revenues of the Business reflected on the

Audited Carve-Out Financial Statements of the Business multiplied by (y) 8.43 (the “Carve-Out Adjustment Amount”), but only to the extent such Carve-Out Adjustment Amount is equal to or greater than $500,000.
(b)    Indebtedness. At the Closing, upon receipt of commercially reasonable evidence of release or payoff letters, as applicable, in a form reasonably satisfactory to Buyer, for any Indebtedness and any corresponding UCC-3 Termination Statement required to be delivered pursuant to Section 7.2(i), Buyer shall remit from the Closing Cash Consideration to holders of Indebtedness of Sellers existing on the Closing Date an amount equal to such Indebtedness.
(c)    Holdback Cash Consideration; Release Dates. At the Closing, Buyer shall retain the amount of the Holdback Cash Consideration, which will constitute partial security for the satisfaction of Sellers’ indemnity and other obligations under this Agreement and the Ancillary Agreements (the “Seller Party Obligations”). Buyer shall retain and shall have the right to subtract from the Holdback Cash Consideration (i) the amount, if any, to which Buyer is entitled pursuant to Section 2.7(d) (Working Capital Shortfall), (ii) any Indemnified Representation Losses for which an Indemnified Party is entitled to indemnification pursuant to Article 9 and (iii) if Buyer so elects, any other Indemnified Losses for which an Indemnified Party is entitled to indemnification pursuant to Article 9. Buyer shall pay the balance of the Holdback Cash Consideration to Seller (or its written designee(s)) as follows:
(i)    Within 30 days after the 12-month anniversary of the Closing Date (the “Release Date”), Buyer shall pay to Sellers an amount equal to (A) the Holdback Cash Consideration, minus (B) the amount, if any, subtracted by Buyer from the Holdback Cash Consideration pursuant to Section 2.7(c), minus (C) the amount of all Indemnified Losses that have been subtracted by Buyer from the Holdback Cash Consideration pursuant to Article 9 as of such date, minus (D) any amounts described in Section 2.6(c)(ii) below.
(ii)    To the extent that as of the Release Date there are claims by the Indemnified Parties for indemnification against the Indemnifying Parties pursuant to Article 9 pending or any of the Seller Party Obligations has been breached or has not been performed, Buyer shall retain from the payment of the Holdback Cash Consideration a reasonable amount to cover potential costs, expenses or damages to be incurred by the Indemnified Parties, as determined by Buyer in the reasonable exercise of its discretion, until such time as such claims have been dismissed, adjudicated or settled, or such breaches have been cured or compensated, as applicable.
2.7    Working Capital Adjustment.
(a)    The Closing Cash Consideration shall be subject to further adjustment at and after the Closing as specified in this Section 2.7. The target Working Capital at Closing shall be $3,429,230 (“Target Working Capital”). No less than five business days prior to the Closing Date, Sellers shall provide a written certificate to Parent (the “Estimated Working Capital Certificate”), which sets forth an estimate of the Working Capital of the Business as of the Closing Date (the “Estimated Working Capital”), determined in accordance with GAAP consistently applied with Sellers’ past accounting practices, which are consistent with the example calculation set forth in Schedule 2.7. If the Target Working Capital exceeds the Estimated Working Capital, then the amount of the Closing Cash Consideration shall be reduced in accordance with Section 2.6(a). Parent and its representatives, including Parent’s independent accountants, will be entitled to review all work papers of Seller and its representatives, including its independent accountants, relating to the Estimated Working Capital. If Parent disputes the Estimated Working Capital (or any portion thereof) prior to the Closing Date, then Parent and Seller will negotiate in good faith to resolve any such dispute at or prior to the Closing Date and shall agree in writing upon the resolution thereof, which shall be reflected in a final Estimated Working Capital Certificate delivered at Closing.
(b)    Not later than 90 days after the Closing Date, Parent shall deliver to the Representative (i) a statement (the “Closing Working Capital Statement”) setting forth the Working Capital of the Business as of the Closing Date determined in accordance with the methodology described in Schedule 2.7 (“Final Working Capital”) and such work papers and other documents and information as are reasonably necessary to demonstrate the manner in which such Working Capital was calculated (the “Support Documentation”), or (ii) its good faith estimate of the date on which the Closing Working Capital Statement and the Support Documentation will be delivered, and shall deliver the Closing Working Capital Statement and the Support Documentation on or before such date.

(c)    The Representative (on behalf of the Sellers) shall, within 30 days after Parent’s delivery to Representative of the Closing Working Capital Statement and the Support Documentation, accept or reject the Working Capital calculation as submitted by Parent.
(i)    If the Representative rejects such calculation, the Representative shall give written notice (the “Working Capital Objection Notice”) to Parent within such 30-day period and provide a reasonably detailed explanation of the basis of any disagreement. If the Representative fails to notify Parent of any disagreement within such 30-day period, Sellers shall be deemed to have accepted Parent’s calculations. Further, if the Representative notifies Parent that the Representative disagrees only with a portion of Parent’s Working Capital calculation, then all remaining portions of Parent’s Working Capital calculation shall be deemed to have been accepted by Sellers. If the Representative delivers the Working Capital Objection Notice within such 30-day period, then Parent and the Representative shall endeavor in good faith to resolve the objections, for a period not to exceed 30 days from the date Parent receives the Working Capital Objection Notice, and if the Parties so resolve all disputes then the Closing Working Capital Statement, as amended to the extent necessary to reflect the resolution of the dispute, shall be final, conclusive and binding on Parent and Sellers.
(ii)    If the Parties have not resolved any disagreement with respect to the determination of the Working Capital within such 30-day period, then such disagreement shall be submitted to an accounting or consulting firm mutually agreeable to the Representative and Parent (the “Arbitrator”) for a final and binding resolution of the disagreement. The Arbitrator shall promptly determine the matters in dispute (and only such matters as are in dispute) relating to the calculation of Working Capital, and issue written findings of fact and conclusions in support thereof. Each Party shall furnish to the Arbitrator such work papers and other documents and information relating to such objections as the Arbitrator may request and are available to that Party (or its independent public accountants) and will be afforded the opportunity to present to the Arbitrator any material relating to the determination of the matters in dispute and to discuss such determination with the Arbitrator.  To the extent that a value has been assigned to any objection that remains in dispute, the Arbitrator shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either Party or less than the smallest value for such objection claimed by either Party. The determination by the Arbitrator, as set forth in a written notice delivered to both Parties by the Arbitrator, shall be made in accordance with this Agreement and shall be final and binding on the Parties and shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof.  The fees and expenses of the Arbitrator shall be paid by the Party whose calculation of the Working Capital of the Business as of the Closing Date is further from the Working Capital of the Business as of the Closing Date as determined by the Arbitrator. All proceedings conducted by the Arbitrator shall take place in Denver, Colorado. Notwithstanding anything to the contrary in this Agreement, the Parties agree that the scope of the Arbitrator’s review shall be limited to the Closing Working Capital Statement and calculation of Working Capital of the Business. This provision for arbitration shall be specifically enforceable.
(d)    If the Final Working Capital (as finally determined in accordance with Section 2.7) is less than the Estimated Working Capital, then Parent may seek recovery of such shortfall (the “Working Capital Shortfall”) by making a claim for and deducting the Working Capital Shortfall from the Holdback Cash Consideration, without reference to or meeting any Threshold requirement, notwithstanding the provisions of Article 9. To the extent permitted under Applicable Law, the Parties will treat (and will cause each of their respective Affiliates to treat) any amounts payable with respect to any Working Capital Shortfall as an adjustment to the Purchase Price. For purposes of clarity, the Working Capital Shortfall shall be the amount by which the Final Working Capital is less than the lower of the Target Working Capital or the Estimated Working Capital, provided that the proper adjustment was made under Section 2.6(a).
2.8    Allocation of Purchase Price; Closing Matters.
(a)    As soon as practicable after the Closing, Buyer shall allocate the Purchase Price (including those Assumed Liabilities that are Liabilities for Tax purposes) pursuant to Section 1060 of the Code and any other applicable Tax laws among the Purchased Assets and the non-compete agreement described in Section 6.11 for all Tax purposes in accordance with this Section (the “Allocation”) and deliver a statement to the Representative setting forth the Allocation. The Representative shall, within 30 days following its receipt of the Allocation, accept or reject the Allocation as submitted by Buyer. During this 30-day period, the Representative may request, and Parent shall endeavor to provide, documents and information reasonably necessary for the Representative to understand the

Allocation. If the Representative disagrees with the Allocation, the Representative shall give written notice to Buyer of such disagreement and the specific basis for such disagreement within such 30-day period. Should the Representative fail to notify Buyer in writing of a disagreement within such 30-day period, the Representative (on behalf of Sellers) shall be deemed to have agreed with Buyer’s Allocation. If the Representative gives written notice to Buyer of a disagreement and the specific basis for such disagreement within such 30-day period, then Buyer and the Representative shall negotiate in good faith to resolve any disputed items. If, after a period of 20 days following the date on which the Representative gives Buyer timely notice of such disagreement, any proposed change remains disputed, then Sellers, collectively on the one hand, and Buyer, on the other hand, shall each be entitled to adopt their own positions regarding the Allocation to the extent of any differences arising from such disputed items, and the Representative (on behalf of Sellers) shall be deemed to have otherwise agreed with the Buyer’s Allocation. To the extent the Parties agree (or the Representative (on behalf of Sellers) is deemed to agree) on the Allocation, such Allocation, as agreed to (or deemed to be agreed to) is referred to herein as the “Final Allocation.” Buyer and Sellers shall file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of applicable law (“Section 1060 Forms”) in a manner that is consistent with the Final Allocation and refrain from taking any action inconsistent therewith, unless otherwise required to do so by applicable law or a “determination” within the meaning of Section 1313(a)(1) of the Code; provided, however, that (i) Buyer’s cost for the Purchased Assets and the covenant not-to-compete described in Section 6.11 may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated, (ii) the amount realized by Sellers may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes, and (iii) neither Seller or any of its Affiliates nor Buyer or any of its Affiliates will be obligated to litigate any challenge to the final Allocation Schedule by a Taxing authority. Buyer and Sellers shall file such Section 1060 Forms timely and in the manner required by applicable law. Buyer and Sellers also shall allocate and report any adjustments to the Purchase Price in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, and any allocations made as a result of such adjustments (to the extent agreed to or deemed to be agreed to, applying the same procedures discussed above in this Section 2.8(a)) shall become part of the Final Allocation.
(b)    Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated in this Agreement (the “Closing”) shall take place at 10:00 a.m. (Central time) on the second business day after all conditions to Closing (other than the release of deliverables to be made at the Closing) have been satisfied or waived. The date of the Closing is herein referred to as the “Closing Date.” Notwithstanding the foregoing, the Closing shall be deemed effective for all purposes, and the right of possession of the Purchased Assets shall be deemed to have been passed to Buyer at 11:59 p.m. (Central time) on the Closing Date, and the Parties agree to acknowledge and use the Closing Date for all purposes, including for accounting and tax purposes.
(c)    Subject to the conditions set forth in this Agreement, the Parties shall consummate the following on the Closing Date:
(i)    Seller shall deliver to Buyer the Purchased Assets and retain the Excluded Assets and the Excluded Liabilities;
(ii)    Buyer shall pay the Closing Cash Consideration;
(iii)    Buyer shall assume the Assumed Liabilities;
(iv)    the Parties shall deliver or cause to be delivered the Transfer Documents (as per Section 2.8(e)), the Transition Services Agreement and certificates and other documents and instruments required to be delivered by or on behalf of a Party hereof under Article 7.
(d)    Seller, on the one hand, and Buyer, on the other hand, shall, pursuant to and in accordance with the terms and conditions of this Agreement, enter into, and cause their respective Subsidiaries, if applicable, to enter into, on the Closing Date, separate bills of sale and assignment and assumption agreements, including patent, trademark, copyright, domain name and contract assignments (collectively, the “Transfer Documents”) documenting the purchase and sale of each portion of the Purchased Assets and the Assumed Liabilities to be conveyed separately to Buyer. Such individual Transfer Documents will memorialize the transfer of the Purchased Assets to Buyer, Buyer’s assumption of the Assumed Liabilities, and Seller’s retention of the Excluded Assets and Excluded Liabilities.

(e)    The Transfer Documents shall be in substantially the applicable forms attached hereto as Exhibits B-1 through B-4, with such modifications as are necessary and appropriate as a result of differences in local laws or customs, in order to maintain substantially the same legal meaning and effect as provided for in this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any Transfer Document, the terms and conditions of this Agreement shall prevail.
(f)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer thereunder. Seller will use its reasonable best efforts (including payment of any reasonable third party costs) and Buyer will use its commercially reasonable efforts to assist Seller to obtain the consent of the other parties to any such Assumed Contract for the assignment thereof to Buyer; provided, however, that neither Buyer nor its Affiliates shall be obligated to pay any consideration therefor to any third party from whom any such consent is requested and any costs related to obtaining such consent shall be the sole responsibility of Seller.
(g)    Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all rights and benefits under such Assumed Contract, then (i) Seller shall continue to be bound by such Assumed Contract and (ii) unless not permitted by the terms thereof or applicable Rules, Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of Seller under such Assumed Contract arising solely after the Closing Date (except to the extent expressly otherwise provided herein or in the Ancillary Agreements). Seller shall, without further consideration, pay and remit, or cause to be paid or remitted, to Buyer promptly all money, rights and other consideration received by Seller in respect of such performance. If and when any such consent shall be obtained or such Assumed Contract shall otherwise become assignable, Seller shall promptly assign all of such Seller rights, obligations and other Liabilities under such Assumed Contract to Buyer without receipt of further consideration, and Buyer shall, without the payment of any further consideration, assume the rights, obligations and other Liabilities under such Assumed Contract arising solely from and after the Closing Date (except to the extent expressly otherwise provided herein or in the Ancillary Agreements).
(h)    During the period from the Effective Date through the Closing Date, if Buyer reasonably determines in good faith that (i) any Excluded Contracts or other Contracts should be Assumed Contracts or that all or any portion of the Excluded Assets set forth on Schedule 2.2(l) should be a Purchased Asset, then, at no additional expense to Buyer, the Parties will amend the Schedules hereto to reflect such changes and transfer such Contracts or assets, as applicable, to Buyer as if such Contracts or assets had been a “Purchased Asset” as of the date of this Agreement.
2.9    Withholding. Notwithstanding any other provision in this Agreement to the contrary, Buyer and its Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Buyer or any of its Affiliates is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Tax law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable payee in respect of which such deduction and withholding was made and in the manner required by this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER OWNERS
Each of the Seller Owners represents and warrants, severally with respect to such Seller Owner and not jointly, to the Buyer Parties as follows:
3.1    Authority as a Seller Owner.  Such Seller Owner has the power and authority to execute, deliver and perform this Agreement and the agreements referred to in this Agreement to which such Seller Owner or an equityholder of a Seller Owner is or shall become party (the “Seller Owner Ancillary Agreements”) and to consummate the transactions contemplated in this Agreement and the Seller Owner Ancillary Agreements. The execution, delivery and performance of this Agreement and the Seller Owner Ancillary Agreements, and the

consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary action on the part of such Seller Owner. This Agreement has been, or with respect to Seller Owner Ancillary Agreements to be executed at the Closing, will be, duly executed and delivered by such Seller Owner and will constitute, when executed and delivered, a valid and binding obligation of such Seller Owner in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Such Seller Owner has obtained all necessary authorizations, approvals and consents from its directors, equityholders, managers, members, trustee and other Persons, as applicable, required in connection with the transactions contemplated in this Agreement and the Seller Owner Ancillary Agreements.
3.2    Seller Interest Ownership.  Such Seller Owner is the record and beneficial owner of all right, title and interest in and to the issued and outstanding equity interests in each Seller (the “Seller Interests”) as set forth on Section 4.4(a) of the Disclosure Schedule. Except as set forth in Section 3.2 of the Disclosure Schedule, such Seller Owner has, and will have at the Closing, good, marketable and legal title to its Seller Interests, free and clear of all Liens. Such Seller Owner is not party to any voting trust, proxy or other agreement or understanding with respect to the ownership or voting of any of the Seller Interests. Other than its ownership of the Seller Interests, such Seller Owner does not hold any assets, properties or rights that relate to or are used or useful in, developed for use, or held for use in connection with, or necessary for the operation of, the Business, whether tangible or intangible, real, personal or mixed.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING SELLER
Except as set forth in the Disclosure Schedule which has been delivered by the Sellers to the Buyer Parties concurrently with the execution hereof (which Disclosure Schedule shall be arranged according to specific sections in this Article 4 and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article 4 and any other section hereof where it is reasonably apparent, upon a reading of such disclosure by a reasonably prudent person with knowledge of the industry regarding the matter disclosed, that the disclosure is intended to apply to such other section), each of the Seller Parties, jointly and severally, represents and warrants to and for the benefit of the Indemnified Parties, as of the date hereof, as follows (with the understanding and acknowledgement that Parent and Buyer would not have entered into this Agreement without being provided with the representations and warranties set forth herein, and that these representations and warranties constitute an essential and determining element of this Agreement):
4.1    Organization and Good Standing; Governing Documents; Authority.  RGH is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. RGV is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of RGRE, RRJ and RGD is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. Each Seller has the requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted and as currently contemplated to be conducted by Sellers and except as set forth in Section 4.1 of the Disclosure Schedule, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Except as set forth in Section 4.17(d) of the Disclosure Schedule, no Seller and no Subsidiary of any Seller has any employees, customers, offices or conducts any other business activities in jurisdictions outside the United States. True and complete copies of the Governing Documents of each Seller, including all amendments to such documents, have previously been made available to Buyer. Each Seller has the requisite power and authority to execute, deliver and perform this Agreement and all other agreements and documents required to be executed and delivered by such Seller hereunder (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated in the Seller Ancillary Agreements, to the extent it is a party thereto. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary action on the part of each Seller. This Agreement and each of the Seller Ancillary Agreements has been, or with respect to Seller Ancillary Agreements to be executed at the Closing, will be, duly executed and delivered by each Seller and will constitute, when executed and delivered, a valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. Each Seller has obtained all necessary authorizations and approvals from its board of directors, stockholders, manager(s) and members, as applicable, in connection herewith.
4.2    No Conflict or Breach.  Except as set forth in Section 4.2 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated herein and therein by each Seller does not and will not (a) conflict with or constitute a violation of the Governing Documents of any Seller, (b) conflict with or constitute a violation of any law, statute, judgment, Order, decree or regulation of any legislative body, court, administrative agency, Governmental Body or arbitrator applicable to or relating to any Seller or the Purchased Assets; or (c) conflict with, constitute a default under, result in a breach or acceleration of or require notice to or the consent of any third party under any Contract, agreement, commitment, lease, mortgage, note, license or other instrument or obligation to which any Seller is party or by which it is bound or by which any of the Purchased Assets are affected. There is no Contract or Order binding upon any Seller or its respective employees that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business by Buyer as currently conducted or as contemplated to be conducted by Sellers, or as conducted by Sellers prior to the transfer of the Purchased Assets by Sellers to Buyer. Without limiting the foregoing, no Seller, and no Affiliate or employee of any Seller, has entered into any Contract under which any of them is restricted from selling, licensing or otherwise distributing any of the Purchased Assets, technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of Sellers’, Buyer’s or Parent’s market.
4.3    Consents and Approvals.  Section 4.3 of the Disclosure Schedule describes (a) each consent, approval, authorization, registration or filing of or with any Governmental Body; and (b) each consent, approval, authorization or notice of or to any other third party, that in the case of either clause (a) or (b) is required (i) in connection with the valid execution and delivery by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated in this Agreement; or (ii) to prevent the transactions contemplated in this Agreement from constituting a default, resulting in a breach or giving rise to an event of acceleration under any Contract, Lien Instrument or Real Property Lease to which any Seller or any Seller Owner is a party or otherwise bound (the items described in clauses (a) and (b), collectively, the “Consents”).
4.4    Capital Structure.
(a)    Seller Interests. Section 4.4(a) of the Disclosure Schedule sets forth a true and complete list of the holders of all Seller Interests of each Seller and the percentage ownership of their respective ownership interests in each Seller. As of the date hereof, (i) the Seller Interests set forth in Section 4.4(a) of the Disclosure Schedule represent all issued and outstanding equity securities of, or interests in, each Seller, and (ii) the Seller Interests are held of record by the Seller Owners and other security holders as set forth in Section 4.4(a) of the Disclosure Schedule. Except as set forth in Section 4.4(a) of the Disclosure Schedule, all of the Seller Interests have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive rights.
(b)    Affiliates and Subsidiaries. Section 4.4(b) of the Disclosure Schedule sets forth all of the Affiliates and each of the Subsidiaries of each Seller and, with respect to each, its jurisdiction of organization and the percentage ownership interest so owned by such Seller. Except as set forth in Section 4.4(a) of the Disclosure Schedule, no Seller has any obligation to contribute funds to, or acquire securities from, any Person other than its Subsidiaries. The outstanding equity interests of the Subsidiaries held by each Seller are validly issued and outstanding, fully paid and non-assessable, free and clear of all Liens. Except as set forth in Section 4.4(b) of the Disclosure Schedule, each Seller owns and controls 100% of the equity interests of each of its respective Subsidiaries. Except for the equity interests of the Subsidiaries owned by any Seller, the Subsidiaries have not issued any equity interests and none are outstanding. No rights are authorized, issued or outstanding with respect to the equity interests of the Subsidiaries, and there are no agreements, understandings or commitments relating to the right of Seller to own, to vote or to dispose of said equity interests except the Governing Documents of such Subsidiaries. None of the equity interests of the Subsidiaries has been issued in violation of the preemptive rights of any Person.
(c)    Other Securities. Except as set forth in Section 4.4(a) of the Disclosure Schedule, there are no shares of capital stock, membership interests, equity interests or other securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any Seller or any Subsidiary is a party or by which it is bound obligating any Seller or any Subsidiary to (i) issue, convert, deliver or sell, or cause to be issued, delivered or sold, membership interests, equity interests, shares of capital stock, or other securities of such Seller or any Subsidiary, (ii) issue, grant, extend or enter into any such security, membership interest, option, warrant, call, right, commitment, agreement, arrangement or undertaking or (iii) issue or distribute to holders of any membership interests or equity interests of such Seller or any Subsidiary any evidences of indebtedness or assets of such Seller or any Subsidiary. Except as set forth in Section 4.4(a) of the Disclosure Schedule, no Seller is under any obligation to purchase, redeem or otherwise acquire any of its capital stock, membership interests or other equity interests or any interest therein or to pay any dividend or make any other distribution with respect thereto.
(d)    No Agreements. Except as set forth in Section 4.4(a) of the Disclosure Schedule, there are no agreements, written or oral, to which any Seller, any Subsidiary or any Seller Owner is a party, or among any Seller Owners, relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act or voting of capital stock, membership interests, equity interests or other securities of or interests in any Seller or any Subsidiary. There are no agreements, understandings or commitments relating to the right of any Seller to own, to vote or to dispose of equity interests in its respective Subsidiaries except the Governing Documents of such Subsidiaries.
(e)    Compliance with Laws. All capital stock, membership interests and other equity interests or rights to acquire shares of stock, membership interests or other equity interests of each Seller and each Subsidiary have been issued in compliance with all applicable securities laws and all other laws. No Seller Owner or any officer or manager of any Seller has violated any fiduciary duties owed to any Seller or any Subsidiary or to their respective holders of equity interests, whether in connection with the transactions contemplated in this Agreement or any other Seller Ancillary Agreements or otherwise.
(f)    Purchase Price and Other Payments. Except as set forth in Section 4.4(f) of the Disclosure Schedule, no Person will be entitled to receive or have any claim to a portion of the Purchase Price, or any other payment or consideration as a result of the transactions contemplated in this Agreement or any Seller Ancillary Agreement, other than the Sellers and, by virtue of their ownership of Sellers, the Seller Owners.
4.5    Financial Statements.
(a)    Section 4.5(a) of the Disclosure Schedule sets forth (i) the audited consolidated balance sheet of RGV as of December 31, 2013, December 31, 2014 and December 31, 2015, and the related statements of consolidated operations and comprehensive income (loss), changes in members’ equity and cash flows for the fiscal years then ended, together with all related notes and schedules thereto (collectively referred to herein as the “Annual Financial Statements”), and (ii) the unaudited balance sheet of RGV as of December 31, 2016, and the related unaudited statements of consolidated operations and comprehensive income (loss), changes in members’ equity and cash flows for the fiscal year then ended (collectively referred to herein as the “Unaudited Financial Statements”), (the Annual Financial Statements and the Unaudited Financial Statements are collectively referred to herein as the “Financial Statements”). The Financial Statements were prepared in accordance with the books of account and other financial records of Sellers and present fairly and accurately in all material respects the consolidated financial condition and results of operations of Sellers at and for the periods presented. Except as otherwise noted in Section 4.5(a) of the Disclosure Schedule, the Annual Financial Statements have been prepared in accordance with GAAP consistently applied, subject in the case of the Unaudited Financial Statements and the Unaudited Carve-Out Financial Statements of the Business to normal year-end adjustments. Except as otherwise noted in Section 4.5(a) of the Disclosure Schedule, the Unaudited Financial Statements of the Business have been prepared on a basis consistent with the Annual Financial Statements.
(b)    Section 4.5(b) of the Disclosure Schedule sets forth the unaudited abbreviated financial statements of the Business, consisting of the balance sheet of the Business as of December 31, 2015 and December 31, 2016, and the related income statement of the Business for the fiscal years then ended (the “Unaudited Carve-Out Financial Statements of the Business”). The Unaudited Carve-Out Financial Statements of the Business (i) were derived from the books of account and other financial records of Sellers and present fairly and accurately in all material respects the consolidated financial condition and results of operations of the Business at and for the periods presented, (ii) reflect the Purchased Assets and Assumed Liabilities, as contemplated by this Agreement, and includes the direct expenses of the Business and the expenses of the Business that have been allocated to the

Business during the periods presented, (iii) have been prepared in accordance with the principles set forth therein, consistently applied throughout the periods covered thereby, (iv) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, (v) were prepared for purposes of this Agreement, (vi) do not misstate in any material respect the revenue, direct expenses and allocated expense of the Business for the periods covered thereby and (vii) were prepared on a basis consistent with the Financial Statements.
(c)    Upon delivery of the Audited Carve-Out Financial Statements of the Business in accordance with Section 6.15(b), the Audited Carve-Out Financial Statements of the Business (i) will have been derived from the books of account and other financial records of Sellers and will present fairly and accurately in all material respects the consolidated financial condition and results of operations of the Business at and for the periods presented, (ii) will reflect the Purchased Assets and Assumed Liabilities, as contemplated by this Agreement, and include expenses that have been allocated and applied consistently to the Business during the periods presented, (iii) will have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, (iv) will have been prepared for purposes of this Agreement, (v) will not misstate the revenue, direct expenses and allocated expense of the Business for the periods covered thereby and (vi) will have been prepared on a basis consistent with the Financial Statements.
(d)    Sellers have no Liabilities except for (i) Liabilities reflected in the Financial Statements and the footnotes thereto, (ii) obligations under Contracts that have been entered into in the ordinary course of the bona fide performance of the Business subsequent to the date of the Financial Statements, (iii) current Liabilities that have arisen after December 31, 2016 in the ordinary course of business and which do not involve violations of Law, torts or breaches of contract or warranty, and (iv) Liabilities that are disclosed on Section 4.5(c) of the Disclosure Schedule.
(e)    Section 4.5(e) of the Disclosure Schedule sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect Indebtedness of Seller. Sellers have made available to Buyer a true, correct, and complete copy of each of the items required to be listed in Section 4.5(e) of the Disclosure Schedule. Except as set forth in Section 4.5(e) of the Disclosure Schedule, Sellers have no Indebtedness.
4.6    Brokers.  Except as set forth in Section 4.6 of the Disclosure Schedule, no finder, broker, agent or other intermediary has acted for or on behalf of any Seller Party in connection with the transactions contemplated in this Agreement, and no Seller Party has incurred or will incur, directly or indirectly, and there are no claims for, any brokerage commission, finder’s fee or similar payment or charge in connection with the transactions contemplated in this Agreement.
4.7    Taxes.  All Tax Returns required to have been filed (taking into account any extensions of time within which to file) by or with respect to any of the Sellers, the Purchased Assets, or the Business have been duly and timely filed, and all such Tax Returns were prepared in all respects in compliance with all applicable laws and are true, correct, and complete in all respects. All Taxes shown to be due on the foregoing Tax Returns or that were otherwise due and payable by any of the Sellers have been timely paid in full. The Sellers have timely and properly withheld with respect to its employees, independent contractors, and other third parties (and timely paid over any withheld amounts to the appropriate Tax authority) all income taxes, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes as required to be withheld and paid over under applicable law. No deficiencies or adjustments for any Taxes have been proposed or assessed in writing with respect to any Seller, and there is no factual or legal basis for the assessment of any deficiency or adjustment in Taxes with respect to any Seller. There is no audit, examination or other proceeding with respect to any Tax Return of any Seller in progress, or threatened, and no Governmental Body has notified any Seller in writing that it intends to commence any audit, examination or other proceeding with respect to any Tax Return of any Seller. No Seller has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax Returns, elections, designations or similar filings relating to Taxes with respect to the Purchased Assets or the Business; (ii) it is required to pay or remit any Taxes or amounts on account of Taxes with respect to the Purchased Assets or the Business; or (iii) any Governmental Body may assess or collect Taxes with respect to the Purchased Assets or the Business. No Liens for Taxes exist with respect to any assets or properties of any Seller except for statutory liens for Taxes that are not yet due and payable. There are no unpaid Taxes of any Seller or relating or attributable to the Purchased Assets or the Business for which Buyer or its Affiliates could become liable as a result of the transactions contemplated in this Agreement. No written claim has been made against any Seller by any taxing authority in a jurisdiction in which such Seller has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets or the Business. Sellers have not participated, within the meaning of Treasury Regulations Section 1.6011-4(b), in any “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder. Sellers have disclosed on their respective Tax Returns all positions taken therein that could give rise to the accuracy-related penalties of Section 6662 or Section 6662A of the Code or to a similar penalty under the legal requirements of any other taxing jurisdiction, and have otherwise properly disclosed to the appropriate Governmental Body all positions or transactions relating to Taxes that are required to be disclosed under the legal requirements of any jurisdiction to which Sellers are subject. No Seller, nor any of their respective Affiliates, has entered into any agreements (including any closing agreements or Tax abatement or Tax credit agreements) with, or requested or received any Tax ruling from, any taxing authority relating to Taxes which would be binding on Buyer or its Affiliates. None of the Purchased Assets is owned (or deemed to be owned) by any Tax partnership (other than RGV), as defined in Section 761 of the Code and the related Treasury Regulations, or any analogous provision of applicable Tax law. No Seller is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement or arrangement with respect to which the Buyer could otherwise incur any liability after the Closing. Sellers have heretofore made available to Buyer true, correct and complete copies of all of the Tax Returns of Sellers and RGV for the respective tax years ended December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015, and all Tax Returns filed since December 31, 2015, and no amendments or other changes have been made thereto since the date of such delivery. Sellers are in compliance with all terms and conditions of any Tax holiday, Tax exemption or other Tax reduction agreement or Order applicable to the Purchased Assets or the Business (each a “Tax Incentive”), and the consummation of the transactions contemplated in this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
4.8    Title to Purchased Assets; Liens.
(a)    Sellers currently have good and marketable title to all of the Purchased Assets owned by Sellers, and a valid leasehold or other possessory interest in all other Purchased Assets used, operated or occupied by Sellers or located on Sellers’ premises. All of the Purchased Assets will be free and clear of any Liens on or prior to the Closing Date. There are no breaches or defaults under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default under, any instrument, agreement or other document that creates, evidences or constitutes any Lien or that evidences, secures or governs the terms of any indebtedness or obligation secured by any Lien (any such instrument, agreement or other document is referred to herein as a “Lien Instrument”). Assuming the timely receipt of all applicable Consents, the sale of the Purchased Assets by Sellers to Buyer will not: (i) constitute a breach of or a default under any Lien Instrument; (ii) permit, cause or result in (with or without notice, lapse of time or both) (A) the acceleration of any Indebtedness or other obligation evidenced, secured or governed by a Lien Instrument, or (B) the foreclosure or other enforcement of any Lien; (iii) permit or cause the terms of any Lien Instrument to be renegotiated; or (iv) require the consent of any party to or holder of a Lien Instrument or of any third party.
(b)    Other than as set forth in Section 4.8(b) of the Disclosure Schedule, (i) the Purchased Assets constitute all of the assets, properties, Contracts, permits, rights or other items (other than cash excluded under Section 2.2(a)) that are necessary for the operation of the Business as such Business has been conducted, (ii) the Purchased Assets are adequate to enable Buyer to conduct the Business and use and operate the Purchased Assets in a manner consistent with the past conduct of the Business and use and operation of the Purchased Assets on the date of this Agreement on a stand-alone basis after the Closing and (iii) no Person other than the Sellers owns, or possesses any rights in, any assets, properties, contracts, permits, rights (including intellectual property rights) or other items that are not included in the Purchased Assets but are necessary for the ongoing operation of the Business as such Business has been conducted and as such Business is currently contemplated to be conducted by Sellers.
4.9    Real Property.
(a)    Owned. No Seller owns any real property.
(b)    Leased.
(i)    Section 4.9(b) of the Disclosure Schedule contains a true and correct description of all real property leased, subleased or occupied by Sellers (the “Leased Real Property”), of all leases, including all amendments, exhibits and schedules incorporated therein, relating to the Leased Real Property (collectively, the

“Real Property Leases”), including the name of the lessor, the name of the lessee, the address of the real property subject to the Real Property Lease, the term of the Real Property Lease, and rent payable under the Real Property Lease (including base rent and additional rent, however characterized), the amount of any security deposit by the lessee under each Real Property Lease currently held by the lessor, the rights of lessee to assign the Real Property Lease, or sublet any portions of the Leased Real Property, and of all Liens upon or affecting Sellers’ rights to or interest in any of the Leased Real Property or any Real Property Lease (other than Liens imposed on the landlord of such real property).
(ii)    The Leased Real Property comprises all of the real property used in or contemplated to be used in the Business.
(iii)    Except as set forth in Section 4.3 of the Disclosure Schedule, no consent is required from the lessor or any other Person under any Real Property Lease to consummate the transactions contemplated in this Agreement and the Seller Ancillary Agreements or to transfer the Real Property Leases that are to be transferred to the Buyer Parties at Closing in accordance with this Agreement.
(iv)    Except as set forth in Section 4.9(b) of the Disclosure Schedule, (A) no Seller has sublet, or granted to any other person any right of use, operation or occupancy of, any of the Leased Real Property, nor has any Seller agreed to do so, orally or in writing; (B) the Real Property Lease is not a sublease of any other real property superior in interest to the Real Property Lease; (C) no Seller has sold, transferred or assigned, or granted any Lien on or otherwise encumbered, all or any portion of its interest under any Real Property Lease, nor has any Seller agreed to do so, orally or in writing; and (D) no Person has a superior or any sub-leasehold interest in, and no Person (other than Sellers) has any right to use, operate or occupy, any Leased Real Property.
(v)    Sellers have made available to Buyer true, correct and complete copies of (A) all of the Real Property Leases; and (B) all Lien Instruments with respect to or affecting any of the Leased Real Property or any Real Property Lease (other than Liens imposed on the landlord of such real property). Each of the Real Property Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect, free and clear of any Liens, and, except as set forth in Section 4.9(b)(v) of the Disclosure Schedule, there are no offsets or defenses by either landlord or tenant thereunder. There are no existing breaches of or defaults by any Seller under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default under, any of the Real Property Leases by any Seller or any Affiliate of any Seller or any other Person.
(vi)    The premises, fixtures, furnishings, and equipment located on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are currently being used and currently contemplated to be used. No material improvements constituting a part of the current Leased Real Property encroach on real property not leased by Sellers to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements.
(vii)    There are no actual, threatened or contemplated condemnation or eminent domain proceedings that affect the Leased Real Property or any part thereof, and no Seller Party has received any notice in respect thereof from any Governmental Body.
(viii)    The past and current use or occupancy of the Leased Real Property by Sellers and their Affiliates and the conduct of the Business as currently conducted and contemplated to be conducted do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Leased Real Property.
(ix)    No security deposit or portion thereof deposited with respect to the Real Property Leases for the Leased Real Property has been applied in respect of a breach or default under such Real Property Leases which has not been redeposited in full.
4.10    Tangible Personal Property.  Section 4.10 of the Disclosure Schedule sets forth a true and complete list of all equipment and other tangible personal property owned or leased by, in the possession of, or necessary, used or useful for the conduct of the Business by Sellers as currently conducted and currently contemplated to be conducted and having, individually, a book value in excess of $1,000, or in the aggregate with all other similar items, a book value in excess of $5,000 and, regardless of value, all personal computers (including laptops) that are used or held for use by the Business Employees (the “Tangible Personal Property”). Each item of Tangible Personal Property is in good condition and repair (ordinary wear and tear excepted). No Seller has received notice that any of the Tangible Personal Property or its operation has been or is in violation of any Rules. During the past three years, there has not been any interruption of the operations of the Business due to a deficiency, or the inadequate maintenance, of the Tangible Personal Property for which any Customer credit or refund was granted or which lasted more than three hours during ordinary business hours of the Business. Except as set forth in Section 4.10 of the Disclosure Schedule, none of the Tangible Personal Property used in the Business is held under any lease, security agreement or conditional sales contract. Section 4.10 of the Disclosure Schedule sets forth a list and reasonably detailed description of all Tangible Personal Property that is not owned or leased by any Seller. Sellers have good and marketable title to all of the Tangible Personal Property owned by Sellers, and a valid leasehold or other possessory interest in all other Tangible Personal Property used, operated or occupied by Sellers or located on or within the Leased Real Property. Sellers have made available to Buyer true and complete copies of all Tangible Personal Property leases or other documentation memorializing any Seller Party’s possessory interest in such Tangible Personal Property.
4.11    Contracts.
(a)    Section 4.11(a) of the Disclosure Schedule lists all (i) written Contracts and a summary of all oral Contracts to which any Seller is party or by which any Seller or any of its assets is bound or affected, other than Lien Instruments, Real Property Leases or any such Contracts that do not involve expenditures or receipts by Seller in excess of $5,000 per annum (other than Contracts with Customers and Suppliers) and (ii) Contracts with each Material Customer or Material Supplier (excluding, in each case, Contracts that relate exclusively to the Retained Business). Sellers have made available to Buyer true and complete copies of all Assumed Contracts. Exhibits D-1 through D-5 set forth the form of Standard Customer Contract that Sellers have used in selling or offering products and services in the operation of the Business. Except as identified in Section 4.11(a) of the Disclosure Schedule, all Contracts with Material Customers have been executed using the form of Standard Customer Contract.
(b)    Each of the Assumed Contracts has been and currently is valid, binding and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity) and is in full force and effect and no counterparty to any Assumed Contract is in default under such Assumed Contract. Each Seller and each other party to the Assumed Contracts have performed their obligations thereunder, and none of Sellers or any other party thereto is in default thereunder, nor has there occurred any event or circumstance which with notice or lapse of time or both would constitute a default or event of default on the part of any Seller or any other party thereto or give to any other party thereto the right to terminate or modify any such agreement, as the result of such default. Assuming timely receipt of the applicable Consents or other required notices, the sale of the Purchased Assets by Sellers to Buyer will not, with respect to any Assumed Contract, (i) constitute a default thereunder; (ii) require the consent of any Person; or (iii) affect the continuation, validity or effectiveness of any Assumed Contract. No party has released any of its rights under any Assumed Contract or any portion thereof; no party has given any notice of its intention to terminate or has otherwise sought to repudiate or disclaim any Assumed Contract; and there is no dispute regarding the validity or scope of any such Assumed Contract, or performance under any such Assumed Contract, including with respect to any payments to be made or received by any Seller thereunder. Except as set forth in Section 4.11(b)(1) of the Disclosure Schedule, no party to any Assumed Contract has notified any Seller of its intent to terminate an Assumed Contract or to assert any right to renegotiate or repudiate the terms or conditions of any Assumed Contract or any portion thereof.
4.12    Restrictions on Business Activities.  Except as set forth in Section 4.12 of the Disclosure Schedule, (a) none of the Assumed Contracts impose on any Seller or any Affiliate of any Seller (i) any non-compete or exclusivity obligation; (ii) any non-solicitation obligation; (iii) any restriction on the ability of Buyer to purchase the Purchased Assets; (iv) any restrictions on the ability of Buyer to operate the Business in the manner in which the Business has been or is currently conducted by Sellers, nor any restriction on Sellers’ or, after the Closing, Buyer’s operation of the Business in any geographic area; (v) any “most favored nations” or similar obligation to offer terms included in or based on another Contract; or (vi) any consent to assignment requirements other than as set forth in Section 4.3 of the Disclosure Schedule; and (b) no Seller is subject to any Rule under which such Seller is restricted from selling, licensing or otherwise distributing any of its products or from providing services to customers in any manner consistent with past practices.
4.13    Receivables.  All accounts receivable and trade accounts of the Business (the “Receivables”) are bona fide, legal, valid and binding obligations, and are enforceable in full at face value. All Receivables represent products delivered or services actually performed by Sellers in the conduct of the Business in the ordinary course and are deemed collectible (net of the reserve established and shown on the Audited and Unaudited Carve-Out Financial Statements of the Business). Deferred revenues are presented on the Unaudited Carve-Out Financial Statements of the Business and the Audited Carve-Out Financial Statements of the Business, in accordance with GAAP, with respect to Sellers’ (a) billed but unearned Receivables; (b) previously billed and collected Receivables still unearned; and (c) unearned customer deposits. Section 4.13(a) of the Disclosure Schedule lists all Receivables as of December 31, 2016. Section 4.13(b) of the Disclosure Schedule lists all accounts payable of the Business as of December 31, 2016, together with an aging thereof. At the Closing Date, all accounts payable will have been incurred in exchange for goods or services delivered or rendered to Sellers in the ordinary course of the Business.
4.14    Intellectual Property.
(a)    As used in this Agreement, the following terms shall have the following respective meanings:
(i)    “Business Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including Business Registered Intellectual Property, owned (in whole or in part) or purported to be owned (in whole or in part) by, licensed to or otherwise controlled by, or purported to be licensed to or otherwise controlled by, any Seller that is related to or used in, or developed for use or held for use in connection with, the Business.
(ii)    “Business Registered Intellectual Property” means all of the Registered Intellectual Property owned by, filed in the name of, or applied for by or on behalf of, any Seller or any of its Subsidiaries that relates to or used in, or developed for use or held for use in connection with, the Business.
(iii)    “Intellectual Property Right(s)” means any or all of the following and all rights in, arising out of, or associated therewith: (A) all United States and foreign patents and utility models, including utility patents, design patents, plant patents and plant variety protection certificates, and all registrations and applications therefor and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (“Patents”); (B) all trade secrets and other rights in know-how that are confidential and proprietary information (including ideas, research and development, inventions, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, discoveries, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans, proposals and methods) throughout the world (“Trade Secrets”); (C) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (D) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights (“Mask Works”); (E) all industrial designs and any registrations and applications therefor throughout the world; (F) all rights in domain names and applications and registrations therefor (“Domain Names”); (G) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (H) to the extent not covered by subsections (A) through (G) above, works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise; and (I) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, publicity rights and moral rights (including any right to claim authorship to or to object to any distortion, mutilation, other modification or derogatory action in relation to a copyrightable work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a moral right).
(iv)    “Registered Intellectual Property” means any and all United States, foreign, national and international: (A) Patents; (B) registered Trademarks, applications to register Trademarks, including intent to use applications, or other registrations or applications related to Trademarks; (C) Copyrights registrations and applications to register Copyrights; (D) Mask Work registrations and applications to register Mask Works; (E) Domain Name registrations; and (F) any other Intellectual Property Rights related thereto that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.
(v)    “Technology” means any or all of the following: (A) products or services of any Seller and any works of authorship, including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, formulas, records, data and mask works; (B) inventions (whether or not patentable), ideas, improvements, discoveries, developments, designs and techniques, information regarding plans for research, and technology; (C) proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analyses, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, general intangibles, trade secrets and know-how (provided that the foregoing shall exclude confidential information and other business and financial information to the extent they pertain solely to Excluded Assets or Excluded Liabilities); (D) databases, data compilations and collections and technical data; (E) logos, trade names, trade dress, trademarks and service marks; (F) domain names and websites; (G) tools, services, methods and processes; and (H) all instances of the foregoing in any form and embodied in any media.
(b)    Section 4.14(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Business Registered Intellectual Property, (ii) all unregistered Copyrights in computer software that are included in the Business Intellectual Property, and (iii) all unregistered Trademarks included within the Business Intellectual Property. For each of the foregoing, the listing shall include (w) the respective application or serial number (if applicable), (x) the date of any such application and registration, the jurisdiction(s) in which each such right either exists or, for registrations and applications thereto, has been registered or applied for, (y) an identification of whether the right is solely owned by, jointly owned by, or exclusively licensed by any Seller, and (z) a brief summary of any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related thereto.
(c)    All necessary fees, including all registration, maintenance, issuance and renewal fees, in connection with the Business Registered Intellectual Property have been paid and all necessary documents and certificates in connection with the Business Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Business Registered Intellectual Property. There are no actions that must be taken by any of the Seller Parties or the Buyer within 120 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Business Registered Intellectual Property. Without limiting the foregoing, no Seller Party has taken any action or allowed any event to occur, and none of the Seller Parties is aware of any event or circumstances, which would set a United States patent bar date within 120 days of the Closing Date. A United States patent bar date includes any date by which any Seller Party must file a patent application in order to preserve the right and ability to seek patent protection for an invention in the United States. No third party is in breach of any non-disclosure agreement signed with any of the Seller Parties or of any confidentiality terms of any agreement signed with any of the Seller Parties. In each case in which any Seller has acquired any Technology or Intellectual Property Right from any Person, such Seller has obtained a valid and enforceable written assignment sufficient to irrevocably transfer the Technology and all rights in such Technology including all associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to such Seller. To the maximum extent allowed for by, and in accordance with, applicable laws and regulations, each Seller has recorded each such assignment of Registered Intellectual Property assigned to such Seller with the relevant Governmental Body, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. No Seller has claimed a particular status, including “Small Business Status,” in the application for any Intellectual Property Rights, which claim of status was at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.
(d)    Each item of Business Intellectual Property is valid, subsisting and enforceable and there has not been any act or omission by any of the Seller Parties that has had an adverse effect, or could have an adverse effect, on the validity or enforceability of any Business Intellectual Property. None of the Seller Parties has any

knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any Business Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Business Registered Intellectual Property, and none of the Seller Parties has misrepresented, or failed to disclose any fact or circumstances in any application for any Business Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Business Registered Intellectual Property.
(e)    Except as disclosed in Section 4.14(e) of the Disclosure Schedule, (i) there have been and currently are no outstanding options, licenses, agreements, claims, Liens, encumbrances or shared ownership of interests of any kind relating to any Business Intellectual Property, and (ii) no Seller Party is bound by or a party to any options, licenses or Contracts of any kind with respect to the Intellectual Property Rights of any other Person.
(f)    Except as disclosed in Section 4.14(f) of the Disclosure Schedule, upon and after the Closing, all Business Technology and Business Intellectual Property, including all licenses and Contracts to which any Seller is a party with respect to any Intellectual Property Rights, will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.
(g)    The Business Intellectual Property includes all of the intellectual property rights used in or necessary for the operation of the Business as it currently is conducted or is contemplated to be conducted, including but not limited to the design, development, use, disclosure, import, branding, advertising, promotion, marketing, license, manufacture, sale, license and distribution or other provision of the products, services or other Technology of any Seller or Business Intellectual Property (including such Technology Business Intellectual Property currently under development). To the extent that any Business Intellectual Property or other Technology that is owned, possessed, used or controlled by any Seller has been developed or created by a third party or any Seller Owner, such Seller has a written agreement with all such third parties and with each Seller Owner with respect thereto and such Seller either (i) has obtained ownership of, and is the exclusive owner of, or (ii) with respect to such third parties and not any Seller Owner, has obtained a license (sufficient for the conduct of its Business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property Rights in such Business Intellectual Property or other Technology by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so, with rights to freely assign all such third party Intellectual Property Rights, and except in connection with the matters set forth in Section 4.14(x)(1) of the Disclosure Schedule, without the requirement of payment of any royalty or other fee.
(h)    With the exception of “shrink wrap” or similar generally available commercial end user licenses, all Technology or Intellectual Property Rights used in or necessary to the conduct of the Business as presently conducted or currently contemplated to be conducted by the Buyer Parties after the Closing, was written and created solely by either (i) employees of Sellers acting within the scope of their employment or by the Seller Owners who have validly, irrevocably and exclusively assigned to Sellers all of their rights to such Technology, including all Intellectual Property Rights therein, to Sellers or (ii) third parties who have validly, irrevocably and exclusively assigned all of their rights to such Technology, including Intellectual Property Rights therein, to Sellers, and no third party owns or has any rights to any of such Technology.
(i)    Except as set forth in Section 4.14(i)(A) of the Disclosure Schedule, each employee, officer, contractor, agent, consultant and each Seller Owner who contributed to the creation or development of the Business Intellectual Property has executed a proprietary information and inventions agreement sufficient to transfer all right, title and interest in and to such Business Intellectual Property, in the form attached to Section 4.14(i)(B) of the Disclosure Schedule. No employees, officers, contractors, agents, consultants or Seller Owners are in violation thereof, and no Seller Party has any reason to believe otherwise. No such employee, officer, contractor, agent, consultant or Seller Owner included a list of prior inventions that relate in any way to the Business, claimed or retained any property interest in such development related in any way to the Business or otherwise modified such agreement in a manner adverse to any Seller. No current or former director, officer, employee, consultant, agent or contractor of any Seller Party (including each Seller Owner) will, after giving effect to each of the transactions contemplated herein, own or retain any rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Business Intellectual Property Rights used or owned by any Seller.
(j)    No employees of any Seller Party are obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Order of any Governmental Body, that would interfere with any employee using his or her best efforts to promote the interests of any Seller or that would conflict with the Business as conducted in the past by the Seller Parties or as presently conducted by Sellers.
(k)    Each Seller Party has taken the commercially reasonable steps required to protect Sellers’ rights in confidential information and Trade Secrets of Sellers and in any other confidential information and Trade Secrets provided by any other Person to Sellers. No Seller Party has provided any confidential information related to the Business Intellectual Property to a third party except pursuant to non-disclosure or other confidentiality agreements in a form sufficient to protect the Intellectual Property Rights embodied in such confidential information. No Seller Party is under any contractual or other obligation to disclose to any third party any Business Intellectual Property.
(l)    No Person who has licensed Technology or Intellectual Property Rights to any Seller has ownership rights or license rights to improvements or derivative works made by any Seller in such Technology or Intellectual Property Rights.
(m)    No Seller Party has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Business Intellectual Property, to any other Person.
(n)    Other than any outbound “shrink wrap” licenses in the form set forth in Section 4.14(n) of the Disclosure Schedule and inbound “shrink wrap” and similar publicly available commercial binary code end user licenses, Section 4.14(n) of the Disclosure Schedule lists all Contracts to which any Seller is a party with respect to any Technology or Intellectual Property Rights. No Seller Party is in breach of, nor has any Seller Party failed to perform under in any respect, any of the foregoing Contracts and no other party to any such Contract is in breach thereof or has failed to perform thereunder. None of the foregoing Contracts prohibits assignment, or requires consent of any Person to assign, to Buyer in connection with the transactions contemplated in this Agreement.
(o)    Section 4.14(o) of the Disclosure Schedule lists all Contracts between any Seller Party, on the one hand, and any other Person, on the other hand, wherein or whereby such Seller Party has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation of the Intellectual Property Rights of any Person.
(p)    There are no licenses or other Contracts between any Seller, on the one hand, and any other Person, on the other hand, with respect to the Business Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by any Seller or a Subsidiary of any Seller thereunder.
(q)    The operation of the Business as it currently is conducted or is contemplated to be conducted by Sellers, including but not limited to the design, development, use, disclosure, import, branding, advertising, promotion, marketing, license, manufacture, sale, license and distribution or other provision of the products, services or other Technology of Sellers or Business Intellectual Property (including such Technology Business Intellectual Property currently under development) does not and will not when conducted by the Buyer Parties in substantially the same manner following the Closing infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity, or any contract right arising under terms of service, terms of use, privacy policy or otherwise) or constitute unfair competition or trade practices under the laws of any jurisdiction, and, except as set forth in Section 4.14(q) of the Disclosure Schedule, no Seller Party has received notice from any Person claiming that such operation or any act, product, or service or other Technology of Sellers or Business Intellectual Property (including such Technology or Business Intellectual Property currently under development) infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction, nor does any basis therefor exist.
(r)    There is no pending or threatened action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) involving any Seller Party commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body to which any of the Seller Parties is a party claiming that such Seller Party has violated, misappropriated or infringed any Intellectual Property Rights of any Person and no Seller Party has received any communications alleging that any of them has violated, misappropriated or infringed or, by conducting the Business as proposed, would violate, misappropriate or infringe any Intellectual Property Rights of any other Person and no Seller Party is aware of any basis for such an allegation or of any reason to believe that such an allegation may be forthcoming. No Person has infringed or misappropriated, or is infringing or misappropriating, or is making any unauthorized use of, any Business Intellectual Property. No Seller Party has brought any action, suit or proceeding for infringement of any Business Intellectual Property or breach of any license or other Contract involving any Business Intellectual Property and no Seller Party currently has any plans to do so.
(s)    Except as set forth in Section 4.14(s) of the Disclosure Schedule, no Business Intellectual Property or Technology of the Sellers is subject to any proceeding or outstanding decree, Order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by any Seller or may affect the validity, use or enforceability of such Business Intellectual Property or Technology as owned or used by the Buyer Parties after the Closing, or that will restrict the rights of any Buyer Party, upon or after the Closing, to use, transfer, license or enforce any of the Business Intellectual Property or such Technology or restrict the conduct of the Business or limit any right of any of the Buyer Parties to compete in any line of business or to compete with or solicit any Person.
(t)    Except as set forth in Section 4.14(t) of the Disclosure Schedule, no (i) product, technology, service or publication of any Seller, (ii) material displayed, published or distributed by any Seller or (iii) conduct or statement of any Seller constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.
(u)    The Business Intellectual Property constitutes all the Technology and Intellectual Property Rights used in or necessary for the conduct of the Business as it currently is conducted (or as it would be conducted if conducted separately from the Retained Business), including the design, development, manufacture, use, disclosure, import, branding, advertising, promotion, marketing, sale, license and distribution of products or other Technology of Sellers, including performance of services (including such Technology currently under development and provision of such products, Technology and services to the real estate industry, including to managers and owners of single family and multifamily properties).
(v)    No Seller Party has conducted the Business, or used or enforced (or failed to use or enforce) the Business Intellectual Property, in a manner that would result in the abandonment, cancellation, unenforceability or diminishment of any item of the Business Intellectual Property or any registrations related thereto, and the Seller Parties have not taken (or failed to take) any action that would result in the forfeiture, relinquishment or diminishment of any of the Business Intellectual Property Rights or of any registrations related thereto.
(w)    Except as disclosed in Section 4.14(w) of the Disclosure Schedule, none of the execution, delivery and performance of this Agreement, the performance by the Seller Parties of their obligations hereunder, or the consummation of the transactions contemplated in this Agreement, including the assignment to Buyer of any Contracts to which any Seller is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Business Intellectual Property, (ii) the granting to any third party of any right, title or interest to or with respect to any Intellectual Property Rights owned by, or licensed to, Sellers (including any Intellectual Property Rights purported to be assigned to the Buyer Parties hereunder) pursuant to any agreement to which any Seller is a party or by which it is bound, (iii) the Buyer Parties being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, including on the operation or scope of the Business by the Buyer Parties following the Closing, (iv) any restriction on the ability of the Buyer Parties to share information relating to their ongoing business or operations, (v) the Buyer Parties being obligated to pay any royalties, fees, honoraria or other amounts to any third party in excess of those payable by any Seller prior to the Closing Date pursuant to Contracts to which such Seller is a party or by which it is bound; (vi) a breach of or default under any instrument, license or other Contract governing any Intellectual Property Rights owned by or licensed to any Seller; (vii) the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Intellectual Property Rights owned by or licensed to any Seller; or (viii) the impairment of any Buyer Party’s right, before or after the Closing, to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Intellectual Property Rights owned by or licensed to any Seller or portion thereof.
(x)    Section 4.14(x)(1) of the Disclosure Schedule contains a true and complete list of all products, services and technology offerings (including software) made commercially available, marketed,

distributed, sold or licensed out by or on behalf of Sellers relating to the Business (“Seller Products”). Section 4.14(x)(2) of the Disclosure Schedule contains a true and complete list of all of the software programs included in or developed for inclusion in Sellers’ products by any Seller or any third party (including all software programs embedded or incorporated in Sellers’ products) (the “Incorporated Software”), including (i) for each item, an indication of whether the Incorporated Software is Public Software; (ii) for each item of Incorporated Software that is not Public Software, a reference to the Contract pursuant to which the Incorporated Software has been licensed to any Seller; and (iii) for each item of Incorporated Software that is Public Software, (a) the name of the Public Software library or other program, (b) the license name or license type (including version number) pursuant to which any Seller or such third party has received a license to the Public Software, (c) the URL for the download site from which any Seller or such third party obtained the Public Software (d) for Public Software that is Copyleft Public Software, indication of whether the Public Software has been hosted, distributed or modified by or for any Seller or such third party and (e) a summary of any current or future royalty, support fee or other payment that after the Closing will be owed by or due from Buyer to Sellers or any third party as a result of the inclusion of Incorporated Software programs in any Seller Product. The Purchased Assets include all software, Technology and Intellectual Property Rights previously developed, used or provided by or on behalf of any of the Seller Parties or their affiliates in connection with the operation of the Business. Except as listed in Section 4.14(x)(2) of the Disclosure Schedule, the Seller Products do not contain any Incorporated Software or Public Software. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the Sun Community Source License (SCSL); (6) the Sun Industry Standards License (SISL); (7) the BSD License; (8) the Apache License; and (9) the Affero General Public License. “Copyleft Public Software” means Public Software subject to a license that requires, as a condition of use, hosting, modification or distribution, that such Public Software, or modifications or derivative works thereof, be made available or distributed in source code form or be licensed for the purpose of preparing derivative works or distribution at no fee. Copyleft Public Software includes Public Software subject to (v) the GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (w) the Mozilla Public License; (x) the Sun Industry Standards License (SISL); (y) the Affero General Public License; and (z) to the extent applied to software, all Creative Commons “sharealike” licenses.
(y)    Section 4.14(y) of the Disclosure Schedule contains a list of all Contracts in which any Seller has agreed to place Business Intellectual Property into escrow and, upon the occurrence of certain events specified in such Contracts to release such source code to a third party. Except for the source code escrow obligations described in the immediately preceding sentence, no Seller Party has licensed, distributed or disclosed, is obligated to license, distribute or disclose, or has any knowledge of any distribution or disclosure by any third party of, the source code for any Business Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, nor will the consummation of the transactions contemplated herein, result in the disclosure or release of such source code by any Seller Party or escrow agent(s) or any other Person to any third party.
(z)    Each Seller employs commercially reasonable measures to ensure that the Seller Products, the Business Intellectual Property or any Technology of the Business do not contain any Viruses or other unpatched security vulnerabilities. The Seller Products, the Business Intellectual Property, the Technology of the Business and the computer systems that are necessary for the operation of the Business do not contain any Viruses. For purposes of this Agreement, “Virus” means any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.
(aa)    Sellers’ databases and the source code for the Seller Products, the Business Intellectual Property and any Technology of the Business constitute Trade Secrets of Sellers and Sellers currently use and the Seller Parties have used in the past commercially reasonable efforts, at least in conformance with general industry standards, to maintain the confidentiality of the databases and Seller Product, the Business Intellectual Property and any Technology of the Business source code and to restrict access to the databases and Seller Product, the Business Intellectual Property and any Technology of the Business source code except to those Persons that have a legitimate business reason for accessing the databases and Seller Product, the Business Intellectual Property and any Technology of the Business source code and that have executed a confidentiality agreement prohibiting the disclosure of the databases and Seller Product, the Business Intellectual Property and any Technology of the Business source code without the express written authorization of Sellers.
(bb)    All data, images and works of authorship that have been collected, stored, maintained or otherwise used by Sellers have been collected, stored, maintained and used in accordance with all applicable U.S. and foreign laws, rules, regulations, guidelines, contracts, and industry standards. No Seller Party has received a notice of any currently uncured noncompliance with applicable laws, rules, regulations, guidelines or industry standards regarding data protection, copyrights or trademarks. Each Seller has made all registrations that such Seller is required to have made in relation to the processing of data, and is in good standing with respect to such registrations, with all fees due within 90 days of the date hereof duly made. Each Seller’s practices are, and have always been, in compliance with (i) its then-current privacy policy, including the privacy policy posted on such Seller’s websites, (ii) its customers’ privacy policies, to the extent applicable, and (iii) third party website terms, when required to do so by contract or use. Each Seller has implemented and maintained appropriate and reasonable measures to protect and maintain the confidential nature of any Personal Information. Each Seller has adequate technological and procedural measures in place to protect Personal Information collected by such Seller against loss, theft and unauthorized access or disclosure. Each Seller has the full power and authority to transfer any and all rights in any individual’s Personal Information in such Seller’s possession or control to Buyer. Except as set forth in Section 4.14(bb) of the Disclosure Schedule, none of the Seller Parties is subject to any obligation that would prevent the Buyer Parties from using the Personal Information in a manner consistent with any law or industry standard regarding the collection, retention, use, or disclosure of such information. No Seller Party is subject to any obligation that would prevent any Seller from using the Personal Information in the operation of the Business as has been conducted in the past by Sellers, as is currently conducted by Sellers, or as contemplated to be conducted after the Closing by the Buyer Parties. Without limiting the foregoing, each Seller is in compliance with, and third party social media users are in compliance with, all Contracts, posted policies, and terms and conditions of use of any online social media services, such as Facebook, directly or indirectly applicable to the Business, including the (i) collection or provision of data, (ii) purchase, promotion, sale, license, or other distribution of Sellers’ products or other Technology, (iii) provision or consumption of services to or by Sellers’ customers or potential customers, or (iv) any other aspect of the operation of the Business; and the transactions contemplated in this Agreement shall not cause any Seller or any third party social media user to be in violation or breach of any such Contract, posted policies or terms and conditions of use.
(cc)    No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties were used in the development of the Business Intellectual Property and no Governmental Body, university, college, other educational institution or research center has any claim or right in or to the Business Intellectual Property.
(dd)    Section 4.14(dd) of the Disclosure Schedule sets forth a list of all computer systems owned, leased or licensed by any Seller that are necessary for the operation of the Business. Each Seller owns, leases or licenses all computer systems that are necessary for the operation of the Business. In the past 12 months, there has been no failure or other substandard performance of any computer systems that has caused any disruption to the Business. Each Seller has taken commercially reasonable steps to provide for the back-up and recovery of data and information and has commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. Each Seller has taken reasonable actions to protect the integrity and security of its computer systems and the software information stored thereon from unauthorized use, access, or modification by third parties.
(ee)    As of the Closing Date, the list of Licensed Software set forth on Schedule A to the License Agreement includes only Software that is common to the Business and the Retained Business, and does not include any Software that is exclusive to the Business.
4.15    Litigation. Except as set forth in Section 4.15 of the Disclosure Schedule, there have not been, and there currently are no, claims, charges, complaints, actions, suits, settlements, hearings, investigations, proceedings, or governmental or regulatory inquiries (“Claims”) pending or threatened against any Seller, any Seller Owner in connection with the Business, the Purchased Assets or the Business. Except as set forth in Section 4.15 of the Disclosure Schedule, there have not been, and currently are no, Claims initiated by any Seller pending, or that any Seller intends to initiate, against any other Person related to the Business, the Purchased Assets or any Business Intellectual Property. No Seller has received any Claim, nor is any Claim threatened, regarding a violation of securities laws, breach of fiduciary duty or similar violation by any of the respective officers, managers, members, directors or employees of any Seller.
4.16    Compliance.
(a)    No Seller is in violation of any law, statute, rule, regulation, ordinance, Order or licensing requirements of any Governmental Body (collectively, “Rules”) applicable to the Business or any Seller or by which the Purchased Assets or any of the properties or assets of such Seller or the Business are bound, and no Seller or Seller Owner has been notified by any Governmental Body of any violation, or any review or investigation with respect to the violation, of any such Rule. No investigation or review by any Governmental Body is pending or has been threatened against any Seller or the Business.
(b)    The Seller Parties and their respective predecessors and Affiliates have complied with and are in compliance with all applicable Rules and Orders, and no proceeding has been filed, commenced or threatened alleging any failure so to comply. No Seller Party has received any notice or communication from any Governmental Body alleging any such non-compliance.
(c)    Sellers have complied with all privacy policies and guidelines relating to Personal Information. True and correct copies of all applicable privacy and security policies and guidelines of Sellers have been made available to Buyer. Sellers have made all notices and disclosures to customers required by applicable Rules. Sellers have taken steps reasonably necessary (including implementing and monitoring compliance with respect to technical, administrative and physical safeguards) to protect Personal Information and systems from which Personal Information can be created, viewed, displayed, accessed, retrieved, stored or transmitted, against loss or destruction, and against unauthorized access, use, transfer, modification, or disclosure or other misuse and to otherwise comply with applicable Rules. There has been no unauthorized disclosure, access to or transfer of or other misuse of Personal Information required to be reported to any customer of a Seller, affected individual or Governmental Body and Sellers have not been required to provide any breach notification or report any security incidents to any customer of a Seller, affected individual or Governmental Body as required under any applicable Rule.
(d)    Each Seller has established and implemented such policies, programs, procedures, contracts and systems as are required of such Seller to be in compliance with all Rules, including privacy, electronic transactions and security standards for Personal Information.
4.17    Permits; Export and Import Laws; Export Proceedings; Foreign Operations.
(a)    Permits. Each Seller holds, to the extent required by applicable Rules, all franchises, permits, certificates, licenses, consents, filings, sanctions, registrations, variances, exemptions, orders, authorizations and approvals from, and has made all declarations and filings with, all Governmental Bodies (“Governmental Permits”) for the operation of the Business as conducted in the past or as presently conducted including the sale, transport, export, import or shipment of any items or materials (whether in tangible form or otherwise) to any jurisdiction. No suspension or cancellation of any such Governmental Permit is pending or threatened. Each such Governmental Permit is valid and in full force and effect, and Seller is in compliance with the terms of such Governmental Permits. Section 4.17(a) of the Disclosure Schedule provides a complete list of all Governmental Permits held by each Seller.
(b)    Export and Import Laws. No Seller has violated any applicable U.S. Export and Import Laws, nor made a voluntary disclosure with respect to any violation of such laws. Each Seller has been and is in compliance with all applicable Foreign Export and Import Laws. Each Seller has prepared and timely applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of the Business. Each Seller has at all times been in compliance with all applicable laws relating to trade embargoes and sanctions, and no product, service or financing provided by Seller has been, directly or indirectly, provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other country or Person against whom the United States maintains economic sanctions or an arms embargo.
(c)    Export Proceedings. There is no export or import related proceeding, investigation or inquiry pending or threatened against any Seller or any officer or director thereof (in their capacity as an officer or director of such Seller) by or before (or, in the case of a threatened matter, that would come before) any Governmental Body.
(d)    Foreign Operations. Except as set forth in Section 4.17(d) of the Disclosure Schedule, none of the Sellers nor any of their Subsidiaries (i) conducts or has conducted operations of any kind outside of the United States, (ii) has any revenue from any source outside the United States, or (iii) has executed or performed any Contract outside the United States.
4.18    Health, Safety and Environmental Matters.
(a)    Each Seller is in compliance with all applicable Rules relating to public health and safety, worker health and safety and pollution and protection of the environment, including all Environmental Laws, and no Claim, demand or notice has been made, given, filed, commenced or threatened by any Person against any Seller alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. Each Seller has obtained, and is in compliance with all of the terms and conditions of, all Governmental Permits that are required under any Environmental Law and is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law.
(b)    There are no circumstances that violate Rules, or could reasonably be expected to result in future non-compliance or liability under applicable Rules, in each case relating to public health and safety, worker health and safety and pollution and protection of the environment, including the Environmental Laws. No physical condition exists on or under any property that may have been caused by or impacted by the operations or activities of any Seller that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to Person or property as a result of such physical condition.
(c)    All properties and equipment used by Sellers in the Business are and have been free of Hazardous Materials except for any Hazardous Materials in small quantities found in products used by any Seller for office or janitorial purposes stored, used and disposed of in compliance with applicable Environmental Laws.
(d)    Sellers have provided to Parent true and complete copies of all internal and external environmental audits and studies in their possession or control relating to each Seller and its operations and all correspondence in its possession or control on substantial environmental matters relating to each Seller and its operations.
4.19    Insurance.  Each Seller has been covered since its formation by insurance in scope and amount customary and reasonable for businesses of the same size and nature and with similar risk exposures as the Business. Section 4.19 of the Disclosure Schedule contains a true, correct and complete list of all policies of fire and casualty, property and other liability, worker’s compensation and other forms of insurance maintained by each Seller with respect to the Business or any Purchased Asset, including the name of the insured, the name of the insurance carrier, the policy number, and the amount and nature of coverage provided, copies of which have been made available to Parent. All such policies have been and currently are in full force and effect and all premiums due and payable for periods prior to the Closing Date under such policies have been paid or will be paid when due. No notice of cancellation of any such policies has been received; and such policies are sufficient for compliance with all applicable Rules, the Assumed Contracts, Lien Instruments and Real Property Leases. Except for amounts deductible under policies of insurance and as described in Section 4.19 of the Disclosure Schedule, no Seller has been or is subject to liability as a self-insurer. Except as set forth in Section 4.19 of the Disclosure Schedule, there are no claims pending or threatened under any of such policies and there are no disputes between any Seller and any of the underwriters of said policies.
4.20    Labor and Employment Matters.
(a)    No Termination. Certain key employees of Sellers and/or their Affiliates are listed on Schedule 4.20(a) (each a “Key Employee” and collectively the “Key Employees”). No Key Employee has indicated an intention or plan to terminate his, her or their employment with any of Sellers or their Affiliates (other than in connection with the acceptance of an offer of employment by Buyer).
(b)    Employees. (i) No present or former employee of any Seller or applicant for employment, has claimed that such Seller is in violation of any term of any employment Contract or compensation agreement, plan or arrangement or is in violation of any applicable law relating to the employment relationship; (ii) no third party has claimed that any present or former employee of any Seller has breached his or her duties under any patent disclosure agreement, confidentiality agreement, non-solicitation agreement, noncompetition agreement or any other restrictive covenant running in favor of such third party; (iii) no third party has claimed that any present or former employee of any Seller has disclosed or utilized any Trade Secret or proprietary information or documentation of such third party; (iv) no third party has claimed that any present or former employee of any Seller has interfered in the relationship between such third party and any of its present or former employees or contractors; and (v) no present or former employee of a Seller has disclosed any Trade Secret, information or documentation proprietary to any current or former employer or other third party, or violated any confidential relationship with any such third party in connection with the development, manufacture or sale of any product, or the development or sale of any service, of a Seller. Section 4.20(b) of the Disclosure Schedule sets forth (i) a complete list of all individuals employed by Sellers and their Affiliates as of the date of this Agreement that are engaged in the Business and the approximate percentage of each such individual’s time devoted to each of the Business and the Retained Business (the individuals set forth on such schedule are each a “Business Employee” and are collectively referred to as the “Business Employees”), (ii) first date of employment with the applicable Seller, (iii) the current compensation of any kind or description whatsoever for each such employee, including but not limited to base salary or hourly rate, severance arrangements or fringe or other benefits paid by any Seller and expected and maximum potential target bonuses or other incentive compensation, whether payable in cash or in kind, (iv) wage and hour classification for each employee, (v) the name, title, position and business unit that is applicable to such employee, (vi) visa status, (vii) whether such individual is currently employed, on leave relating to work-related injuries and/or receiving disability benefits under any Seller Benefit Plan, and (viii) any payments or benefits required or anticipated to be made or provided by such Seller to any such employee in connection with the transactions contemplated in this Agreement or any other change of control transaction, including, without limitation, cash payments, forgiveness of indebtedness, assumption of tax liability, severance benefits or vesting acceleration, and any agreement or understanding between or among such Seller and any such employee relating to any such payment or benefit. On or immediately prior to the Closing Date, Sellers shall update Section 4.20(b) of the Disclosure Schedule to reflect any new hires, terminations or departures of Business Employees (and the individuals appearing on such updated schedule shall be deemed to be Business Employees for purposes of this Section 4.20 and Section 6.4). Except as set forth in Section  4.20(b) of the Disclosure Schedule, no Business Employee is subject to any agreements under which he or she will receive any employee wages, incentive compensation in the form of cash, equity or any other property, or other benefits and there are no severance payments or other payments that are or could become payable to any Business Employee under the terms of any oral or written agreement or commitment or any Rule, custom, trade or practice as a result of the transactions contemplated in this Agreement or the Ancillary Agreements.
(c)    Labor Unions. None of the Business Employees is represented by a labor union, and no Seller is either subject to, or negotiating, any collective bargaining or similar agreement with respect to any of the Business Employees. There is no labor dispute, strike, work slowdown, work stoppage or other labor trouble (including any organizational drive) against any Seller pending or threatened. No Seller has agreed to recognize any labor union or other collective bargaining representative, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any Business Employee. There is no question concerning representation as to any labor union or other collective bargaining representative with respect to any Business Employee, and no labor union or other collective bargaining representative claims to or is seeking to represent any Business Employee. No union organizational campaign or representation petition is currently pending or threatened or reasonably anticipated with respect to any Business Employee. There is no unfair labor practice charge or proceeding pending against any Seller before the National Labor Relations Board.
(d)    Legal Compliance. No Seller, Business Employee or representative of any Seller has committed or engaged in any unfair labor or illegal employment practice in connection with the conduct of the Business, and there is no action, suit, claim, charge or complaint against any Seller or any employee or representative of any Seller pending or threatened or reasonably anticipated relating to any employment, labor, safety, whistleblower, or discrimination matters, including charges or complaints of unfair labor practices, discrimination, retaliation, or wrongful discharge. Sellers are in compliance with all applicable laws relating to employment, including laws relating to employment discrimination, retaliation, wrongful discharge, labor relations, fair employment practices, proper classification of employees and independent contractors, payment of wages and overtime, leaves of absence, disability accommodation, immigration, employee benefits, and affirmative action. All

Business Employees are legally authorized to work in the United States and Sellers and the Business Employees have properly completed and retained I-9 forms. No federal, state, or local agency responsible for the enforcement of labor and employment laws is conducting or intends to conduct an investigation with respect to or relating to Sellers.
(e)    WARN Act. Prior to and as of the Closing, no Seller has had any plant closings, mass layoffs or other terminations of any Business Employees which would create any obligations upon or liabilities for such Seller under the federal Worker Adjustment and Retraining Notification Act (“WARN”) or any equivalent state or local laws. No Seller is a party to any agreements or arrangements or subject to any requirement that in any manner restricts such Seller from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of Seller, subject to applicable law.
(f)    Employment Agreements. Except as set forth on Section 4.20(f) of the Disclosure Schedule, no Seller is bound by any written employment agreements or commitments to any Business Employees, other than on an at-will basis.
4.21    Employee Benefits.
(a)    Section 4.21(a) of the Disclosure Schedule lists each Employee Benefit Plan that any Seller, any ERISA Affiliate or professional employer organization maintains or to which any Seller or any ERISA Affiliate contributes or is a participating employer and in or under which any Business Employee participates is entitled to receive benefits (collectively, the “Seller Benefit Plans”). With respect to each Seller Benefit Plan, the Sellers have delivered, or otherwise caused delivery of, to Buyer true and complete copies of all plan documents and, if available, summary plan descriptions, the most recent determination letter (or opinion letter) received from the IRS, all Form 5500 Annual Reports, and all related trust agreements associated with such Seller Benefit Plan.
(b)    With respect to each Seller Benefit Plan (and each related trust, insurance contract or fund), none of Sellers nor any ERISA Affiliate would be subject to any liability under ERISA, the Code or any other applicable law by reason of any event which has occurred or any set of circumstances which exists other than routine obligations under the terms of the applicable Seller Benefit Plan, such as the obligation to make contributions to such Seller Benefit Plan.
(c)    Each Seller Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in accordance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the Code and all other applicable laws. Each Seller Benefit Plan (including any amendments thereto) that requires by law approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction, has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any amendment that has not previously received such approval, registration or qualification.
(d)    (i) All reports, descriptions and disclosures required by law with respect to each Seller Benefit Plan have been filed or distributed appropriately and in accordance with applicable law and (ii) where required by applicable law, the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each Seller Benefit Plan that is a group health plan.
(e)    All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been timely paid by Sellers and their Affiliates as applicable with respect to each Seller Benefit Plan (or related trust or held in the general assets of Sellers and accrued, as appropriate), and all required contributions for any period ending on or before the Closing Date that are not yet due will have been paid by Sellers and their Affiliates as applicable with respect to each Seller Benefit Plan (or related trust) or accurately accrued in accordance with GAAP on or before the Closing Date. All premiums or other payments that are due and owing by Sellers and their Affiliates as applicable for all periods ending on or before the Closing Date will have been timely paid by Sellers and their Affiliates as applicable with respect to each Seller Benefit Plan that is an Employee Welfare Benefit Plan on or before the Closing Date.
(f)    Each Seller Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods, and no such determination letter or advisory letter has been revoked nor has revocation been threatened.
(g)    No Seller Benefit Plan maintained or contributed to during the six-year period preceding the Closing Date by any Seller or any ERISA Affiliate is subject to the minimum funding requirements of Section 412 of the Code or subject to Title IV of ERISA.
(h)    No Seller Benefit Plan provides any medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code) that cannot be unilaterally terminated by the Sellers or an ERISA Affiliate.
(i)    None of any Seller, any ERISA Affiliates, nor any employee or representative of any Seller or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Seller Benefit Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Seller Benefit Plan. Neither any Seller nor any ERISA Affiliate has entered into any Contract with any trade union, works council or other employee representative body or any number or category of its employees that would prevent, restrict or impede the implementation of any lay off, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(j)    There are no unresolved claims or disputes under the terms of, or in connection with, any Seller Benefit Plan (other than routine claims for benefits), and no legal action has been commenced with respect to any such claim or dispute.
(k)    With respect to each Seller Benefit Plan that any Seller, ERISA Affiliate or professional entity organization maintains or ever has maintained or to which any of them contributes or has ever contributed:
(i)    There have been no Prohibited Transactions with respect to any such Seller Benefit Plan that would subject any Seller to a tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c)(i) or (l) of ERISA.
(ii)    No Seller Party (by way of indemnification, directly or otherwise) has and no fiduciary has any liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any Seller Benefit Plan.
(iii)    No Seller Party has received notice that any action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Seller Benefit Plan (other than routine claims for benefits) is pending or threatened, and there is no basis for any such action, suit, proceeding, hearing or investigation.
(l)    Other than as described Section 4.21(l) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any Ancillary Agreement to which any Seller is a party nor the consummation of the transactions contemplated herein or therein will, either alone or together with any other event (i) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
(m)    No Seller Benefit Plan is funded with or allows for payments, investments or distributions in any employer security of any Seller, including, but not limited to, employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
(n)    None of Sellers or any ERISA Affiliate contributes to, or has any obligation (contingent or otherwise) to contribute to, or has any liability (contingent or otherwise, including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any (i) Employee Benefit Plan that is a “defined benefit plan” as defined in Section 3(35) of ERISA or (ii) any Multiemployer Plan.
(o)    No asset of any Seller is subject to any Lien under ERISA or the Code.
(p)    Except as set forth in Section 4.21 of the Disclosure Schedule, no Seller Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code; and such Seller Benefit Plan which is subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code.

4.22    Absence of Certain Changes.  Except as set forth in Section 4.22 of the Disclosure Schedule, since December 31, 2015, unless stated otherwise, each Seller has conducted its operations and the Business in the ordinary course consistent with past practices, and no Seller has:
(a)    suffered a Material Adverse Change;
(b)    experienced any damage, destruction or loss to or of any of the assets or properties owned or leased by any Seller related to the Business or any Purchased Asset;
(c)    failed to use commercially reasonable efforts to preserve intact the Business and to keep available the services of the present officers, managerial personnel and key employees or independent contractors of such Seller and preserve its relationships with customers;
(d)    failed to use commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its equipment in accordance with the normal standards of maintenance applicable in the industry;
(e)    failed to use commercially reasonable efforts to renew any Material Customer Contract;
(f)    entered into any Contract related to the Business or the Purchased Assets outside the ordinary course of business;
(g)    received any cancellation notice or notice of non-renewal under any Customer Contract, or since December 31, 2015 reduced the overall pricing or made any change to the detriment of such Seller, with respect to any Contract with a Material Customer;
(h)    entered into or modified any standstill or non-compete contracts under which such Seller is the obligor, or modified or waived any of its rights under any existing standstill or non-compete contract under which such Seller is the beneficiary;
(i)    transferred, granted any license or sublicense of any rights under or with respect to any of its Intellectual Property, other than in the ordinary course of business consistent with past practice;
(j)    made or pledged to make any charitable or other capital contribution in excess of $5,000;
(k)    adopted, terminated or amended, modified or terminated (or otherwise caused any of the foregoing with respect to) any Employee Benefit Plan, made any contribution with respect to any Employee Benefit Plan (other than regularly scheduled contributions) or materially increased in any manner the compensation or benefits of any manager, officer, director, or employee or other personnel (whether employees or independent contractors) or granted any equity or equity based awards, other than in the ordinary course of business;
(l)    made any oral or written representation or commitment (or caused any of the foregoing) with respect to any aspect of any Employee Benefit Plan that is not in accordance with the existing written terms and provision of such Employee Benefit Plan;
(m)    terminated any employee other than in the ordinary course of business consistent with past practice;
(n)    hired or appointed any new officers, directors or material exempt employees except (i) to replace existing employees at similar compensation levels or (ii) for any new employees hired in the ordinary course of business;
(o)    entered into any new intercompany transaction, agreement, arrangement, or understanding with, directly or indirectly, any manager, officer or director or Affiliate, or made any payment or distribution to any of the foregoing other than advances to directors, officers and employees of Seller in the ordinary course of business and consistent with past practices of Seller not to exceed, in the aggregate, $25,000, in any case, other than compensatory payments in the ordinary course of business;
(p)    acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, assigned, licensed, loaned, pledged, transferred, or disposed of any Person or any assets or rights except for fair consideration in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions;

(q)    mortgaged, pledged, or subjected to any Lien any of its assets;
(r)    made any loans, advances or capital contributions to, or investment in, any other Person in excess of $5,000;
(s)    entered into any joint ventures, strategic partnerships or alliances;
(t)    (i) changed its independent public accountants, if any, (ii) changed its depreciation or amortization policies or rates, (iii) changed its standard invoicing or billing practices and procedures or, (iv) except as required by GAAP, applicable Rules, or circumstances which did not exist as of such date, changed any of the accounting principles or practices used by it;
(u)    changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto;
(v)    made, declared, paid or set aside assets for any dividend or otherwise declared or made any other distribution with respect to its equity interests, or directly or indirectly purchased, redeemed or otherwise acquired any equity interests, shares of capital stock or other securities, as applicable, of such Seller;
(w)    incurred or guaranteed any Indebtedness, issued any debt securities or rights to acquire debt securities, or entered into any arrangement having the economic effect of any of the foregoing;
(x)    failed to pay any Indebtedness or any other accounts payable as it became due, or changed its existing practices and procedures for the payment of Indebtedness or other accounts payable;
(y)    (i) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise), other than immaterial claims, liabilities or obligations arising in the ordinary course of business, (ii) prepaid or cancelled any amount of Indebtedness for borrowed money, or (iii) paid or agreed to pay any amount in settlement, or cancelled, compromised, waived or released any right or claim, including rights under or pursuant to, any matter involving actual or threatened claims against such Seller, other than immaterial rights or claims in the ordinary course of business;
(z)    incurred or committed to incur any capital expenditures, capital additions or capital improvements in excess of $5,000 for any individual commitment or $25,000 in the aggregate;
(aa)    made any payment or agreement relating to the surrender, cancellation, amendment or agreement not to exercise any option, warrant, profits interest or other right to acquire equity or equity-linked securities issued by such Seller;
(bb)    made any Tax election that is inconsistent with past practices, changed any Tax election, changed any annual accounting period, adopted or changed any accounting method with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax; or
(cc)    authorized, approved, agreed to or made any commitment, orally or in writing, to take any of the foregoing actions or to take any actions prohibited by this Agreement.
4.23    Absence of Certain Business Practices.  No Seller, nor any employee, manager, officer, director or Affiliate of any of them, or any other Person acting on behalf of any Seller, has, with respect to, on behalf of or to otherwise further the interests of any Seller, (a) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to foreign or domestic government officials or employees, (c) established or maintained any unlawful or unrecorded funds or other assets or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions; (d) made any bribe, kickback or other unlawful payment or (e) made any favor or gift which is not, in good faith, believed by such Person to be fully deductible for any income tax purposes and which was, in fact, so deducted.

4.24    Related Party Transactions.  Except as set forth in Section 4.24 of the Disclosure Schedule, no Related Party (a) has borrowed money from or loaned money or equipment to any Seller that is currently outstanding or otherwise has any cause of action or claim against such Seller, (b) has any direct or indirect ownership interest in any property or asset used or developed by or for any Seller in the conduct of the Business except through such Person’s ownership of Seller Interests, (c) has or has had any direct or indirect ownership interest in, or served as an officer, director, employee or consultant of, any Person which is a present competitor, supplier or customer of the Business or (d) is a party to any agreement or is engaged in any ongoing transaction with any Seller other than employment in the ordinary course of the Business.
4.25    Customers and Suppliers.  Section 4.25(a) of the Disclosure Schedule lists all customers (each a “Customer”) of the Business for the 12-month period ended December 31, 2016, based on and listing the gross sales. The 100 largest Customers (as determined by gross sales for the 12-month period ended December 31, 2016) listed on Section 4.25(a) of the Disclosure Schedule shall be referred to as the “Material Customers” and individually as a “Material Customer.” Each Customer has entered into a Contract governing its relationship with Seller (each such Contract, a “Customer Contract”) and all of such Contracts have been executed in writing, are valid and binding (subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity), and except as set forth in Section 4.11(a) of the Disclosure Schedule true, correct and complete copies have been made available to Buyer. Except as set forth in Section 4.25(a) of the Disclosure Schedule, (i) all Customer Contracts have terms no less favorable to Sellers than as follows: (A) no restriction on assignment by Sellers; (B) limitation of Sellers’ liability no greater than the amount of fees paid to Sellers during the preceding 12 months; (C) no “most favored nation” or similar clause; (D) no restriction on Sellers’ competitive activities; (E) no right for any Customer to recover indirect, special, consequential or other non-direct damages and (F) no less favorable data rights than set forth in the form of Standard Customer Agreement and (ii) all Customer Contracts otherwise conform in all material respects with the applicable forms of Standard Customer Agreements attached as Exhibits D-1 through D-5. Section 4.25(b) of the Disclosure Schedule lists the 50 largest suppliers or vendors of the Business for the 12-month period ended December 31, 2016 (each a “Material Supplier”), based on and listing the gross purchases (rounded to the nearest $1,000). Each Material Supplier has entered into a Contract governing its relationship with Seller (each such Contract, a “Material Supplier Contract”) and all of such Material Supplier Contracts have been executed in writing and are valid and binding, and except as set forth in Section 4.11(a) of the Disclosure Schedule, true, correct and complete copies have been made available to Buyer. Except as set forth in Section 4.11(b)(i) of the Disclosure Schedule, no Material Customer or Material Supplier has canceled, terminated or otherwise modified, or threatened or requested to cancel, terminate or otherwise modify, its relationship with any Seller during the 12 months immediately preceding the Closing Date or has during such 12-month period decreased, or threatened or requested to decrease or limit, its business with any Seller or the Business for any reason, including as a result of the consummation of the transactions contemplated in this Agreement and the Seller Ancillary Agreements.
4.26    Product and Service Warranties.  Each product or service sold, licensed, distributed, delivered or offered in connection with the Business is in conformity with all applicable contractual commitments and all express warranties. No product sold, licensed, distributed or delivered by any Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease, except for such guarantees, warranties and indemnities that are implied under applicable law and not disclaimable.
4.27    Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of any Seller related to the Business or any Purchased Asset that are presently in effect.
4.28    Preferences; Solvency. Each of the following statements is, and, after giving effect to the transactions contemplated in this Agreement and the other Seller Ancillary Agreements and upon any distribution of any contemplated assets of Sellers to a liquidating trust or to Sellers’ creditors and equityholders, each of the following statements will be true and correct:
(a)    The aggregate value of all assets of Sellers or any such liquidating trust at their respective then present fair saleable values exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Sellers, on a consolidated basis, or such liquidating trust. For purposes of this Section 4.28, “present fair saleable value” means the amount that may be realized within a reasonable time through a sale within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions. In determining the present fair saleable value of

Sellers’ contingent liabilities (such as litigation, guarantees and pension plan liabilities) on a consolidated basis, Sellers have considered such liabilities that could possibly become actual or matured liabilities.
(b)    No Seller or any such liquidating trust is insolvent as such term is used in Sections 547 and 548 of the United States Bankruptcy Code and all other applicable preference, fraudulent transfer or fraudulent conveyance laws, statutes, rules or regulations applicable to any Seller or such liquidating trust.
(c)    The consideration received by Sellers hereunder constitutes reasonably equivalent consideration for Sellers entering into the transactions contemplated in this Agreement.
4.29    No Competitor Technology; No Violation of Agreements with Certain Competitors. Without limiting the generality of any other representations or warranties contained in this Agreement, the Purchased Assets do not contain, in any electronic or hard copy form, any Technology or other confidential or proprietary information or property originating from Yardi Systems, Inc., MRI Software LLC, Entrata Inc., CoStar Group, Inc., or any of their respective predecessors, successors, assigns, parent companies, subsidiaries, or affiliated organizations, or any past or present officers, directors, partners, shareholders, agents, representatives, servants or employees of any of them (each, a “Specified Competitor”) (any such Technology or other confidential or proprietary information or property originating from a Specified Competitor is referred to as “Competitor Technology”). No Seller has breached any contract between such Seller and any of the Specified Competitors.
(a)    No Competitor Technology is required to operate the Business as currently conducted by Sellers.
(b)    In the operation of its Business as currently conducted by Sellers, Sellers’ products and services interface with Specified Competitor software applications and databases only through standard interfaces, generally made available by such Specified Competitors to their customers, and not through a custom-built interface.
(c)    Except as set forth in Section 4.29 of the Disclosure Schedule, since January 1, 2012, Seller has not, directly or through any subcontractor or other third party, provided any consulting or similar services regarding Yardi Technology, or otherwise operated as a member of any consultant network of Yardi.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES
Each Buyer Party represents and warrants to each Seller Party as follows:
5.1    Organization and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
5.2    Authority.  Each Buyer Party has the requisite power and authority to execute, deliver and perform this Agreement and all other agreements and documents required to be delivered by such Buyer Party hereunder (collectively, the “Buyer Party Agreements”) and to consummate the transactions contemplated in this Agreement and the Buyer Party Agreements. The execution, delivery and performance of this Agreement and the Buyer Party Agreements and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of such Buyer Party. Each of the Buyer Party Agreements has been, or with respect to Buyer Party Agreements to be executed at the Closing will be, duly executed and delivered by such Buyer Party, and each constitutes or will constitute when executed and delivered a valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms.
5.3    No Conflict or Breach.  The execution, delivery and performance of this Agreement and the Buyer Party Agreements do not and will not (a) conflict with or constitute a violation of the Certificate of Incorporation or Bylaws (or equivalent Governing Documents) of either Buyer Party; or (b) conflict with or constitute a violation of any law, statute, judgment, Order, decree or regulation of any Governmental Body or arbitrator applicable to or relating to either Buyer Party, excluding from the foregoing clause (b) such conflicts or violations that would not, individually or in the aggregate, (A) prevent or materially delay consummation of the transactions contemplated herein, (B) otherwise prevent or materially delay performance by such Buyer Party of its material obligations under this Agreement; or (c) cause a material adverse effect on the Buyer Parties.
5.4    Governmental Approvals. Other than with respect to filings under the HSR Act, no consent, approval, authorization, registration or filing with any federal, state or local judicial or Governmental Body or administrative agency is required in connection with the valid execution and delivery by either Buyer Party of this Agreement or the Buyer Party Agreements or the consummation by such Buyer Party of the transactions contemplated in this Agreement or the Buyer Party Agreements.
5.5    Brokers.  No finder, broker, agent or other intermediary has acted for or on behalf of either Buyer Party in connection with the transactions contemplated in this Agreement, and there are no claims for any brokerage commission, finder’s fee or similar payment due from such Buyer Party.
5.6    Sufficiency of Funds.  On the Closing Date, Buyer or Parent will have cash on hand or other sources of available funds in an aggregate amount sufficient to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
5.7    Legal Proceedings.  There are no actions, suits, claims, investigations, or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated in this Agreement.

ARTICLE 6
COVENANTS
6.1    Conduct of Business Pending the Closing.  At all times from the execution of this Agreement until the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by law or as expressly provided otherwise in this Agreement, each Seller shall, and each Seller Owner shall cause each Seller to, operate the Business in the ordinary course consistent with past practice in all material respects and in compliance with all applicable Rules and to use best efforts to preserve substantially intact the Business and the goodwill of the Business. Furthermore, with respect to the Business, each Seller agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions), except as expressly permitted by this Agreement or pursuant to the transactions contemplated herein, or to the extent Buyer shall have consented in writing:
(a)    sell, lease, license or otherwise dispose of (i) any of the Purchased Assets, other than in the ordinary course of business, or (ii) any of the capital stock of or other member or equity interests in any Seller;
(b)    mortgage or pledge any of the Purchased Assets or subject any of the Purchased Assets to any Lien;
(c)    enter into or amend any Assumed Contract other than in the ordinary course of the Business consistent with past practice;
(d)    except as required pursuant to new Contracts entered into in the ordinary course of business, make or commit to make capital expenditures relating to the Business;
(e)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any Seller; or
(f)    agree in writing or otherwise to take any action inconsistent with the foregoing requirements.
6.2    Tax Matters.
(a)    Sellers, collectively on the one hand, and Buyer, on the other hand, shall each be responsible for and pay 50% of all sales, use, stamp, documentary, recording, value added, goods and services, bulk sales, excise, registration, conveyance and real estate and other transfer Taxes and fees incurred, if any, due as a result of the purchase, sale or transfer of the Purchased Assets contemplated in this Agreement whether imposed by law on any Seller or Buyer (“Transfer Taxes”). The Party required by applicable law to file any necessary documentation or Tax Returns with respect to such Transfer Taxes the “Transfer Tax Filing Party”) shall do so in the time and manner so required, and shall pay all Transfer Taxes reflected on such documentation or Tax Returns and the non-Transfer Tax Filing Party shall reimburse the Transfer Tax Filing Party for 50% of such Transfer Taxes within 10 days of receipt of reasonable evidence of the amount of such Transfer Taxes. Upon the request of the Party that is not the Transfer Tax Filing Party, the Transfer Tax Filing Party shall furnish the non-Transfer Tax Filing Party with proof of such payment. The Parties shall cooperate as reasonably requested in the preparation and filing of such Tax Returns and to minimize the amount of such Transfer Taxes, including, as applicable, providing appropriate documentation, obtaining certificates of exemption, and transferring by electronic means any Purchased Assets susceptible to such transfer.
(b)    Subject to Section 6.2(a), Section 6.2(c) and Section 6.2(d), each Seller shall be responsible for the preparation and timely filing of all Tax Returns of such Seller required to be filed for any Tax period, including all Tax Returns required to be filed with respect to the Business or the Purchased Assets for any Pre-Closing Tax Period. Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law and past practices (except as required by applicable law). Any disputes with respect to such Tax Returns shall be resolved in accordance with the procedures set forth in Section 2.7(c). Sellers shall be responsible for and shall timely pay all Taxes of the Sellers for any Tax period, and all Taxes with respect to the Business or the Purchased Assets for any Pre-Closing Tax Period. For the avoidance of doubt, with respect to any Tax Incentive applicable to the Purchased Assets or the Business during any Pre-Closing Tax Period (each, a “Pre-Closing Tax Incentive”), Sellers shall be responsible for and shall pay any amount required to be forfeited to a Governmental Body, any offset against any refund, claim or amount owing from such Governmental Body, or any other similar detriment with respect to any Pre-Closing Tax Incentive (each, a “Clawback”), regardless of when the Clawback is assessed or incurred and regardless of the reason for the Clawback.
(c)    Buyer will be responsible for the preparation and timely filing of all Tax Returns required to be filed with respect to its operation of the Business or ownership or use of the Purchased Assets for any Tax period (or portion thereof) commencing after the Closing Date (the “Post-Closing Tax Period”).
(d)    All real property Taxes, personal property Taxes and similar ad valorem obligations (collectively, “Property Taxes”) levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (each such period, a “Straddle Period”) shall be apportioned between Sellers, collectively on one hand, and Buyer, on the other hand, as of the Closing Date based on the number of days in such Straddle Period that are in the Pre-Closing Tax Period, and the number of days in such Straddle Period that are in the Post-Closing Tax Period. Sellers shall be liable for the portion of such Property Taxes attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the portion of such Property Taxes attributable to the Post-Closing Tax Period. The Party required by applicable law to file any necessary documentation or Tax Returns with respect to such Property Taxes (the “Property Tax Filing Party”) shall file any Tax Returns with respect to such Property Taxes in the time and manner required by law. Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law and past practices (except as required by applicable law). The Property Tax Filing Party shall provide the non- Property Tax Filing Party with a copy of each such Tax Return solely relating to such Property Taxes at least 15 days prior to the due date, and shall revise such Tax Return in accordance with the non- Property Tax Filing Party’s reasonable comments. Any disputes with respect to such Tax Returns shall be resolved in accordance with the procedures set forth in Section 2.7(c). If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the Parties, so that if either Party paid more than its proper share at the Closing, the other Party shall promptly reimburse such Party for the excess amount paid by them. If either Party receives a refund of Taxes that the other Party has paid pursuant to this Section 6.2(d), it shall reimburse the other Party its proportionate share of such refund, less any Taxes or other costs imposed with respect to the receipt of such refund.
(e)    Sellers and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any action, suit or proceeding, claim, arbitration, litigation or investigation relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the Party requesting it. Sellers shall preserve all Tax information, records, and documents relating to Property Taxes for periods beginning prior to the Closing Date until the expiration of any applicable statutes of limitation or extensions thereof and as otherwise required by law. Sellers shall provide timely notice to Buyer in writing of any pending or threatened Tax audits, actions, claims, assessments or information request related to (i) the Allocation (ii) the Purchased Assets for periods beginning prior to the Closing Date, or (iii) Transfer Taxes, and in each case furnish the other with copies of all correspondence (or applicable portions thereof) received from any Taxing authority in connection with any such Tax audit, action, claim, assessment or information request. For the avoidance of doubt, to the extent of any conflict between the provisions of this Section 6.2(e) and Section 6.6, the provisions of this Section 6.2(e) shall control.
(f)    At Buyer’s election, Buyer and Sellers shall utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage withholding for Transferred Employees.
(g)    Sellers and Buyer agree to treat all payments made either to or for the benefit of the other Party under this Agreement as adjustments to the Purchase Price for Tax purposes to the extent permitted under applicable Tax law.
6.3    Third Party Consents and Regulatory Approvals.
(a)    Subject to the terms and conditions hereof, each Seller and each Seller Owner shall use their commercially reasonable best efforts, and Buyer shall use its commercially reasonable efforts, to:
(i)    take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated herein as promptly as practicable;
(ii)    as promptly as practicable, obtain from any Governmental Body or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by any Seller Party or Buyer Party or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein;
(iii)    as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement under (A) the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and
(iv)    execute or deliver any additional instruments necessary to consummate the transactions contemplated in, and to fully carry out the purposes of, this Agreement.
The Seller Parties and Buyer shall cooperate in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and, if requested, considering in good faith reasonable additions, deletions or changes suggested in connection therewith. Each Seller, each Seller Owner and Buyer shall use their respective commercially reasonable best efforts to furnish the other Party, upon reasonable request, all information reasonably necessary or advisable in connection with any application or other filing to be made pursuant to the applicable Rules in connection with the transactions contemplated in this Agreement. For the avoidance of doubt, Buyer and Seller agree that nothing contained in this Section 6.3(a) shall modify or affect their respective rights and responsibilities under Section 2.8(f) or Section 2.8(g).
(b)    In furtherance and not in limitation of the foregoing, each of the Buyer Parties and the Seller Parties agree to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated herein within 10 business days after the date hereof and to supply promptly any additional information and documentary material that may be requested in connection with such filing. Notwithstanding anything to the contrary contained in this Agreement, (i) the Buyer Parties shall be entitled to direct the antitrust defense of the transactions contemplated herein in any investigation or litigation, including in connection with negotiations with any Governmental Body regarding the resolution of any investigation or litigation and (ii) in no event will the Buyer Parties or any of their Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Parent, could be expected to limit the right of Parent to own or operate all or any portion of their respective businesses or assets. The Seller Parties shall use reasonable best efforts to provide support and assistance of the Buyer Parties in all material respects in all such investigations and litigation to the extent required by the Buyer Parties.

(c)    Subject to applicable law and as required by any Governmental Body, each Party shall keep the others apprised of the status of matters relating to completion of the transactions contemplated in this Section 6.3, including promptly furnishing the other with copies of notices or other material communications received by such Party, as the case may be, or any of its Subsidiaries, from any third party or Governmental Body with respect to the transactions contemplated herein. Neither Sellers nor Buyer shall permit any of their representatives to participate in any meeting with any Governmental Body in respect of any filing, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate.
(d)    Except as otherwise provided in Section 11.3, each Party’s cost and expense of compliance with this Section 6.3 shall be borne by the Party incurring such expense.
6.4    Employment and Benefit Matters.
(a)    Buyer shall in its sole discretion offer employment to certain Business Employees either as of the Closing Date or pursuant to the terms of the Transition Services Agreement, each such offer to be pursuant to an offer letter on Parent’s standard form (and conditioned upon execution by such employee of Parent’s standard employment documentation, in each case, in the forms attached hereto as Exhibit A) for an indeterminate period of time with Buyer, conditioned on the occurrence of the Closing; provided, that such offers of employment shall be with respect to base salary and cash bonus eligibility in such amounts as are determined by Buyer in its sole discretion based upon Buyer’s review of duties performed by each employee, and the start date for each such Business Employee shall be on the Closing Date (the “Offers”). Any such Business Employee who accepts Buyer’s offer of employment and commences employment with Buyer shall be referred to, individually, as a “Transferred Employee” and, collectively, as the “Transferred Employees.” Buyer’s employment of each such Business Employee in accordance with this Section 6.4(a) shall begin as of the commencement of the applicable date of hire (the “Hire Date”), and the employment and other relationships of such Business Employee with Sellers and their Affiliates shall end immediately prior to such date. Sellers shall use their commercially reasonable best efforts to assist Buyer in employing as new employees of Buyer all such Transferred Employees. Buyer shall in no way be obligated to continue to employ any Transferred Employee for any specific period of time, except to the extent otherwise provided in any written agreement entered into by Buyer and/or any Subsidiary thereof and any Transferred Employee after the Closing.
(b)    Sellers shall be liable for, or for causing, the administration and payment of all workers’ compensation and health and welfare Liabilities and benefits (including Liabilities arising out of the termination of employment of any Business Employee) with respect to any Transferred Employees to the extent resulting from claims arising prior to the Hire Date. For purposes of the preceding sentence, claims shall be considered incurred on the date when medical/dental services are rendered or medical/dental supplies provided, and not when the condition arose or the course of treatment began. Sellers shall be liable for the administration and provision of benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to Business Employees and/or any former employees of Sellers or other qualified beneficiaries associated with any Business Employees or former employees of Sellers with respect to qualifying events that occur before the Hire Date or in connection with the transactions contemplated herein. Sellers further agree and acknowledge that in the event any Seller ceases to provide, or ceases to cause the provision of, any group health plan to any employee prior to the expiration of the COBRA continuation coverage period for all M&A qualified beneficiaries (as defined by Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated herein, then the Sellers shall provide Buyer written notice of such cessation at least 10 days in advance thereof and shall provide all information necessary for Buyer to offer COBRA continuation coverage to such M&A qualified beneficiaries in accordance with Treasury Regulation Section 54.4980B-9, Q&A-8(c); provided, that Buyer shall be obligated to offer such coverage only to the extent required by applicable law. The Sellers shall be responsible for 100% of the costs of any such COBRA benefits required to be paid by Buyer (including administrative costs) as a result of the preceding sentence. Buyer will be responsible for COBRA coverage for Transferred Employees (and each such employee’s qualified beneficiaries) whose qualifying event occurs on or after the applicable Hire Date, to the extent required by law.
(c)    Except as expressly set forth in this Section 6.4 with respect to Transferred Employees, Buyer shall have no obligation or Liability with respect to any Business Employee (including any beneficiary or dependent thereof) up to and including the Closing Date and Sellers shall remain responsible for any obligation or Liability, whether contractual or statutory, arising out of Sellers’ employment or termination of Business Employees.

Nothing in this Agreement confers upon any Business Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 6.4.
(d)    Except as otherwise elected by Buyer in accordance with Section 6.2(f), pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, (i) Buyer and Sellers shall report on a predecessor / successor basis as set forth therein, (ii) Sellers will not be relieved from filing, or causing the filing of, a Form W-2 with respect to any Transferred Employees, and (iii) Buyer will undertake to file, or cause to be filed, a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Transferred Employees are employed by Buyer that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by Sellers.
(e)    This Section 6.4 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.4. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.4 shall not create any right of any employee or any other Person to any continued employment with Sellers, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
6.5    Notice of Developments.  Each Seller will give prompt written notice to Buyer of (a) any event, condition, fact or circumstance that causes, caused, constitutes or constituted a breach or inaccuracy of any representation or warranty of Sellers contained in this Agreement at any time on or after the date of this Agreement and on or prior to the Closing Date (as though made at such time), (b) any event, condition, fact or circumstance that may be reasonably likely to cause any of the conditions to Closing not to be satisfied and (c) the failure of any Seller to comply with or satisfy in any material respect any covenant to be complied with by it hereunder following the Closing. No such notification will, in any way, limit, qualify, modify or affect the representations or warranties of Sellers’ or the Buyer Parties’ remedies or the conditions to their respective obligations hereunder, nor impair the ability of the Buyer Parties to rely on such representations and warranties.
6.6    Access to Records and Personnel.
(a)    Exchange of Information. From and after the Closing until the sixth anniversary of the Closing, each Party shall provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access (including using commercially reasonable efforts to give access to Seller’s auditors, accountants and other advisors reasonably requested by each Party), during normal business hours, to the other Party’s representatives and to any books, records, files, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business and the Purchased Assets (the “Books and Records”) in the possession or under the control of the other Party with respect to periods prior to the Closing that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing, auditing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Body having jurisdiction over the requesting Party in connection with the transactions contemplated herein, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements arising from the transactions contemplated in this Agreement, or (iii) to comply with its obligations under this Agreement; provided, however, that no Party shall be required under this provision to provide access to or disclose information if the Parties are in a dispute with each other regarding matters related to such information request or where such access or disclosure would violate any law, protective order or confidentiality agreement, or waive any attorney-client, attorney work product or other similar privilege, and each Party may redact information regarding itself or its affiliates or otherwise not relating to the other Party and its affiliates, to the extent such redaction is not related to the Business, and, in the event such provision of information could reasonably be expected to violate any Rule, protective order or confidentiality agreement or waive any attorney-client, attorney work product or other similar privilege, the Parties shall take commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence, to the extent practicable.
(b)    Record Retention. Each Party shall retain the Books and Records relating to the Business in such Party’s respective possession or control for the greater of (i) six years following the Closing Date or (ii) such period of time as may be required by applicable law. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records not in accordance with its retention policy, provided that, prior to such destruction or disposal (i) such Party shall provide no less than 30 days’ prior written notice to the other Party of any such proposed destruction or disposal (which notice shall specify in detail which of the Books and Records is proposed to be so destroyed or disposed of), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).
(c)    Other Agreements Providing For Exchange of Information. Except with respect to information that is generally available to the public, the Party requesting such information shall (i) hold all such information in the strictest confidence, except as required by applicable law or which must be disclosed in connection with any audit or taxing authority inquiry, (ii) shall disseminate such information only to its officers, directors, employees and representatives who have been advised of the confidential nature of such information and are subject to confidentiality obligations in favor of the Party requesting such information, and only on an as-needed basis, (iii) shall return promptly upon request of the other Party all copies of the information received by it, and (iv) shall cause its officers, directors, employees and other representatives to comply with the terms and conditions of this provision.
(d)    Confidential Information. Nothing in this Section 6.6 shall require either Party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information or of customer information; provided, however, that in the event that any Party is required under this Section 6.6 to disclose any such information, or in the event the transaction contemplated herein would cause a Party to disclose such information, that Party shall notify the other Parties thereof, not disclose such information, and use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.
6.7    Seller Insurance.  Seller shall maintain for the period of three years following the Closing Date, and on or before the Closing Date shall have paid the premiums for maintaining such policies during such period, the policies of insurance set forth on Section 4.19 of the Disclosure Schedule. From and after the Closing, Sellers shall use commercially reasonable efforts to prosecute claims and receive coverage under such insurance policies to the extent any Buyer Party incurs any damages or losses in connection with matters arising prior to the Closing and covered by such insurance policies.
6.8    Mail Handling.  To the extent any Seller receives any mail, email, faxes or packages addressed to such Seller but relating to the Business, the Purchased Assets or the Assumed Liabilities, such Seller shall promptly deliver such materials to Buyer. To the extent any Seller or Seller Owner receives any payments or refunds or any other proceeds in respect of the Purchased Assets or any Assumed Contract or otherwise arising out of the Business, such Seller shall cause such amounts to be remitted promptly to Buyer.
6.9    No Solicitation of Acquisition Proposals.  None of the Sellers, the Seller Owners or any of their Affiliates shall, and the Sellers and the Seller Owners shall cause their respective Affiliates, employees, officers, directors, agents, representatives and subsidiaries (and their employees, officers, directors, agents and representatives) not to (and will not authorize any of them to), directly or indirectly, initiate, solicit, encourage, or facilitate or induce any offer or proposal to (i) invest in any Seller, (ii) acquire any of the Purchased Assets or part of the Business or (iii) acquire any significant interest in any Seller whether by merger, consolidation, recapitalization, reorganization, transfer of assets, grant of license or otherwise (an “Acquisition Proposal”), or effect any such transaction, or participate in any discussions or negotiations regarding, or furnish any information to any other Person with respect to, or agree to or otherwise enter into, any Acquisition Proposal. Each Seller and each Seller Owner represents and warrants to Buyer that each Seller, each Seller Owner and their respective Affiliates have ceased any and all activities, discussions or negotiations with any third parties conducted on or prior to the date hereof with respect to any Acquisition Proposal. Each Seller and Seller Owner shall promptly notify Buyer orally and in writing immediately upon receipt of any Acquisition Proposal or any inquiry or request for information relating to the Purchased Assets or the Business that it reasonably believes could lead to an Acquisition Proposal, which notice shall identify the Person making such Acquisition Proposal, inquiry or request, the material terms and conditions of such Acquisition Proposal, inquiry or request and a true and complete copy of all written materials provided in connection with such Acquisition Proposal, inquiry or request. Sellers and Seller Owners shall, and shall direct its representatives to, discontinue any solicitation efforts or negotiations with respect to or in furtherance of any Acquisition Proposal.
6.10    Notification. Promptly after the Closing Date, Sellers will send a communication, the form and content of which will be subject to the review and approval of Buyer, which approval will not be unreasonably withheld, conditioned or delayed, to all existing and pending customers of the Business notifying them of the consummation of the sale of the Purchased Assets and Assumed Liabilities to Buyer.
6.11    Non-competition; Non-solicitation.
(a)    Each Seller, each Seller Owner and each Hospitality Subsidiary (collectively, the “Restricted Parties,” and each a “Restricted Party”) agrees that for a period of five years commencing on the Closing Date, such Restricted Party shall not, and shall cause its Affiliates and Subsidiaries not to, whether as a principal, agent, executive, employee, consultant, volunteer or otherwise, directly or indirectly, without the express written approval of Buyer, (i) become involved or otherwise engage in the Business or advise, own an interest in, manage, operate, control, lend money or render financial, technical or other assistance to or participate in, as an officer, executive, employee, partner, equityholder, member, agent, consultant, advisor or other similar capacity, any Competing Business; provided, that such Restricted Party may purchase securities issued by a Competing Business that is a public company, provided that the aggregate ownership of Owner and Owner’s Affiliates in such Competing Business is less than 2% of the outstanding publicly traded shares, (ii) solicit any Person who was during the 12-month period preceding the Closing a customer of the Business for any purposes competitive with the Business (including, without limitation, the license or sale of any technology, data, products or services which are competitive with or substitutes for, the technology, data, products or services offered for sale or under development by Sellers immediately prior to the Closing Date), or (iii) solicit, request, advise or knowingly induce any Person who was during the 12-month period preceding the Closing a customer, vendor (other than legal counsel and accountants), supplier, independent contractor or other business contact of Seller related to the Business or any Purchased Asset, or who is a current or potential (as of the Closing Date) customer, vendor, supplier, independent contractor or other business contact of Sellers related to the Business or any Purchased Asset to cancel, curtail or otherwise adversely change its relationship with Buyer as owner of the Business. Each Restricted Party shall ensure that its activities and the activities of its Affiliates pursuant to and permitted by any other agreement between the parties do not violate the covenants and agreements of such Restricted Party in this Section 6.11.
(b)    Each Restricted Party agrees that for a period of five years commencing on the Closing Date, such Restricted Party shall not, and shall cause its Affiliates and Subsidiaries not to, hire or attempt to hire any Transferred Employee or solicit, induce, recruit or encourage (or attempt to solicit, induce, recruit or encourage) any Transferred Employee to leave or terminate their employment with a Buyer Party or any of its Subsidiaries. Notwithstanding the foregoing, it shall not be a breach of this paragraph for a Restricted Party to (i) solicit (but not hire) Transferred Employees who respond to general advertisements in newspapers and/or other media of general circulation (including advertisements posted on the Internet), job fairs or other similar general solicitation, so long as they are not specifically directed towards such Transferred Employees or (ii) solicit or hire any Transferred Employee whose employment with all Buyer Parties and all of their Subsidiaries has been terminated for at least 18 months.
(c)    Each Restricted Party expressly represents and warrants to the Buyer Parties that it is incurring the obligations of the covenants in this Section 6.11 as an inducement to the Buyer Parties to enter into this Agreement and as an essential element of the Buyer Parties’ agreement to acquire the Purchased Assets and pay the Purchase Price for the Purchased Assets, and the Buyer Parties would not have done so but for the agreement by each Restricted Party to comply with the terms and provisions hereof.
(d)    Each Restricted Party understands and acknowledges that the Buyer Parties have made substantial investments to acquire the Purchased Assets, including business interests, goodwill and confidential information. Each Restricted Party agrees that such investments are worthy of protection, and that the Buyer Parties’ need for the protection afforded by this Section 6.11 is greater than any hardship the Restricted Parties might experience by complying with its terms.
(e)    The Buyer Parties and Restricted Parties agree that the limitations as to time, geographic area and scope of activity to be restrained, as applicable, contained in this Agreement are fair and reasonable and are not greater than necessary to protect the confidential information and/or the goodwill or other legitimate business interests of the Buyer Parties. However, if at any time any of the provisions of this Section 6.11 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Section 6.11 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Seller expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
6.12    Name Change. Within 10 days after the Closing Date, Sellers shall, or shall cause their respective Subsidiaries, as applicable, to, file all documents, records, and notices with, and provide all required information to all applicable Governmental Bodies to effect a change in the name(s) of The Rainmaker Group - Rent Jungle LLC, The Rainmaker Group Real Estate, LLC and The Rainmaker Group Data, LLC (the “Name Change”) from “The Rainmaker Group - Rent Jungle LLC,” “The Rainmaker Group Real Estate, LLC” and “The Rainmaker Group Data, LLC” to names (i) not similar to “The Rainmaker Group - Rent Jungle LLC,” “The Rainmaker Group Real Estate, LLC” and “The Rainmaker Group Data, LLC,” and (ii) that creates no association with the Business or the business of the Business.
6.13    Continued Existence. Each of RGH and RGV covenants that until the three-year anniversary of the Closing Date, such Seller shall not liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). Until the three-year anniversary of the Closing Date, none of RRJ, RGRE or RGD or any Hospitality Subsidiary shall, and each of RGH and RGV shall cause each such entity not to, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or sell all or substantially all of its assets to an unaffiliated third party or cease to be a subsidiary of RGV; provided, however, that the restriction set forth in this sentence shall not apply so long as RGH has and maintains cash on hand or other sources of available funds in the aggregate equal to or greater than $10,000,000 during such three-year period.
6.14    Seller Transaction Expenses. No later than two business days prior to the Closing Date, Sellers shall provide the Buyer Parties with a written instruction letter setting forth, with respect to Sellers’ Indebtedness and all Seller Transaction Expenses or other amounts that Sellers request to be funded out of the Closing Cash Consideration at the Closing in accordance with Section 2.6(a): (i) the identity of each Person that is to be paid with respect thereto, (ii) the amount owed or to be owed to each such Person, and (iii) the bank account and wire transfer information for each such Person.
6.15    Financial Statements.
(a)    Sellers shall, on or before March 15, 2017, deliver to Parent the complete audited financial statements of Sellers’ combined business for the year ended December 31, 2016.
(b)    As promptly as practicable following the date hereof, and in no event later than March 31, 2017, Sellers shall provide to Parent the Audited Carve-Out Financial Statements of the Business for the years ended December 31, 2015 and December 31, 2016.
(c)    Sellers shall promptly commence preparation of, and cooperate with Parent in the preparation of, any document or materials required to satisfy any public filing requirements of Parent arising out of or otherwise relating to the consummation of the transactions contemplated in this Agreement.
6.16    Business Confidential Information.
(a)    The Seller Parties hereby acknowledge that the Buyer Parties or the Business may be irreparably damaged if any Business Confidential Information possessed by any Seller Party were disclosed to or used by any Person engaged in competition with the Buyer Parties or the Business. From and after the date hereof, each Seller Party covenants and agrees that it will not, and will not permit its Affiliates to, and that it will use reasonable efforts to cause its representatives and agents not to, use or disclose any such Business Confidential Information without the prior written consent of Parent, except to attorneys, accountants and authorized representatives of such Seller Party, unless expressly permitted hereunder. If any Seller Party or one or more of its Affiliates is requested or required by any Governmental Entity to disclose any of such Business Confidential Information, then to the extent legally permissible such Seller Party will provide Parent with prompt written notice of such request or requirement. Parent shall then either seek appropriate protective relief from all or part of such request or requirement or waive the applicable Seller Party’s or such Affiliate’s compliance with the provisions of this Section 6.16 with respect to all or part of such request or requirement. Each Seller Party will reasonably cooperate in good faith with Parent in attempting to obtain any reasonable protective relief that Parent chooses to seek. If, after Parent has had a reasonable opportunity to obtain such relief, Parent fails to obtain such relief, then such Seller Party or its Affiliate may disclose only that portion of such Business Confidential Information which its legal counsel advises it is compelled to disclose.
(b)    The obligations of the Buyer Parties pursuant to the Confidentiality Agreement in respect of Business Confidential Information shall terminate as of the Closing.
6.17    Release.
(a)    As of the Closing Date, each Seller Party, on behalf of such Seller Party, and such Seller Party’s successors, assigns, heirs, representatives and agents (collectively, the “Releasing Parties”), hereby, irrevocably and unconditionally, fully and forever does acquit, release, covenant not to sue, discharge and agree to hold harmless Parent, Buyer and their Affiliates, and their respective officers, directors, stockholders, members, managers, employees, agents, attorneys, representatives, predecessors, successors and assigns (collectively, the “Released Parties”), from and against any and all actions, claims, charges, demands, damages, losses, obligations, liabilities, costs, expenses (including attorneys’ fees and court costs), causes of action, debts, contracts, torts, covenants, fiduciary duties, responsibilities, suits and judgments, at law or in equity, of every nature and kind, including claims for breach of contract (including claims arising out of any employment agreement, offer letter, employee benefit plan, stock incentive plan, bonus plan, severance agreement or other agreement), tort, fraud or misrepresentation, violation of any federal, state, or local civil rights laws of any jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, Civil Rights Act of 1991, as amended, and the Americans with Disabilities Act, as amended, based on any protected trait, class or status, as well as any and all claims for discrimination, harassment, retaliation, wrongful discharge, constructive discharge, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel or negligence that the Releasing Parties have, may have had or may have in the future against the Released Parties, whether known or unknown, for all matters relating to, arising out of or in connection with dealings or relationships between the Releasing Parties, including without limitation any employment or business relationship, and the Released Parties from the beginning of time through the date hereof, except as set forth in Section 6.17(b).
(b)    Notwithstanding anything to the contrary, this Section 6.17 does not constitute a release or waiver of any Seller Party’s right to enforce such Seller Party’s rights under this Agreement, the Seller Ancillary Agreements or any other document executed in conjunction herewith.
(c)    The Releasing Parties hereby expressly waive and relinquish all rights and benefits under the applicable section of any Rule (or legal principle of similar effect) in any jurisdiction, which provides that a general release does not extend to claims which such releasor does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the released party, with respect to the releases granted in this Agreement. In this regard, each Releasing Party acknowledges that he, she or it is aware that any of the Releasing Parties or their respective attorneys may hereafter discover claims or facts in addition to or different from those which the Releasing Parties or their respective attorneys now know or believe to exist with respect to the subject matter of the foregoing releases, and it is his, her or its intention hereby to fully, finally and forever settle and release all possible claims purported to be released hereunder that he, she or it may have against the Released Parties. Further, it is expressly understood that notwithstanding the discovery or existence of any such additional or different claims or facts, the release given herein shall be and remain in effect as a full and complete release with respect to all claims released hereunder. The release in this Section 6.17 is for any relief, no matter how denominated, including, but not limited to, injunctive relief, compensation, unpaid wages, back pay, front pay, compensatory damages, or punitive damages. The release in this Section 6.17 may not be changed orally by either party to this Agreement and may only be changed in a writing signed by both parties.
(d)    The invalidity or unenforceability of any provision of this Section 6.17 shall not affect or limit the validity or enforceability of any other provision hereof and if any particular provision of this Section 6.17 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. The invalidity or unenforceability of any provision of this Section 6.17 as to any Releasing Party shall not affect or limit the validity or enforceability of this Section 6.17 to any other Releasing Party.
(e)    Each Releasing Party represents and agrees that (i) he, she or it has been encouraged to consult with an attorney of his, her or its choice, prior to signing this Agreement, concerning his, her or its rights and the release granted in this Section 6.17, (ii) he, she or it has thoroughly discussed all aspects of the release granted in this Section 6.17 and his, her or its rights with his, her or its own attorney or other advisor of his, her or its choice to the full extent he, she or it wanted to do so before signing this Agreement, (iii) he, she or it understands he, she or it is waiving legal rights or claims by signing this Agreement, (iv) he, she or it has carefully read and fully understands this Agreement and the release granted in this Section 6.17, and (v) he, she or it is voluntarily signing this Agreement.
(f)    Each Releasing Party acknowledges that in entering this Agreement and the release contemplated hereby he, she or it has done so freely and voluntarily and with knowledge of all the material facts, and not as a result of any duress, concealment, fraud or undue influence.
(g)    To the extent permitted by applicable law, each Releasing Party covenants, agrees and promises that he, she or it will not file any legal claim or action asserting any such claims and, that if such a claim is brought on such Releasing Party’s behalf or for such Releasing Party’s benefit in or by any court or administrative agency, such Releasing Party hereby waives and agrees not to take any award or money or other damages as a result of such claim. No Releasing Party shall aid or assist any other Person in connection with the pursuit of any claim that could not be brought by such Releasing Party hereunder, except in the case of a court order, a validly issued subpoena or as otherwise permitted by law.
6.18    Post-Closing Collection. Each Seller agrees to hold any cash receipts or proceeds of Purchased Assets that come into its possession or control following the Closing Date in trust for the sole benefit of Buyer and will, as soon as administratively feasible, but in no event more than five business days following receipt, deliver such cash receipts or proceeds to Buyer. Likewise, Buyer agrees to hold any cash receipts or proceeds of the Retained Business that come into its possession or control following the Closing Date in trust for the sole benefit of Sellers and will, as soon as administratively feasible, but in no event more than five business days following receipt, deliver such cash receipts or proceeds to Sellers.
6.19    Bulk Sale Waiver. Buyer and Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) in connection with the transactions contemplated by this Agreement.
6.20    Rainmaker Name. Each of the Seller Parties and the Hospitality Subsidiaries acknowledge that the Parent and its Subsidiaries are acquiring all right, title and interest in and to the “Rainmaker” name in connection with the Business or any products or services provided to any set or subset of the multifamily housing (including conventional, affordable, senior living and student housing), single family housing, short term housing, or vacation rental housing markets (“Buyer Markets”) but expressly excluding for use in connection with the Retained Business), along with any derivatives thereof, together with all goodwill associated therewith and all rights to sue for and receive damages or other relief in respect of any past infringement or other violation of any rights thereto. Buyer Parties acknowledge that Seller Parties own all right, title and interest in and to the “Rainmaker” name, except as it relates to the Buyer Markets. Buyer will not adopt the “Rainmaker” name for use in any manner whatsoever outside of the Buyer Markets. Buyer Parties covenant and agree not to: (i) file or prepare any application for registration of the “Rainmaker” name outside of the Buyer Markets; or (ii) claim, assert, contest or otherwise dispute any rights, title, or interest of Seller Parties to use the “Rainmaker” name outside of the Buyer Markets, including in connection with the Retained Business. Seller Parties covenant and agree not to: (i) file or prepare any application for registration of the “Rainmaker” name within the Buyer Markets; or (ii) claim, assert, contest or otherwise dispute any rights, title, or interest of Buyer Parties to use the “Rainmaker” name in connection with the Buyer Markets.

6.21    Bonus Obligations. Each of the Sellers covenants and agrees that it shall pay, or cause to be paid, all of the bonuses earned by each Transferred Employee with respect to the first fiscal quarter of 2017 within 45 days following March 31, 2017.
6.22    Covenant to Enforce.  At the request of the Buyer Parties, the Seller Parties shall use reasonable best efforts to enforce their respective rights and remedies, for and on behalf of the Buyer Parties (and at the Buyer Parties’ expense), and to the extent relating to the Business, under any employee non-disclosure, confidentiality, non-solicitation, employee noncompetition and assignment of Intellectual Property agreements executed in favor of any Seller that are not Assumed Contracts.

ARTICLE 7
CLOSING CONDITIONS
7.1    Conditions to the Obligations of All Parties.  The obligations of each Party to effect the transactions contemplated in this Agreement are subject to the satisfaction (or waiver in writing if permissible under applicable law), at or prior to the Closing, of the following conditions:
(a)    No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Rule that is in effect on the Closing Date that would, and no action or proceeding by any Governmental Body, or any Person that is not a Seller Party or Buyer Party, shall have been commenced or threatened against any of the Parties hereto or any of the officers or directors of any of them seeking to prohibit, enjoin, restrain or seek damages from the consummation of the transactions contemplated in this Agreement to occur on the Closing Date or otherwise making such transactions illegal.
(b)    (i) All material consents required to be obtained from any Governmental Body shall have been obtained and shall be in full force and effect, and (ii) the applicable waiting period under any applicable Antitrust Laws shall have expired or been terminated.
7.2    Conditions to the Obligations of Buyer.  The obligations of Buyer to effect the transactions contemplated in this Agreement are also subject to the satisfaction (or written waiver by Buyer), at or prior to the Closing, of the following conditions:
(a)    The representations and warranties of Sellers (i) shall have been true and correct in all material respects on the date of this Agreement and (ii) shall be true and correct in all material respects on the Closing Date as if made on the Closing Date, unless in each case a representation or warranty is made as of a specified date (in which case such representation or warranty shall be true and correct in all respects as of such date), and Buyer shall have received a certificate signed on behalf of each Seller by an authorized officer or manager, as applicable, of such Seller to such effect.
(b)    Each Seller shall have performed and complied in all material respects with all covenants contained in this Agreement that are required to be performed or complied with by such Seller on or prior to the Closing, and Buyer shall have received a certificate signed on behalf of each Seller by an authorized officer or manager, as applicable, of such Seller to such effect.
(c)    The Buyer Parties shall have received a copy of all resolutions or consents from the board of directors or manager(s), as applicable, of each Seller Party (except with respect to any Seller Party that is a natural person) authorizing, and consent of those Persons holding at least the minimum number of Seller Interests or other equity interests necessary to authorize, in each case, the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by each such Seller Party, and the consummation of the transactions contemplated herein and therein, accompanied by the certification by an authorized officer or manager, as applicable, of each such Seller Party (i) to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded and (ii) of the incumbency and signature of the Persons executing this Agreement and any Seller Ancillary Agreements on behalf of such Seller Party.
(d)    The Buyer Parties shall have received a fully-executed unanimous written consent from each Buyer Party’s Board of Directors or sole member (as applicable) authorizing the execution and delivery of this Agreement, the Transfer Documents and the Buyer Party Agreements.

(e)    Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing, and Buyer shall have received a certificate signed on behalf of each Seller by an authorized officer or manager, as applicable, of such Seller to such effect.
(f)    Buyer shall have received the executed consents to assignment and evidences of notice to third parties regarding the transactions contemplated herein with respect to each of the Contracts set forth on Schedule 7.2(f), in form and substance satisfactory to Buyer in its sole discretion (the “Required Consents”).
(g)    The applicable Seller and each party to a Contract set forth on Schedule 7.2(g) shall have executed and delivered terminations, amendments or modifications to each such Contract as described on Schedule 7.2(g), in form and substance satisfactory to Buyer in its sole discretion.
(h)    Buyer shall have received evidence reasonably satisfactory to it that each Seller has obtained and paid the premiums associated with the policies of insurance required by Section 6.7, and that all such policies remain in full force and effect.
(i)    Buyer shall have received from the Sellers a release or customary payoff letter in a form reasonably satisfactory to Buyer for any Indebtedness, as well as all applicable UCC-3 Termination Statements for any such Indebtedness subject to a Lien, including, without limitation, for those Contracts listed in Schedule 7.2(i).
(j)    Buyer shall have received from each Key Employee a countersigned Employment Agreement in the form attached hereto as Exhibit A-1. At least 80% of the Business Employees (which 80% shall include each of the Key Employees) shall have accepted (and not subsequently revoked prior to Closing such acceptance of) an offer of employment by Parent or one of its Affiliates and executed Parent’s standard employment documentation in the forms attached hereto as Exhibit A-2 (or, with respect to each Key Employee, such Key Employee’s Employment Agreement).
(k)    Buyer shall have received from each Seller countersigned copies of the Transfer Documents in the forms attached hereto as Exhibit B-1 through B-4.
(l)    Buyer shall have received from Seller a legal opinion of Seller’s counsel in the form attached hereto as Exhibit C.
(m)    Buyer shall have received from each Seller a countersigned copy of the Transition Services Agreement in the form attached hereto as Exhibit E.
(n)    Buyer shall have received the Sublease, in the form attached hereto as Exhibit F, duly executed by RGV, and the consent of Highwoods Realty Limited Partnership, as Landlord, to the Sublease.
(o)    Buyer shall have received (i) from each of the Seller Owners and each of the employees of any of the Sellers that is a record or beneficial owner of limited liability company interests or other equity interests in any of the Sellers (other than Norwest Venture Partners XI, LP and Norwest Venture Partners XII, LP), a countersigned Significant Owner Agreement in the form attached hereto as Exhibit G-1 and (ii) from Norwest Venture Partners XI, LP and Norwest Venture Partners XII, LP, a countersigned Significant Owner Agreement in the form attached hereto as Exhibit G-2.
(p)    Buyer shall have received from the Sellers the Audited Carve-Out Financial Statement of the Business.
(q)    Buyer shall have received a certification by each Seller (or, in the case of a Seller that is a disregarded entity, the owner of such Seller) reasonably satisfactory to Buyer, that such Seller is not a “foreign person” as that term is defined in Section 1445(f)(3) of the Code, which certification shall be made in accordance with Treasury Regulation Section 1.1445-2(b)(2).
(r)    Buyer shall have received from each Seller certificates of good standing from its state of formation and from each other jurisdiction in which it is organized or qualified to do business.
(s)    Buyer shall have received a certificate signed by each Seller Party and Hospitality Subsidiary to the effect that (i) no Intellectual Property or Intellectual Property Right that is a Purchased Asset has been impaired in any material manner and (ii) no source code that is a Purchased Asset has been escrowed or released to, or is subject to a pending request for escrow or release by, any third party as of the Closing Date.

(t)    The Buyer Parties shall have received the License Agreement, duly executed by each Seller and Hospitality Subsidiary, in the form attached hereto as Exhibit H.
7.3    Conditions to the Obligations of the Seller.  The obligations of the Sellers to effect the transactions contemplated herein are also subject to the satisfaction (or written waiver by Sellers), at or prior to the Closing, of the following conditions:
(a)    The representations and warranties of the Buyer Parties (i) shall have been true and correct in all material respects on the date of this Agreement and (ii) shall be true and correct in all material respects on the Closing Date as if made on the Closing Date, unless in each case a representation or warranty is made as of a specified date (in which case such representation or warranty shall be true and correct in all material respects as of such date), and the Sellers shall have received a certificate signed by an authorized officer of Parent and an authorized officer or manager of Buyer to such effect.
(b)    Buyer and Parent shall have performed and complied in all material respects with all covenants contained in this Agreement that are required to be performed or complied with by them on or prior to the Closing, and the Sellers shall have received a certificate signed by an authorized officer of Parent and an authorized officer or manager of Buyer to such effect.
(c)    The Sellers shall have received from Buyer countersigned copies of the Transfer Documents in the forms attached hereto as Exhibit B-1 through B-4.
(d)    The Sellers shall have received from each of Buyer and Parent a countersigned copy of the Transition Services Agreement in the form attached hereto as Exhibit E.
(e)    The Sellers shall have received the Sublease, in the form attached hereto as Exhibit F, duly executed by Buyer.
(f)    The Buyer Parties shall have received a fully-executed unanimous written consent from each Buyer Party’s Board of Directors or sole member (as applicable) authorizing the execution and delivery of this Agreement, the Transfer Documents and the Buyer Party Agreements.
(g)    The Sellers shall have received the License Agreement, duly executed by Buyer, in the form attached hereto as Exhibit H.
7.4    Reliance. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to perform or comply with the covenants of such Party set forth in this Agreement.

ARTICLE 8
TERMINATION
8.1    Termination.  This Agreement may be terminated, and the transactions contemplated herein may be abandoned, at any time prior to the Closing:
(a)    by mutual written consent of the Representative (on behalf of the Sellers and Seller Owners) and Parent (on behalf of itself and the Buyer Parties);
(b)    by either Parent (on behalf of itself and the Buyer Parties) or the Representative (on behalf of the Sellers and Seller Owners) if any Governmental Body of competent jurisdiction shall have issued a final, non-appealable order, decree, judgment, injunction or ruling or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated herein;
(c)    either Parent (on behalf of itself and the Buyer Parties) or the Representative (on behalf of the Sellers and Seller Owners) if the Closing shall not have occurred on or before May 31, 2017 (the “Termination Date”); provided, however, that the Termination Date may be extended for a period not to exceed 90 days by either party by written notice to the other party if the Closing shall not have occurred on or before the Termination Date as a result of the condition set forth in Section 7.1(b)(ii) failing to have been satisfied; provided further, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party if the breach or failure to perform by such Party of its obligations under this Agreement, or the failure to act in good faith, is the principal cause of, or resulted in, the failure of the transactions contemplated herein to be consummated on or before such date;
(d)    by Parent (on behalf of itself and the Buyer Parties) in the event of a material breach or failure to perform by any Seller of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of any Seller shall have become untrue, which situation in either case, (i) would result in a failure of a condition set forth in Section 7.2, and (ii) cannot be cured by the Termination Date; or
(e)    by the Representative (on behalf of the Sellers and Seller Owners) in the event of a material breach or failure to perform by either Buyer Party of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of either Buyer Party shall have become untrue, which situation in either case, (i) would result in a failure of a condition set forth in Section 7.3, and (ii) cannot be cured by the Termination Date.
8.2    Effects of Termination.  In the event of a termination of this Agreement by either Parent (on behalf of itself and the Buyer Parties) or Sellers as provided in Section 8.1, this Agreement shall immediately become null and void, except that this Section 8.2 (Effects of Termination), Article 10 (The Representative), Section 11.3 (Expenses), Section 11.10 (Governing Law) and Section 11.11 (Resolution of Disputes); and all other obligations of the Parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall not relieve any Party for any liability for any breach of this Agreement prior to its termination.

ARTICLE 9
INDEMNIFICATION
9.1    Indemnification.  Subject to the provisions of this Article 9, from and after the Closing, each of the Indemnifying Parties, jointly and severally, shall defend, indemnify and hold harmless the Indemnified Parties from and against any and all Indemnified Losses. The Representative shall act on behalf of the Seller Parties and the Hospitality Subsidiaries, and the Buyer Parties are hereby authorized to rely on determinations or communications by the Representative on behalf of the Seller Parties, in connection with all indemnification matters.
9.2    Defense of Third Party Claims.
(a)    If any third party notifies any Indemnified Party with respect to any matter (a “Third-Party Action”) that may give rise to a claim for indemnification against any Indemnifying Party under this Article 9, then the Indemnified Party shall promptly notify the Representative thereof in writing (the “Third-Party Claim Notice”); provided, that no failure or delay on the part of the Indemnified Party to so notify the Representative shall limit any of the obligations of the Indemnifying Parties under this Article 9, except to the extent that the Indemnifying Parties have been materially prejudiced thereby. The Third-Party Claim Notice shall include a statement setting forth in reasonable detail the nature of the claim and, if ascertainable, the amount of the claim. Except with respect to any Special Claim, the Indemnifying Parties shall have the right (by notifying the Indemnified Party in writing of its intent within 20 days after receipt of the Third-Party Claim Notice) but not the obligation to control the defense of any Third-Party Action, and all reasonable fees and expenses of the Indemnifying Party’s counsel shall be borne by the Indemnifying Parties. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in (but not control) the defense of such action, and the reasonable fees and expenses of such counsel and participation shall be at the Indemnifying Parties’ expense. If the Indemnifying Party assumes the defense of any such Third-Party Action, the Indemnifying Party will select counsel to conduct the defense of such claim or proceeding, will take all steps necessary in the defense or settlement thereof and will at all times diligently and promptly pursue the resolution thereof. If the Third-Party Action is a Special Claim, or if the Indemnifying Party does not assume the defense of such Third-Party Action or proceeding resulting therefrom in accordance with the terms of this Article 9, the Indemnified Party may defend against such claim or proceeding, and shall be reimbursed by the Indemnifying Party for such reasonable costs and expenses, in the manner the Indemnified Party may deem appropriate, including settling such claim or proceeding on such terms as the Indemnified Party may deem appropriate.

(b)    All Parties to this Agreement shall cooperate in the defense or prosecution of such Third Party Action and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection with such Third-Party Action; provided, that no Party shall be required to grant access or furnish information to the extent that such information is subject to an attorney/client or attorney work product privilege; and provided further, that a Party and/or its counsel shall use their commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney/client or attorney work product privilege. Each Party shall act in good faith and in a commercially reasonable manner in addressing any adverse consequences that may result in the basis for an indemnifiable claim.
(c)    If the Indemnifying Party assumed the defense of any claim or proceeding in accordance with this Section 9.2, the Indemnifying Party will be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or proceeding, with the prior written consent of each relevant Indemnified Party (which shall not be unreasonably withheld); provided, however, that the Indemnifying Party will pay or cause to be paid all amounts arising out of such settlement or judgment concurrent with the effectiveness thereof; provided further, that the Indemnifying Party is not authorized to encumber any of the assets of any Indemnified Party or to agree to any restriction that would apply to any Indemnified Party or to its conduct of business; and provided further, that a condition to any such settlement is a complete release of each relevant Indemnified Party and its Affiliates, directors, officers, employees and agents with respect to the claim made, including any reasonably foreseeable collateral consequences thereof.
9.3    Direct Claims.  In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.2, the Indemnified Party will notify the Representative in writing of any Indemnified Losses which such Indemnified Party claims are subject to indemnification under the terms hereof. Such notification must state in reasonable detail, to the extent such information is reasonably available, the nature, amount and circumstances, and be accompanied by any other documentation or information reasonably required by the Indemnifying Party to evaluate the claim. Subject to the limitations set forth in this Article 9, if the Representative does not notify the Indemnified Party in writing within 30 days after receipt of the written notification that the Representative disputes all or any portion of such claim, the amount of such undisputed claim shall be conclusively deemed a liability of the Indemnifying Parties hereunder. In case an objection is made in writing, the Indemnified Party shall have 30 days to respond in a written statement to the objection. If the Indemnified Party so responds, or the time to respond has expired, and there remains a dispute as to any claim, the Indemnified Party and the Representative shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each such claim. If the Indemnified Party and the Representative should so agree, a memorandum setting forth such agreement and the agreed upon dollar amount of liability for such claim of the Indemnifying Parties against whom the claim is made shall be prepared and signed by (or on behalf of) the Parties. If the Parties do not agree, each of the Indemnified Party and the Representative may take such actions and assert such rights, remedies and defenses as may then be available to it under the terms of this Agreement.
9.4    No Circular Recovery.  Representative hereby agrees that it will not, and no Indemnifying Party shall, make any claim for indemnification or advancement of expenses against Parent or Buyer by reason of the fact that such Indemnifying Party was a controlling person, director, officer, manager, member, stockholder, employee, agent or representative of Seller or was serving as such for another Person at the request of Seller (whether such claim is pursuant to any statute, Governing Document, contractual obligation or otherwise) with respect to any claim brought by an Indemnified Party in accordance with this Agreement.
9.5    Release. Effective as of the Closing, the Representative, on behalf of himself and each Indemnifying Party, expressly waives and releases any and all right of subrogation, contribution, advancement, indemnification or other claim against Parent or Buyer other than such rights as are expressly provided in this Agreement.
9.6    Procedures for Claims; Payment of Holdback Cash Consideration.
(a)    Claims. Parent shall be entitled to reduce the Holdback Cash Consideration by the amount necessary to satisfy and pay the amount of any claim with respect to which an Indemnified Party is entitled to indemnification pursuant to this Article 9.

(b)    Distributions. The Holdback Cash Consideration shall be distributed in accordance with the provisions of Section 2.6(c) herein.
9.7    Limits on Liability.
(a)    The Indemnified Parties shall not be entitled to be indemnified for any Indemnified Representation Losses unless and until the aggregate amount of all Indemnified Losses exceeds $1,500,000 (the “Threshold”), and then only to the extent in excess of the Threshold; provided, however, that this Section 9.7(a) shall not apply to (i) Fundamental Claims or (ii) claims in connection with, based upon, resulting from, attributable to, related to, or arising out of fraud, intentional misrepresentation or willful misconduct (although any Losses incurred relating to (i) and (ii) shall count towards the Threshold).
(b)    Notwithstanding anything to the contrary in this Agreement, there shall be no limit on the Indemnifying Parties’ liability for claims in connection with, based upon, resulting from, attributable to, related to, or arising out of (i) Liabilities for any legal proceedings based on facts or circumstances that occurred prior to the Closing, (ii) any Excluded Liability, (iii) the ownership, control or operation of the Purchased Assets or the Business prior to the Closing, (iv) any breach of covenant by any Seller Party, any Hospitality Subsidiary or the Representative, or (v) fraud, intentional misrepresentation or willful breach.
(c)    Any claim by an Indemnified Party shall be limited such that no Indemnified Party shall be entitled to duplicate recovery with respect to any Losses that result from the breach of more than one representation, warranty, covenant or agreement.
(d)    Notwithstanding any provision of this Agreement to the contrary, all references in this Agreement and the Exhibits and Schedules hereto to “material,” “material respects” and “Material Adverse Effect” (and similar materiality qualifications) shall be disregarded for purposes of determining (i) whether there has been a breach or failure of a representation, warranty, covenant or agreement for which an Indemnified Party is entitled to indemnification under this Agreement and (ii) the amount of any Indemnified Loss that is the subject of indemnification hereunder.
9.8    Exclusive Remedy.  Each Party acknowledges and agrees that, should the Closing occur, the indemnification provisions of this Article 9 and the adjustments set forth in Article 2 shall be the sole and exclusive remedies of the Buyer Parties against the Seller Parties with respect to any breach or inaccuracy, or alleged breach or inaccuracy, of any representation, warranty, covenant or other obligation of Seller Parties under this Agreement, except for (i) claims in connection with, based upon, resulting from, attributable to, related to, or arising out of (A) Liabilities for any legal proceedings based on facts or circumstances that occurred prior to the Closing, (B) any Excluded Liability, (C) the ownership, control or operation of the Purchased Assets or the Business prior to the Closing, (D) any breach of covenant by any Seller Party, any Hospitality Subsidiary or Representative, or (E) fraud, intentional misrepresentation or willful breach, and (ii) injunctive relief or specific performance and other equitable remedies.
9.9    Acknowledgement of Representative.  The parties acknowledge and agree that any Indemnified Party may deal directly with the Representative with respect to an indemnification claim and the Indemnifying Parties will be bound by any action or agreement of the Representative made on their behalf.

ARTICLE 10
THE REPRESENTATIVE
10.1    Authorization of the Representative.
(a)    The Representative hereby is appointed, authorized and empowered to act as the sole and exclusive representative, agent, proxy and attorney-in-fact of Sellers, Seller Owners and the Hospitality Subsidiaries, and each of them, in connection with, and to facilitate the consummation of the transactions contemplated in, this Agreement and the other Ancillary Agreements, and in connection with the activities to be performed on behalf of Sellers and Seller Owners under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Article 10, which will include the full power and authority:

(i)    to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated herein and therein as the Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the Ancillary Agreements;
(ii)    as the Representative of Sellers, Seller Owners and the Hospitality Subsidiaries, to enforce and protect the rights and interests of Sellers and Seller Owners and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and each Ancillary Agreement and, in connection therewith, to (A) resolve all questions, disputes, conflicts and controversies concerning (x) the determination of any amounts pursuant to Article 2 and (y ) indemnification claims pursuant to Article 9; (B) employ such agents, consultants and professionals, to delegate authority to its agents, to take such actions and to execute such documents on behalf of Sellers, Seller Owners and the Hospitality Subsidiaries in connection with Article 2 and Article 9 and the Ancillary Agreements as the Representative, in its reasonable discretion, deems to be in the best interest of Sellers and Seller Owners; (C) assert or institute any Claim; (D) investigate, defend, contest or litigate any Claim initiated by any Buyer Party, any Indemnified Party, or any other Person, against the Representative and/or Sellers and Seller Owners, and receive process on behalf of any Seller and Seller Owner in any such Claim and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of both of Sellers and Seller Owners with respect to any such Claim; (E) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (F) settle or compromise any claims asserted under Article 2 or Article 9; (G) assume, on behalf of both of Sellers and Seller Owners, the defense of any claim that is the basis of any claim asserted under Article 2 or Article 9; and (H) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing Claims, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take such any action;
(iii)    to enforce payment of any amounts payable to Sellers and Seller Owners, in each case on behalf of Sellers and Seller Owners, in the name of the Representative;
(iv)    to authorize, if required, the reduction and offset against the Holdback Cash Consideration the full amount of any Indemnified Loss in favor of any Indemnified Party pursuant to Article 9 and also any other amounts to be paid to Parent pursuant to this Agreement;
(v)    to receive and cause to be paid to Sellers in accordance with Article 2 any distributions received by the Representative;
(vi)    to waive or refrain from enforcing any right of Sellers, Seller Owners and the Hospitality Subsidiaries and/or of the Representative arising out of or under or in any manner relating to this Agreement or any Ancillary Agreement; and
(vii)    to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (i) through (vii) above and the transactions contemplated in this Agreement and the Ancillary Agreements.
(b)    The Buyer Parties, the Indemnified Parties, the Seller Parties, the Hospitality Subsidiaries and each of their respective Affiliates will be entitled to rely exclusively upon the communications of the Representative relating to the foregoing as the communications of Sellers, Seller Owners and the Hospitality Subsidiaries. None of such Persons (a) need be concerned with the authority of the Representative to act on behalf of Sellers, Seller Owners or the Hospitality Subsidiaries hereunder, or (b) will be held liable or accountable in any manner for any act or omission of the Representative in such capacity. Any notices delivered to the Representative in connection with Article 9 hereof shall constitute notice to each of Sellers, Seller Owners and the Hospitality Subsidiaries.
(c)    The grant of authority provided for in Section 10.1 (i) is coupled with an interest and is being granted, in part, as an inducement to the Seller Parties and the Buyer Parties to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, Seller Owner or

Hospitality Subsidiary and will be binding on any successor thereto, and (ii) will survive any distribution from the Holdback Cash Consideration.
(d)    In the event that the individual authorized hereunder as a Representative shall die, become incapacitated, resign, or otherwise fail to act on behalf of Sellers, Seller Owners and the Hospitality Subsidiaries for any reason, Tamara Farley shall serve as a replacement and if he refuses to serve or is otherwise unable to serve, the Seller Owners who held immediately prior to the Closing no less than 51% of the issued and outstanding Seller Interests held by all Seller Owners shall promptly appoint a new Representative and notify Parent of the identity of and contact information for such successor.
10.2    Compensation; Exculpation; Indemnity.
(a)    The Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder.
(b)    In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, as between the Representative and Seller Parties, (i) the Representative will not assume any, and will incur no, responsibility whatsoever to Seller Parties by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or any other Ancillary Agreement, unless by the Representative’s gross negligence or willful misconduct, and (ii) the Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice will in no event subject the Representative to liability to any Seller Party unless by the Representative’s gross negligence or willful misconduct.
(c)    Sellers shall indemnify the Representative up to, but not exceeding, an amount equal to the aggregate portion of the cash amounts received by Sellers under Article 2 of this Agreement, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, under an Ancillary Agreement or otherwise, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Representative that arise from the Representative’s gross negligence or willful misconduct, including the willful breach of this Agreement or an Ancillary Agreement. The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled with respect to Sellers apart from the provisions hereof. In the event of any indemnification under this Section 10.2(c), Sellers shall promptly deliver to the Representative full payment of his, her or its ratable share of such indemnification claim.
(d)    All of the indemnities, immunities and powers granted to the Representative under this Agreement will survive the Closing and/or any termination of this Agreement.

ARTICLE 11
MISCELLANEOUS
11.1    Survival of Representations, Warranties, and Covenants. Regardless of any investigation at any time made by or on behalf of any Party hereto or of any information any Party may have in respect thereof, each of the representations and warranties made in this Agreement or any Ancillary Agreement will survive the Closing as provided below, and any claim for indemnification with respect thereto must be brought within the applicable limitations period listed below:
(a)    any claim for indemnification in connection with, based upon, resulting from, attributable to, related to, or arising out of fraud, intentional misrepresentation or willful breach may be made at any time following the Closing Date;
(b)    any claim for indemnification in connection with, based upon, resulting from, attributable to, related to, or arising out of Fundamental Claims may be made at any time following the Closing Date until the six-year anniversary of the Closing Date; and

(c)    all other claims for Indemnified Representation Losses must be brought on or before the three-year anniversary of the Closing Date.
Any covenant or agreement to be performed after the Closing shall survive the Closing. Following the date of termination of a representation or warranty, no claim for indemnification may be made for breach or inaccuracy of such representation or warranty, but no such termination will affect any claim for a breach of a representation or warranty that was asserted in writing pursuant to Article 9 before the date of the termination of such representation or warranty.
11.2    No Wavier Relating to Certain Claims.  The liability of any Party under Article 9 will be in addition to, and not exclusive of, any other liability that such Party may have at law or equity based on fraud, intentional misrepresentation or willful breach. None of the provisions set forth in this Agreement, including the provisions set forth in Article 9, will be deemed a waiver by any Party of any right or remedy which such Party may have at law or equity based on fraud, intentional misrepresentation or willful breach.
11.3    Expenses.  Except as expressly set forth herein otherwise, each Party will bear its own fees and expenses incurred in connection with, relating to or arising out of the evaluation, negotiation, preparation for, and consummation of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants, and any such expenses incurred by the Sellers that have not otherwise been paid or satisfied by Sellers prior to Closing (“Seller Transaction Expenses”) shall be paid by Sellers prior to or at Closing and Sellers shall pay the Seller Transaction Expenses as incurred or when due after Closing; provided, however, that the filing and other fees incurred in connection with filings under the HSR Act or any other Antitrust Laws shall be paid one-half by Sellers and one-half by Parent. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.
11.4    Publicity.  Except for statements made or press releases issued (a) pursuant to the Securities Act or the Exchange Act, and the rules and regulations promulgated thereunder; (b) pursuant to any listing agreement with any national securities exchange or the Nasdaq Stock Market; or (c) as otherwise required by law, none of the Seller Parties, on the one hand, or the Buyer Parties, on the other, will issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated herein without the express prior written approval of Parent and the Representative.
11.5    Notices.
(a)    All notices, demands and other communications permitted or required to be given with respect to this Agreement shall be in writing and shall be given by one of the following methods (all charges prepaid and properly addressed to the addresses set forth in Section 11.5(b)): (i) by personal delivery, in which case the notice, demand or communication will be deemed given upon receipt; (ii) by facsimile or e-mail, in which case the notice, demand or communication will be deemed given upon the date of confirmed receipt; (iii) by prepaid, nationally recognized overnight courier service, in which case the notice, demand or communication will be deemed given one business day after deposit with such overnight courier service; or (iv) by first class U.S. mail (return receipt requested), in which case the notice, demand or communication will be deemed given five business days after being deposited into the U.S. mail.
(b)    All notices, demands and communications sent pursuant to this Section 11.5 must be addressed as follows:
If to Representative or to any Seller Party or Hospitality Subsidiary:
Bruce Barfield
4550 North Point Parkway, Suite 400
Alpharetta, Georgia 30022
Facsimile: (678) 461-8851
Email: bbarfield@letitrain.com
With a copy (which will not itself constitute notice) to:
Krevolin & Horst, LLC

1201 West Peachtree St.
Suite 3250
Atlanta, GA 30309
Attn: Douglas P. Krevolin; Gerardo M. Balboni II
Facsimile: (404) 812-3111
Email: krevolin@khlawfirm.com
gbalboni@khlawfirm.com
With a copy (which will not itself constitute notice) to:

Goodwin Proctor LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attention: William Davisson

If to Buyer or Parent:
RealPage, Inc.
2201 Lakeside Boulevard
Richardson, TX 75082
Attention: Chief Executive Officer
Facsimile: (972) 820-3052
Email: steve.winn@realpage.com
With a copy (which will not itself constitute notice) to:
RealPage, Inc.
2201 Lakeside Boulevard
Richardson, TX 75082
Attention: Chief Legal Officer
Facsimile: (972) 820-3052
Email: david.monk@realpage.com
With a copy (which will not itself constitute notice) to:
Baker Botts L.L.P.
2001 Ross Avenue, Suite 700
Dallas, TX 75201
Attention: Don McDermett; Courtney York
Email: don.mcdermett@bakerbotts.com;
courtney.york@bakerbotts.com
(a)    A Party may change its contact information set forth in Section 11.5(b) by giving notice pursuant to this Section 11.5.
11.6    Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, whether by operation of law or otherwise, without the prior written consent of all other Parties. Any purported assignment without such consent shall be null and void; provided, however, that upon notice to Sellers (or, following the Closing, to the Representative), any of the Buyer Parties may assign or delegate any or all of their rights or obligations under this Agreement to any Affiliate thereof so long as such assignment or delegation does not relieve the assigning or delegating party from its obligations under this Agreement; and provided, further, that the Buyer Parties may assign their respective rights under this Agreement to their lenders as collateral security for their obligations under any of their secured debt financing arrangements.
11.7    Third Party Beneficiaries.  None of the provisions of this Agreement or any document contemplated in this Agreement is intended to grant any right or benefit to any Person that is not a party to this Agreement; provided, that the Indemnified Parties shall be entitled to enforce as third party beneficiaries the indemnification rights set forth in Article 9 as if they were a party hereto.
11.8    Amendments.  Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by all Parties to this Agreement (or, following the Closing, by the Parent and the Representative).
11.9    Waiver.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived only if set forth in a written instrument signed by the Party or Parties to be bound by such waiver (including, if such waiver is after the Closing, the third party beneficiaries set forth in Section 11.7), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.
11.10    Governing Law.  THIS AGREEMENT AND ANY MATTER OR DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE LAWS OR RULES OF THE STATE OF DELAWARE RELATING TO CONFLICT OF LAWS.
11.11    Resolution of Disputes.
(a)    No Party shall institute a proceeding in any court or administrative agency to resolve a dispute between the Parties arising out of or related to this Agreement before that Party has sought to resolve the dispute through direct negotiation with the other Party.
(b)    If the dispute is not resolved within three weeks after a demand for direct negotiation, the Parties shall attempt to resolve the dispute through mediation in Denver, Colorado, administered by the American Arbitration Association under its commercial mediation rules and procedures then in effect.
(c)    If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the Parties to that effect and the aggrieved Party may then seek relief in the state or federal courts located in Denver, Colorado.
(d)    Each Party consents to the exclusive personal and subject matter jurisdiction of the mediation and arbitration proceedings as provided in this Section 11.11 and, as provided in Section 11.11(c), the state and federal courts located in Denver, Colorado, and waives any defense based upon forum non conveniens or lack of personal or subject matter jurisdiction.
(e)    Notwithstanding any other provision of this Agreement, including this Section 11.11, each Party shall have the right to at any time apply to any court of competent jurisdiction for preliminary injunctive relief.
11.12    Severability.  In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added a replacement provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.
11.13    Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
11.14    Construction and Certain Definitions.
(a)    Each Party to this Agreement and its counsel have reviewed and participated in the negotiation and drafting of this Agreement. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or of any amendments, Schedules or Exhibits to this Agreement.
(b)    References to this Agreement are references to this Agreement and to the Schedules and Exhibits to this Agreement.
(c)    References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties thereto from time to time.
(d)    References to Sections and Articles are references to sections and articles of this Agreement.
(e)    References to a party to this Agreement shall include its respective successors and permitted assigns.
(f)    The word “including” shall mean “including without limitation”, unless followed by the word “only.”
(g)    The gender of all words in this Agreement includes the masculine, feminine and neuter, and the number of all words in this Agreement include the singular and plural.
(h)    The phrase “date of this Agreement” and similar terms shall mean the date set forth in the introductory clause of this Agreement.
11.15    Entire Agreement.  This Agreement and the Schedules and Exhibits to this Agreement, together with the Confidentiality Agreement, and the documents and instruments delivered pursuant to this Agreement, constitute the entire contract between the Parties pertaining to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, letters of intent, term sheets and understandings, whether written or oral, between the Parties with respect to such subject matter.
11.16    Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of Sections 6.11 and 11.4 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, (a) the Buyer Parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of Sections 6.11 and 11.4 of this Agreement and to enforce specifically the terms of such Sections 6.11 and 11.4 of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity and (b) the Sellers shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of Section 11.4 of this Agreement by the Buyer Parties and to enforce specifically the terms and provisions of such Section 11.4 of this Agreement.
11.17    Counterparts; Electronic Delivery.  This Agreement may be executed and delivered by facsimile or other electronic means and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Parties has signed this Agreement, or has caused this Agreement to be signed by its duly authorized officer, as of the date first above written.
PARENT:
REALPAGE, INC.

By:    /s/ Stephen T. Winn
Name:    Stephen T. Winn
Title:    Chief Executive Officer
BUYER:
RP NEWCO XX LLC
By: RealPage, Inc., its sole member

By:    /s/ Steven T. Winn
Name:    Stephen T. Winn
Title:    Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

SELLERS:
THE RAINMAKER GROUP HOLDINGS, INC.

By:    /s/ Bruce A. Barfield
Name:     Bruce A. Barfield
Title:    President

THE RAINMAKER GROUP VENTURES, LLC

By:    /s/ Bruce A. Barfield
Name:     Bruce A. Barfield
Title:    Chief Executive Officer

THE RAINMAKER GROUP REAL ESTATE, LLC

By: The Rainmaker Group Holdings, Inc., its Manager
By:    /s/ Bruce A. Barfield
Name:    Bruce A. Barfield
Title:    President

THE RAINMAKER GROUP - RENT JUNGLE LLC

By: The Rainmaker Group Holdings, Inc., its Manager
By:    /s/ Bruce A. Barfield
Name:    Bruce A. Barfield
Title:    President

THE RAINMAKER GROUP DATA, LLC

By The Rainmaker Group Holdings, Inc., its Manager
By:    /s/ Bruce A. Barfield
Name:    Bruce A. Barfield
Title:    President

[Signature Page to Asset Purchase Agreement]

SELLER OWNERS:

__/s/ Bruce Barfield__________________________
Bruce Barfield

__/s/ Tamara Farley___________________________
Tamara Farley

THE BRUCE ALLEN BARFIELD TRUST, dated as of December 27, 2011

By:    /s/ Douglas P. Krevolin
Name: Douglas P. Krevolin
Title: Trustee

THE TAMARA TANNER FARLEY TRUST, dated as of December 27, 2011

By:    /s/ Douglas P. Krevolin
Name: Douglas P. Krevolin
Title: Trustee

__/s/ John C. Alexander_______________________
John C. Alexander

REPRESENTATIVE:

By: _/s/ Bruce Barfield___________________________
Bruce Barfield, in his capacity as
Representative

[Signature Page to Asset Purchase Agreement]

HOSPITALITY SUBSIDIARIES:
THE RAINMAKER GROUP LAS VEGAS, LLC

By: The Rainmaker Group Holdings, Inc., its Manager
By:    /s/ Bruce A. Barfield
Name:    Bruce A. Barfield
Title:    President

THE RAINMAKER GROUP REVCASTER, LLC

By: The Rainmaker Group Holdings, Inc., its Manager
By:    /s/ Bruce A. Barfield
Name:    Bruce A. Barfield
Title:    President

RAINMAKER GROUP ASIA PACIFIC, PTE. LTD.

By:    /s/ Bruce A. Barfield
Name:    Bruce A. Barfield
Title:    Director

By:    /s/ Tamara T. Farley
Name:    Tamara T. Farley
Title:     Director

[Signature Page to Asset Purchase Agreement]

ANNEX I
DEFINITIONS
“Acquisition Proposal” shall have the meaning set forth in Section 6.9.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
“Agreement” shall have the meaning set forth in the Introduction.
“Allocation” shall have the meaning set forth in Section 2.8(a).
“Ancillary Agreements” shall mean any agreements executed in connection with the Closing to which any Party is a party, including the Seller Owner Ancillary Agreements, the Seller Ancillary Agreements and the Buyer Party Agreements, the Disclosure Schedule, and each other agreement, document, certificate and instrument required to be executed in accordance herewith.
“Annual Financial Statements” shall have the meaning set forth in Section 4.5(a).
“Antitrust Laws” shall mean, collectively, (a) the HSR Act; (b) the Sherman Antitrust Act of 1890, as amended; (c) the Clayton Act of 1914, as amended; (d) the Federal Trade Commission Act of 1914, as amended; and (e) any other applicable law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
“Arbitrator” shall have the meaning set forth in Section 2.7(c)(ii).
“Assumed Contracts” shall have the meaning set forth in Section 2.1(a).
“Assumed Liabilities” shall have the meaning set forth in Section 2.3.
“Audited Carve-Out Financial Statements of the Business” shall mean the balance sheet of the Business as of December 31, 2015 and December 31, 2016, the related income statement of the Business for the fiscal years then ended, the related statement of cash flow of the Business for the fiscal years then ended, the related statement of Equity of the Business for the fiscal years then ended and the related notes to the financial statements of the Business for the fiscal years then ended.
“BB” shall have the meaning set forth in the Introduction.
“BB Trust” shall have the meaning set forth in the Introduction.
“Books and Records” shall have the meaning set forth in Section 6.6(a).
“Brokers’ and Finders’ Fees Liabilities” means any Liabilities related to a breach of Section 4.6 or any matter disclosed in a Schedule qualifying that Section.
“Business” shall have the meaning set forth in the Recitals.
“Business Confidential Information” means all proprietary or confidential information of any type, kind or character to the extent used or held for use in the Business, including the terms of this Agreement and all attachments hereto.
“Business Employee” and “Business Employees” shall have the meaning set forth in Section 4.20(b).
“Business Intellectual Property” shall have the meaning set forth in Section 4.14(a)(i).
“Business Registered Intellectual Property” shall have the meaning set forth in Section 4.14(a)(ii).
“Buyer” shall have the meaning set forth in the Introduction.
“Buyer Markets” shall have the meaning set forth in Section 6.20.
“Buyer Party Agreements” shall have the meaning set forth in Section 5.2.
“Buyer Party and Buyer Parties” shall have the meaning set forth in the Introduction.
“Carve-Out Adjustment Amount” shall have the meaning set forth in Section 2.6(a)(iv).

“Claims” shall have the meaning set forth in Section 4.14(i).
“Clawback” shall have the meaning set forth in Section 6.2(b).
“Closing” shall have the meaning set forth in Section 2.8(b).
“Closing Adjustment Amount” shall have the meaning set forth in Section 2.7.
“Closing Cash Consideration” shall have the meaning set forth in Section 2.5(a).
“Closing Date” shall have the meaning set forth in Section 2.8(b).
“Closing Working Capital Statement” shall have the meaning set forth in Section 2.7(b).
“COBRA” shall have the meaning set forth in Section 6.4(b).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Competing Business” means any business that competes (directly or indirectly) with, or is substantially similar to, the Business (as such Business was operated on or before the Closing Date), or that provides to any set or subset of the multifamily housing, single family housing, short term housing, or vacation rental housing markets any products or services that perform pricing or revenue management functions, or that otherwise are the same as, similar to, or alternatives for, those products and services provided by the Business.
“Competitor Technology” shall have the meaning set forth in Section 4.29(a).
“Compliance Liabilities” means any matters or Liabilities related to a breach of Section 4.16 or Section 4.20 or any matters disclosed in Section 4.16 or Section 4.20 of the Disclosure Schedule.
“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of June 28, 2016, by and between Parent and Seller.
“Consents” shall have the meaning set forth in Section 4.3.
“Contract” means any agreement, contract, terms of or conditions to use, obligation, promise, undertaking, lease, note, bond, mortgage, indenture, license, or purchase order (in each case, whether written or oral) that is or is purported to be legally binding, including any and all amendments and other modifications thereto.
“Copyleft Public Software” has the meaning set forth in Section 4.14(x).
“Copyrights” shall have the meaning set forth in Section 4.14(a)(iii).
“Customer” shall have the meaning set forth in Section 4.25.
“Customer Contract” shall have the meaning set forth in Section 4.25.
“Data” shall have the meaning set forth in Section 4.14(a).
“Disclosure Schedule” means the schedule delivered by Seller to the Buyer Parties concurrently with the execution and delivery of this Agreement, setting forth certain disclosure information to the Seller’s representations and warranties contained in Article 4.
“Domain Names” shall have the meaning set forth in Section 4.14(a)(iii).
“Employee Benefit Plan” means the following, whether written or oral and regardless of whether voluntarily sponsored or mandatorily sponsored pursuant to the applicable laws of any Governmental Body: (a) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (c) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan; (d) any Employee Welfare Benefit Plan or fringe benefit plan or program; (e) any profit sharing, bonus, stock option, stock purchase, consulting, employment, severance or incentive plan, agreement or arrangement; (f) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave; and (g) each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described previously in this definition.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA and specifically includes, but is not limited to, any plan operated pursuant to the laws of any Governmental Body other than the United States.
“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA and specifically includes, but is not limited to, any plan operated pursuant to the laws of any Governmental Body other than the United States.
“Employment Agreement” means an employment agreement, in the form attached hereto as Exhibit A-1, between the Parent and each Key Employee.

“Environmental Claim” means any written complaint, notice, claim, demand, action, suit or judicial, administrative or arbitration proceeding asserting liability or potential liability (including liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from: (i) the presence, discharge, emission, release or threatened release of a Hazardous Material, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, (iii) the exposure of any person to a Hazardous Material, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.
“Environmental Laws” shall mean any applicable federal, state, territorial, provincial, foreign or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to land use, air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial, foreign or local) relating to emissions, discharges, releases or threatened releases of any Hazardous Material, including medical, chemical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property, structures, or the environment or otherwise relating to or regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any Hazardous Material, including CERCLA, the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), and OSHA (29 U.S.C. 651 et seq.), as such laws have been amended and are in effect as of the date hereof, and any analogous or similar federal or state or local laws, statutes and regulations promulgated thereunder as are in effect as of the date hereof.
“Environmental Permits” means any Governmental Permit under or issued pursuant to any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any subsidiary or other entity that would be considered a single employer with the Seller or a subsidiary within the meaning of Section 414 of the Code.
“Estimated Working Capital” and “Estimated Working Capital Certificate” shall have the meaning set forth in Section 2.7(a).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Assets” shall have the meaning set forth in Section 2.2.
“Excluded Contracts” shall have the meaning set forth in Section 2.2(g).
“Excluded Liabilities” shall have the meaning set forth in Section 2.4.
“Final Allocation” shall have the meaning set forth in Section 2.8(a).
“Final Working Capital” shall have the meaning set forth in Section 2.7(b).
“Financial Statements” shall have the meaning set forth in Section 4.5(a).
“Foreign Export and Import Laws” means the laws and regulations of a foreign government regulating exports, imports or re-exports to or from the foreign country, including the export or re-export of any goods, services or technical data.

“Fundamental Claims” means claims for breaches or inaccuracies of any Fundamental Representations.
“Fundamental Representations” shall mean those representations and warranties of the Seller Parties contained in Section 3.1 (Authority as a Seller Owner), Section 3.2 (Seller Interest Ownership), Section 4.1 (Organization and Good Standing; Governing Documents; Authority), Section 4.2 (No Conflict or Breach), Section 4.3 (Consents and Approvals), Section 4.4 (Capital Structure), Section 4.6 (Brokers), Section 4.7 (Taxes), Section 4.8 (Title to Purchased Assets; Liens), Section 4.14 (Intellectual Property) and Section 4.25 (Related Party Transactions).
“GAAP” shall mean generally accepted accounting principles in the United States.
“Governing Documents” shall mean, with respect to any entity, its certificate or articles of incorporation and corporate bylaws (in the case of a corporation); its articles of organization and operating agreement (in the case of a limited liability company); or comparable documents if the entity’s form of legal organization is other than a corporation or limited liability company.
“Governmental Body” shall mean any federal, state, local, municipal, foreign, or other government; or governmental or quasi-governmental authority of any nature (including any legislature, commission, regulatory or administrative authority, governmental agency, bureau, branch, department, official, commission or entity and any court, arbiter or other tribunal).
“Governmental Permits” shall have the meaning set forth in Section 4.17(a).
“Hazardous Material” shall mean (i) any hazardous waste, hazardous substance, toxic pollutant, hazardous air pollutant or hazardous chemical (as any of such terms may be defined under, or for the purpose of, any Environmental Law); (ii) asbestos; (iii) polychlorinated biphenyls; (iv) petroleum or petroleum products; (v) underground storage tanks, whether empty, filled or partially filled with any substance; (vi) any substance the presence of which on the property in question is prohibited under any Environmental Law; (vi) any material regulated, listed, referred to, limited or prohibited as a danger to health or the environment or under any Environmental Law; or (viii) any other substance that under any Environmental Law requires special handling or notification of or reporting to any Governmental Body in its generation, use, handling, collection, treatment, storage, recycling, treatment, transportation, recovery, removal, discharge or disposal.
“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended, including any regulations and other official government guidance promulgated thereunder.
“Hire Date” shall have the meaning set forth in Section 6.4(a).
“HITECH Act” shall mean the Health Information Technology for Economic and Clinical Health Act, as amended, including any regulations and other official government guidance promulgated thereunder.
“Holdback Cash Consideration” shall have the meaning set forth in Section 2.5(b).
“Hospitality Subsidiaries” means each of The Rainmaker Group Las Vegas, LLC, The Rainmaker Group Revcaster, LLC and Rainmaker Group Asia Pacific, Pte. Ltd.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
“Incorporated Software” shall have the meaning set forth in Section 4.14(x).
“Indebtedness” means, with respect to Seller, (i) any indebtedness for borrowed money (including the principal amount thereof, any accrued interest thereon and any prepayment premiums or termination fees with respect thereto), whether short term or long term, (ii) any indebtedness arising under capitalized leases, conditional sales contracts or other similar title retention instruments, whether short term or long term, (iii) all liabilities secured by any Lien on any property owned by Seller, (iv) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement, (v) all indebtedness for the deferred purchase price of property or services, (vi) any indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (vii) all Liabilities under any letters of credit, (viii) all interest, fees or other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vii), and (ix) all indebtedness referred to in the foregoing clauses (i) through (viii) which is directly or indirectly guaranteed by Seller or any of its Subsidiaries or that is secured by the assets or properties of Seller or any of its Subsidiaries.

“Indemnified Losses” means (a) all Indemnified Representation Losses; and (b) all damages, losses, claims, liabilities, obligations, demands, Taxes, charges, suits, judgments, penalties, fines, awards, settlements, fees, costs, and expenses (including court costs, attorneys’ fees and costs and other expenses incurred, sustained, suffered, paid or properly accrued (in accordance with GAAP consistently applied) in investigating, defending against, prosecuting and preparing for, or otherwise in connection with, any litigation, claim, demand or proceeding or threatened litigation, claim, demand or proceeding) in connection with, based upon, resulting from, attributable to, related to, or arising out of (i) any violation, breach or default by any Seller Party, Hospitality Subsidiary or the Representative under this Agreement or any Ancillary Agreement, or failure by any of them to comply with, perform or observe, or to have complied with, performed or observed, any covenant, agreement, obligation or condition to be complied with, performed or observed by any of them pursuant to, this Agreement or any Ancillary Agreement; (ii)  any action by any Seller Party’s Board of Directors, members or managers that are not reflected in the minute book made available to Buyer by Sellers; (iii) claims that any Seller Party has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person or that Buyer, in the operation of the Business after the Closing, has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person by operating the Business or the Purchased Assets in a manner not materially different than the same were operated by Sellers prior to the Closing (collectively, the “IP Matters”), but for purposes of clarification, this clause (iii) and term “IP Matters” are not intended to include claims for infringement, misappropriation or other violations of the Intellectual Property Rights of any Person beginning after the Closing caused by a change in the manner in which the Buyer Parties operate the Business or the Purchased Assets; (iv) any Seller Transaction Expenses that are not paid or satisfied as of the Closing Date;  (v) the ownership, control or operation of the Purchased Assets or the Business prior to the Closing; or (vi) any Excluded Liability (including all Litigation Obligations, Compliance Liabilities, Intellectual Property Liabilities, Pre-Closing Environmental Liabilities and Seller Transaction Expenses).
“Indemnified Party” and “Indemnified Parties” means each of the Buyer Parties, each manager, officer, director, employee, consultant, stockholder, and Affiliate of each of the Buyer Parties, and each member of an ERISA Group in which any of the Buyer Parties is a member, and all of the foregoing collectively.
“Indemnified Representation Losses” means any and all damages, losses, claims, liabilities, obligations, demands, Taxes, charges, suits, judgments, penalties, fines, awards, settlements, fees, costs, and expenses (including court costs, attorneys’ fees and costs and other expenses incurred, sustained, suffered, paid or properly accrued (in accordance with GAAP consistently applied) in investigating, defending against, prosecuting and preparing for, or otherwise in connection with, any litigation, claim, demand or proceeding or threatened litigation, claim, demand or proceeding) in connection with, based upon, resulting from, attributable to, related to, or arising out of any breach or inaccuracy by any Seller Party or any Hospitality Subsidiary of any of its, his or her representations or warranties under this Agreement or any of the Ancillary Agreements, the Disclosure Schedule, or any of the certificates described in Section 7.2.
“Indemnifying Party” and “Indemnifying Parties” means the Seller Parties, and all of them collectively.
“Intellectual Property Liabilities” means any Liabilities related to a breach of Section 4.14 or any matters disclosed in Section 4.14 of the Disclosure Schedule.
“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a)(iii).
“IRS” shall mean the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury and, to the extent relevant, the counterpart agencies of other countries.
“JA” shall have the meaning set forth in the Introduction.
“Key Employee” and “Key Employees” shall have the meanings set forth in Section 4.20(a).
“Leased Real Property” shall have the meaning set forth in Section 4.9(b)(i).
“Liabilities” shall mean any liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liabilities for Taxes.
“License Agreement” shall mean the License Agreement to be entered into by and among the Sellers, the Hospitality Parties and the Buyer Parties as of the Closing, in the form attached hereto as Exhibit H.
“Lien Instrument” shall have the meaning set forth in Section 4.8(a).

“Liens” means any charge, lien, mortgage, deed of trust, pledge, security interest, charge, option, right of first refusal, easement, servitude, community property interest, conditional sale or other title retention agreement, restrictive covenant, encroachment, encumbrance, claim, restriction, title defect or limitation, hypothecation, or other similar restriction, or any agreement to provide any of the foregoing.
“Litigation Obligations” means any matters or Liabilities related to a breach of Section 4.14(a) or any matters disclosed in Section 4.14(a) of the Disclosure Schedule.
“Mask Works” shall have the meaning set forth in Section 4.14(a)(iii).
“Material Adverse Change” or “Material Adverse Effect” when used with respect to Sellers or the Business means any result, occurrence, fact, change, event or effect (whether or not foreseeable or known as of the Effective Date) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or could reasonably be expected to be (regardless of whether such result, occurrence, fact, change, event or effect has, during the period or at any time in question, manifested itself in Sellers’ historical consolidated financial statements) materially adverse to the business, operations, assets, financial condition, results of operations, prospects, or capitalization of the Sellers or the Business or the ability of Sellers to consummate the transaction contemplated in this Agreement, any Seller Owner Ancillary Agreement, any Ancillary Agreement or any Transfer Document; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute or contribute to a Material Adverse Change or Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Change or Material Adverse Effect has occurred: (i) any change in U.S. economic, political or business conditions or financial, credit, debt or securities market conditions generally, including changes in interest rates, unless such change has a disproportionate effect on the Business, the Sellers, or the industry in which they operate; or (ii) any change resulting or arising from acts of war (whether or not declared), hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis.
“Material Customer” shall have the meaning set forth in Section 4.25.
“Material Supplier” shall have the meaning set forth in Section 4.25.
“Material Supplier Contract” shall have the meaning set forth in Section 4.25.
“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
“Name Change” shall have the meaning set forth in Section 6.12.
“Offers” shall have the meaning set forth in Section 6.4(a).
“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by, or settlement under the jurisdiction of, any Governmental Body.
“Parent” shall have the meaning set forth in the Introduction.
“Party” shall mean a signatory to this Agreement and shall be referred to collectively as the “Parties.”
“Patents” shall have the meaning set forth in Section 4.14(a)(iii).

“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.
“Personal Information” shall mean (i) any information that alone or in combination with other information held by Seller in proximity to such information can be used to specifically identify a natural person; (ii) information (other than name separated from any other information) from credit or debit cards of any Person; any protected health information as that term is defined under HIPAA or (iv) any protected health information as that term is defined under the HITECH Act.
“Post-Closing Tax Incentive” shall have the meaning set forth in Section 6.2(b).
“Post-Closing Tax Period” shall have the meaning set forth in Section 6.2(c).

“Pre-Closing Environmental Liabilities” means all Environmental Claims or Liabilities now or hereafter asserted against, resulting to, imposed on or incurred by any Person related to, in connection with or arising from: (i) any actual or alleged release, threatened release or presence of any Hazardous Material prior to the Closing on or from or affecting any of the Leased Real Property, any of the Purchased Assets or the Business; (ii) any actual or alleged violation of any Environmental Law prior to the Closing relating to, arising out of or in connection with Seller’s use of the Leased Real Property, the Business or any of the Purchased Assets; and (iii) any Environmental Claim made by any Person relating to, arising out of or in connection with (A) the Seller’s use of the Leased Real Property, the Business or any of the Purchased Assets prior to the Closing, (B) any act or omission of Seller or any of its Affiliates, or the officers, directors, agents, employees, contractors or representatives of Seller, or its Affiliates prior to the Closing, or (C) any condition of the Leased Real Property caused by Seller that existed prior to the Closing, (iv) indemnities or other contractual undertakings entered into by Seller prior to the Closing and whether or not included in the Assumed Contracts and whether or not such indemnities or other contractual undertakings are performed prior to or after the Closing, (v) the presence prior to or at the Closing of any Hazardous Material on, in, about, or under, any Purchased Asset or any Leased Real Property, or the soil, groundwater, surface water, ambient air, or building elements thereof, (vi) the conduct of the Business prior to the Closing or (vii) any actual or alleged violation of any Environmental Law prior to the Closing.
“Pre-Closing Tax Incentive” shall have the meaning set forth in Section 6.2(b).
“Pre-Closing Tax Period” shall have the meaning set forth in Section 2.4(g).
“Property Tax Filing Party” shall have the meaning set forth in Section 6.2(d).
“PTO” shall have the meaning set forth in Section 4.14(b).
“Public Software” shall have the meaning set forth in Section 4.14(x).
“Purchase Price” shall have the meaning set forth in Section 2.5.
“Purchased Assets” shall have the meaning set forth in Section 2.1.
“Real Property Leases” shall have the meaning set forth in Section 4.9(b).
“Receivables” shall have the meaning set forth in Section 4.13.
“Registered Intellectual Property” shall have the meaning set forth in Section 4.14(a)(iv).
“Related Party” means (i) any Seller Party; (ii) any manager, member, partner, shareholder, equityholder, director, or officer of any Seller Party, (iii) any family member of the individuals described in clauses (i) and (ii), and (iv) any Affiliate of any Seller Party.
“Release Date” shall have the meaning set forth in Section 2.6(c)(i).
“Released Party” shall have the meaning set forth in Section 6.17(a).
“Releasing Party” shall have the meaning set forth in Section 6.17(a).
“Representative” shall have the meaning set forth in the Introduction, and shall include any successor representative appointed in accordance herewith.
“Required Consents” shall have the meaning set forth in Section 7.2(f).
“Restricted Party” shall have the meaning set forth in Section 6.11(a).
“Retained Business” shall have the meaning set forth in the Recitals.
“RGD” shall have the meaning set forth in the Introduction.
“RGH” shall have the meaning set forth in the Introduction.
“RGRE” shall have the meaning set forth in the Introduction.
“RGV” shall have the meaning set forth in the Introduction.
“RRJ” shall have the meaning set forth in the Introduction.
“Rules” shall have the meaning set forth in Section 4.16(a).

“Section 1060 Forms” shall have the meaning set forth in Section 2.8(a).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller(s)” shall have the meaning set forth in the Introduction. Except where the context otherwise requires, “Seller” shall include any Subsidiary of Seller.
“Seller Ancillary Agreements” shall have the meaning set forth in Section 4.1.
“Seller Benefit Plans” shall have the meaning set forth in Section 4.22(a).
“Seller Interests” shall have the meaning set forth in Section 3.2.
“Seller Owner(s)”shall have the meaning set forth in the Introduction.
“Seller Owner Ancillary Agreements” shall have the meaning set forth in Section 3.1 and shall include any agreements executed in connection with the Closing to which a Seller Owner is a party.
“Seller Party” and “Seller Parties” shall have the meanings set forth in the Introduction.
“Seller Party Obligations” shall have the meaning set forth in Section 2.6(c).
“Seller Products” shall have the meaning set forth in Section 4.14(x).
“Seller Transaction Expenses” shall have the meaning set forth in Section 11.3.
“Significant Owner Agreement” shall mean each Significant Owner Agreement to be entered into by and between the Parent and each of the Persons listed in Section 7.2(o) as of the Closing, in the form attached hereto as Exhibit G.
“Special Claim” shall mean any Third-Party Action that (i) involves any possibility of criminal liability or any action by any Governmental Entity, (ii) seeks injunctive relief, specific performance or other equitable relief against an Indemnified Party, (iii) involves Taxes, (iv) involves Intellectual Property, (v) involves any matter that could have a material precedential effect on an Indemnified Party, or (vi) involves any customer of Parent, Buyer or their Subsidiaries.
“Specific Items” shall have the meaning set forth in Section 2.8(a).
“Specified Competitor” shall have the meaning set forth in Section 4.29(a).
“Standard Customer Contract” includes the forms of Contracts attached hereto as Exhibits D-1 through D-5.
“Straddle Period” shall have the meaning set forth in Section 6.2(d).
“Sublease” shall mean the Sublease to be entered into by and between RGV and the Buyer as of the Closing, in the form attached hereto as Exhibit F
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Support Documentation” shall have the meaning set forth in Section 2.7(b).
“Tail” shall have the meaning set forth in Section 6.7(b).
“Tangible Personal Property” shall have the meaning set forth in Section 4.10.
“Target Working Capital” shall have the meaning set forth in Section 2.7(a).

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, margin, escheat or unclaimed property, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other taxes, duties, levies or other similar governmental charges or assessments or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any liability in respect of any items described in clause (i) above by reason of (a) being a transferee or successor or by having been a member of a combined, affiliated, unitary, consolidated or similar group or otherwise by operation of law, or (b) by contract or otherwise.
“Tax Incentive” shall have the meaning set forth in Section 4.7.
“Tax Return” shall mean any return (including but not limited to any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.
“Technology” shall have the meaning set forth in Section 4.14(a)(v).
“Termination Date” shall have the meaning set forth in Section 8.1(b).
“TF” shall have the meaning set forth in the Introduction.
“TF Trust” shall have the meaning set forth in the Introduction.
“Third Party Action” shall have the meaning set forth in Section 9.2(a).
“Third Party Claim Notice” shall have the meaning set forth in Section 9.2(a).
“Threshold” shall have the meaning set forth in Section 9.7(a).
“Trademarks” shall have the meaning set forth in Section 4.14(a)(iii).
“Trade Secrets” shall have the meaning set forth in Section 4.14(a)(iii).
“Transfer Documents” shall have the meaning set forth in Section 2.8(d).
“Transfer Taxes” shall have the meaning set forth in Section 6.2(a).
“Transfer Tax Filing Party” shall have the meaning set forth in Section 6.2(a).
“Transferred Employee” and “Transferred Employees” shall have the meaning set forth in Section 6.4(a).
“Transition Service Agreement” shall mean the Transition Services Agreement to be entered into by and among the Sellers and the Buyer Parties as of the Closing, in the form attached hereto as Exhibit E.
“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.
“Unaudited Carve-Out Financial Statements of the Business” shall have the meaning set forth in Section 4.5(b).
“Unaudited Financial Statements” shall have the meaning set forth in Section 4.5(a).
“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120‑130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401‑2420), the Export Administration Regulations (EAR) (15 CFR 730‑774), the Foreign Assets Control Regulations (31 CFR Parts 500‑598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1‑199) and all other U.S. laws and regulations regulating exports, imports or re‑exports to or from the United States, including the export or re‑export of goods, services or technical data from the United States of America.
“Virus” shall have the meaning set forth in Section 4.14(z).

“WARN” shall have the meaning set forth in Section 4.20(e).
“Working Capital” shall mean the current assets of the Sellers (excluding cash), which are included in the Purchased Assets, minus the Assumed Liabilities, as determined in accordance with GAAP and the methodology described on Schedule 2.7 and in the manner consistent with Sellers’ accounting methods, assumptions and practices, to the extent consistent with GAAP. For the avoidance of doubt, the calculation of Working Capital shall exclude all assets and liabilities relating to the 2017 User Conference.
“Working Capital Objection Notice” shall have the meaning set forth in Section 2.7(c)(i).
“Working Capital Shortfall” shall have the meaning set forth in Section 2.7(d).